As filed with the Securities and Exchange Commission on July 22, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INDEPENDENT BANK GROUP, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	13-4219346
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Mr. David R. Brooks

Chairman and Chief Executive Officer

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Joseph A. Hoffman, Esq. Dudley Murrey, Esq. Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 (214) 659-4593	Mark Haynie, Esq. Haynie Rake Repass & Lowry, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 (972) 716-1855	T. Alan Harris, Esq. Harris Law Firm PC 600 Congress Avenue, Suite 200 Austin, Texas 78701 (512) 732-7377

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	635,921	$19.07	$10,526,506.51	$1,355.82

(1)	Represented the estimated maximum number of shares of Registrant common stock that would be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) and (f)(3) under the Securities Act by multiplying the book value of Houston City Bancshares, Inc. common stock of $49.51 per share as of June 30, 2014, by the maximum number of shares of Houston City Bancshares, Inc. common stock to be acquired by the registrant in the merger described herein, minus the cash portion of the merger consideration to be paid by the registrant to the holder of shares of Houston City Bancshares, Inc. common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Independent may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2014

HOUSTON CITY BANCSHARES, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of Houston City Bancshares, Inc., or Houston City Bancshares, to be held on September 10, 2014, at 2:00 p.m., Central Time, at the offices of Houston Community Bank, 11390 Veterans Memorial Drive, Houston, Texas 77067. At this important special meeting, you will be asked to consider and vote on the approval of a reorganization agreement and related agreement and plan of merger, which provide for the acquisition of Houston City Bancshares by Independent Bank Group, Inc., or Independent, through certain merger transactions. You may also be asked to adjourn the special meeting to a later date or dates, if the board of directors of Houston City Bancshares determines such and adjournment is necessary.

Under the terms of the reorganization agreement, Houston City Bancshares shareholders would receive $86.96 per share for each outstanding share of Houston City Bancshares common stock that they own, subject to a potential downward adjustment based upon the tangible book value of Houston City Bancshares on the closing date, with 35% of the consideration payable in cash and 65% of the consideration payable in shares of Independent common stock. The exchange ratio would be set three days prior to the closing utilizing the volume-weighted average share price of Independent common stock over a ten day trading period. The amount of total consideration to be paid by Independent is valued at approximately $48 million.

Independent’s common stock is listed on the NASDAQ Stock Market, Inc. Global Select Market System, or NASDAQ Global Select Market, under the symbol “IBTX.” The closing price of Independent’s common stock on July 17, 2014, was $49.61 per share. Based on the closing price of Independent common stock on July 17, 2014, of $49.61, upon completion of the merger, shareholders of Houston City Bancshares would receive approximately 1.1393 shares of Independent common stock plus $30.44 in cash for each share of Houston City Bancshares common stock that they own.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Houston City Bancshares. We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of two-thirds of the outstanding shares of Houston City Bancshares common stock outstanding on                     , 2014, the record date for the special meeting, approve the reorganization agreement. The board of directors of Houston City Bancshares unanimously supports the merger and recommends that you vote in favor of the reorganization agreement and the related agreement and plan of merger.

The accompanying proxy statement/prospectus contains a more complete description of the special meeting and the terms of the reorganization agreement and the acquisition of Houston City Bancshares. In addition to being a proxy statement of Houston City Bancshares, this document is the prospectus of Independent for the shares of its common stock that will be issued in connection with the transaction. We urge you to review this entire document carefully, including the considerations discussed under “Risk Factors” beginning on page 28, and the appendices to the accompanying proxy statement/prospectus, which include the reorganization agreement and the related agreement and plan of merger. You may also obtain information about Independent from documents that Independent has filed with the Securities and Exchange Commission, or SEC.

Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Hovde Group, LLC, or Hovde Group, our board of directors believes that the transaction is fair to you from a financial point of view and is in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the reorganization agreement and the related agreement and plan of merger.

We appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.

W. Phillip Johnson, Jr.

Chairman of the Board, Houston City Bancshares, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Independent is offering through this document are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of either of our companies, and they are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated                     , 2014

and first mailed to shareholders of Houston City Bancshares on or about                     , 2014

HOW TO OBTAIN ADDITIONAL INFORMATION

Certain business and financial information about Independent included in documents filed with the SEC has not been included in or delivered with this document. This information is described on page 99 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: Michelle S. Hickox

Executive Vice President and Chief Financial Officer

(972) 562-9004

To obtain timely delivery of the documents before the special meeting of Houston City Bancshares, you must request the information by September 2, 2014.

In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact W. Phillip Johnson, Jr., Houston City Bancshares’ Chairman of the Board, at the following address or by calling the following telephone number:

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive

Houston, Texas 77067

(281) 537-7200

Houston City Bancshares does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of July     , 2014. There may be changes in the affairs of Houston City Bancshares or Independent since that date, which are not reflected in this document.

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive

Houston, Texas 77067

(281) 537-7200

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the shareholders of Houston City Bancshares:

The special meeting of shareholders of Houston City Bancshares will be held on September 10, 2014 at 2:00 p.m., Central Time, at the offices of Houston Community Bank, N.A., 11390 Veterans Memorial Drive, Houston, Texas 77067, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of June 2, 2014, by and between Independent Bank Group, Inc., or Independent, and Houston City Bancshares, Inc., or Houston City Bancshares, and the related Agreement and Plan of Merger, by and between IBGHCB Acquisition Corporation, or IBGHCB, and Houston City Bancshares and joined in by Independent or, collectively, the reorganization agreement, pursuant to which IBGHCB (which is a wholly owned subsidiary of Independent) will merge with and into Houston City Bancshares, all on and subject to the terms and conditions contained therein; and

2. To consider and vote upon any proposal to adjourn the special meeting to a later date or dates, if the board of directors of Houston City Bancshares determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the special meeting.

Only holders of Houston City Bancshares common stock of record as of 5:00 p.m., on                     , 2014, will be entitled to notice of and to vote at the special meeting and any adjournments thereof. The special meeting may be adjourned from time to time upon approval of holders of Houston City Bancshares common stock without any notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting.

Holders of Houston City Bancshares common stock have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Houston City Bancshares common stock under applicable provisions of the Texas Business Organizations Code, or TBOC. In order for such a shareholder of Houston City Bancshares to perfect his or her right to dissent, the shareholder must carefully follow the procedure set forth in the TBOC. A copy of the applicable statutory provisions of the TBOC is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Houston City Bancshares Shareholders.”

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Houston City Bancshares common stock, please contact W. Phillip Johnson, Jr., Houston City Bancshares’ Chairman of the Board, at (281) 537-7200.

By Order of the Board of Directors,

W. Phillip Johnson, Jr.

Chairman of the Board

Houston, Texas

                    , 2014

The board of directors of Houston City Bancshares unanimously recommends that you vote FOR the proposals to approve the reorganization agreement and any adjournment of the special meeting, if necessary, among other things, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you desire, even if you have previously returned your proxy card.

i

ii

EXPERTS	99

LEGAL MATTERS	99

OTHER MATTERS	99

WHERE YOU CAN FIND MORE INFORMATION	99

Appendix A—Agreement and Plan of Reorganization (including Exhibit A—Agreement and Plan of Merger)	A-1

Appendix B—Fairness Opinion of Hovde Group, LLC.	B-1

Appendix C—Rights of Dissenting Owners: Chapter 10, Subchapter H of the Texas Business Organizations Code	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have regarding the Agreement and Plan of Reorganization, or the reorganization agreement, dated as of June 2, 2014, by and between Independent Bank Group, Inc., or Independent, and Houston City Bancshares, Inc., or Houston City Bancshares, and the special meeting, and brief answers to those questions. Independent and Houston City Bancshares advise you to read carefully the remainder of this proxy statement/prospectus because the information contained in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also referred to under the caption “Where You Can Find More Information” beginning on page 99.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Houston City Bancshares is sending these materials to its shareholders to help them decide how to vote their shares of Houston City Bancshares common stock with respect to the reorganization agreement and any other matter to be considered at the special meeting. This document constitutes both a proxy statement of Houston City Bancshares and a prospectus of Independent. It is a proxy statement because the board of directors of Houston City Bancshares is soliciting proxies from their shareholders using this document. It is a prospectus because Independent is offering shares of its common stock in exchange for outstanding shares of Houston City Bancshares common stock in the merger.

Q:	What are Houston City Bancshares shareholders being asked to vote upon?

A:	The board of directors Houston City Bancshares is proposing that Houston City Bancshares be acquired by Independent through certain merger transactions. As part of the overall transaction, the holders of Houston City Bancshares common stock are being asked to consider and vote on the following two proposals:

•	Proposal One: to approve the reorganization agreement and the related Agreement and Plan of Merger, by and between IBGHCB Acquisition Corporation, or IBGHCB, and Houston City Bancshares and joined by Independent or, collectively, the reorganization agreement, pursuant to which IBGHCB (which is a wholly owned subsidiary of Independent) will merge with and into Houston City Bancshares; and

•	Proposal Two: to approve the adjournment of the special meeting to a later date or dates, if the board of directors of Houston City Bancshares determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

No other business may be conducted at the special meeting.

Q:	What will happen in the merger?

A:

In the merger, IBGHCB will be merged with and into Houston City Bancshares, with Houston City Bancshares being the surviving entity. Immediately following the initial merger, Houston City Bancshares will be merged with and into Independent, with Independent being the surviving entity. Houston City Bancshares will cease to exist after the merger with Independent occurs. Immediately following the merger of Houston City Bancshares into Independent, Houston Community Bank, N.A., or Houston Community Bank, will be merged with and into Independent Bank, with Independent Bank being the surviving entity. Houston Community Bank will cease to exist after the merger with Independent Bank occurs. Houston Community Bank, a national bank, is a commercial bank with its headquarters in Houston, Texas, and is an indirect, wholly owned subsidiary of Houston City Bancshares. Independent Bank is a commercial bank headquartered in McKinney, Texas, and a wholly owned subsidiary of Independent. Upon the merger of IBGHCB with and into Houston City Bancshares, the shares of Houston City Bancshares common stock will be converted into the right to receive the consideration described below. For ease of reference: (a) the merger of IBGHCB with and into Houston City Bancshares is referred to in this proxy statement/prospectus as the “initial merger;” (b) the merger of Houston City Bancshares with and into Independent is referred to in this proxy statement/prospectus as the “subsequent merger” and collectively with the initial merger, the “Independent merger;” (c) the merger of Houston Community Bank with and into Independent Bank is referred to in this proxy statement/prospectus as the “bank merger;” and (d) the initial merger, the subsequent merger and the bank merger together are referred to in this proxy statement/prospectus collectively as the “merger.”

Q.	What is the aggregate amount of consideration to be paid by Independent in the transaction?

A:	Under the terms of the reorganization agreement, Houston City Bancshares shareholders would receive $86.96 per share for each outstanding share of Houston City Bancshares common stock that they own, subject to a potential downward adjustment based upon the tangible book value of Houston City Bancshares on the closing date, or the tangible book value adjustment, with 35% of the consideration payable in cash and 65% of the consideration payable in shares of Independent common stock. Based on 551,993 shares of Houston City Bancshares common stock outstanding on July 17, 2014, the aggregate amount of total consideration to be paid by Independent is valued at approximately $48 million.

Q:	What consideration will Houston City Bancshares shareholders receive as a result of the merger?

A:	Holders of Houston City Bancshares common stock will be entitled to receive, for each share of Houston City Bancshares common stock they own on the closing date, a cash amount equal to $30.44, or the per share cash consideration, subject to the tangible book value adjustment, and a number of shares of Independent common stock, or the per share stock consideration, equal to the quotient of (i) $56.52, divided by (ii) the average, determined to one-one hundredth of one cent, of the volume weighted sale price per share of Independent common stock on The NASDAQ Stock Market, Inc. Global Select Market System, or NASDAQ Global Select Market, for ten (10) consecutive trading days ending on and including the third trading day preceding the closing, as reported by Bloomberg, or the average sales price. Based on the closing price of Independent common stock on July 17, 2014 of $49.61 and assuming that the tangible book value of Houston City Bancshares is at least $24,000,000 on the closing date, upon completion of the merger, holders of Houston City Bancshares common stock would receive approximately 1.1393 shares of Independent common stock plus $30.44 in cash for each share of Houston City Bancshares common stock that they own.

If the average sales price is less than 90% of $47.1770, or $42.4593, Independent may in its sole discretion elect to: (a) increase the per share cash consideration from $30.44 to an amount up to $43.48, subject to the tangible book value adjustment; and (b) reduce the per share stock consideration to a number of shares of Independent common stock equal to the quotient of (x) the difference between $86.96 and the increased amount of the per share cash consideration; divided by (y) the average sales price.

The amount of aggregate cash consideration will be reduced if Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, is less than $24,000,000 as of the closing date. If, as of the closing date, Houston City Bancshares’ tangible book value is less than $24,000,000, the aggregate cash consideration will be reduced by an amount equal to $24,000,000 minus Houston City Bancshares’ tangible book value as of the closing date. In the event of such reduction, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of such reduction, divided by (ii) the number of Houston City Bancshares shares outstanding on the closing date.

If the Houston City Bancshares’ tangible book value is greater than $24,000,000 on the fifth business day prior to the closing date, or the calculation date, then on the day prior to the closing date, Houston City Bancshares may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on the calculation date minus $24,000,000.

Q:	What is Houston City Bancshares’ current tangible book value? Are there factors which could change the tangible book value prior to the closing date?

Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, was approximately $27.33 million as of June 30, 2014.

Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Houston City Bancshares through the closing date. However, all costs and expenses of Houston City Bancshares and Houston Community Bank related to the merger will be included as a deduction in the calculation of tangible book value. For more detail about how Houston City Bancshares’ tangible book value will be calculated pursuant to the reorganization agreement, see the section entitled “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 39. Management of Houston City Bancshares estimates net income (before costs and expenses of the merger) of approximately $1.52 million from June 30, 2014, through October 31, 2014 (the estimated closing date), and aggregate merger-related deductions to tangible book value of approximately $1.82 million. If these assumptions are correct, the amount of Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, would be approximately $27.03 million on the closing date. This amount is only an estimate and is based upon several assumptions, many of which are beyond the control of Houston City Bancshares. Accordingly, the actual amount of Houston City Bancshares’ tangible book value may vary from this estimated amount.

Q:	Do Houston City Bancshares shareholders have a choice of the form of consideration that they will receive in the merger?

A:	No. All shareholders of Houston City Bancshares will receive the merger consolidation in the form of cash and Independent common in the amounts set forth in the reorganization agreement and as described herein.

Q:	When do you expect the merger to be completed ?

A:	We are working to complete the merger during the fourth quarter of 2014, although delays could occur.

Q:	Are there any risks I should consider in deciding whether I vote for the reorganization agreement?

A:	Yes. Set forth under the heading of “Risk Factors,” beginning on page 28, are a number of risk factors that you should consider carefully.

Q:	When and where will Houston City Bancshares special shareholders’ meeting be held?

A:	The special meeting is scheduled to take place at 2:00 p.m., Central Time, on September 10, 2014 at the offices of Houston Community Bank, 11390 Veterans Memorial Drive, Houston, Texas 77067.

Q:	Who is entitled to vote at the special meeting?

A:	The holders of record of Houston City Bancshares common stock as of 5:00 p.m. on , 2014, which is the date that Houston City Bancshares’ board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What are my choices when voting?

A:	With respect to each of the proposals, you may vote for the proposal, against the proposal or abstain from voting on the proposal.

Q:	What vote is required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by holders of Houston City Bancshares common stock requires the affirmative vote of the holders of two-thirds of the shares of Houston City Bancshares common stock outstanding as of 5:00 p.m. on , 2014, or 367,996 shares of Houston City Bancshares common stock.

Q:	What votes are required to adjourn the special meeting?

A:	To adjourn the special meeting, the affirmative vote of the holders of a majority of the shares of Houston City Bancshares common stock cast at the meeting on such proposal is required.

Q:	How does the board of directors of Houston City Bancshares recommend that I vote at the special meeting?

A:	Yes. The board of directors of Houston City Bancshares unanimously recommends that the shareholders vote their shares as follows:

Item 1—FOR the approval of the reorganization agreement and the merger; and

Item 2—FOR the adjournment of the special meeting if the board of directors of Houston City Bancshares determines it is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	You have the right to dissent from the merger and seek payment of the appraised fair value of your shares in cash. In order for such a shareholder of Houston City Bancshares to perfect his or her right to dissent, the shareholder must deliver to Houston City Bancshares a written objection to the merger prior to the special meeting that states that such shareholder will exercise his or her right to dissent if the reorganization agreement is approved and the merger is completed, must vote his or her shares of Houston City Bancshares common stock against approval of the reorganization agreement at the special meeting, must, not later than the 20th day after Independent sends such shareholder notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of his or her shares of Houston City Bancshares common stock that states the number and class of shares of Houston City Bancshares common stock the shareholder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and, not later than the 20th day after he or she makes that demand, submit to Independent the certificates representing his or her shares of Houston City Bancshares common stock. The steps you must follow to perfect your right of dissent are described in greater detail under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Houston City Bancshares Shareholders” starting on page 76, and this discussion is qualified by that description and by the text of the provisions of the TBOC relating to rights of dissent set forth in Appendix C hereto. The appraised fair value of your shares of Houston City Bancshares common stock may be more or less than the value of the Independent common stock and cash being paid in the merger. If the holders of more than 5% of the outstanding shares of Houston City Bancshares common stock dissent from the merger, Independent has the right to terminate the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of Houston City Bancshares common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of common stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/ prospectus, you simply need to vote your shares of Houston City Bancshares common stock at the special meeting. The process for voting your shares depends on how your shares are held. Generally you may hold shares as the “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or a bank). If you hold shares in “street name,” you are considered the beneficial owner of those shares.

If you are a record holder, you may vote by proxy or you may attend the special meeting and vote in person. If you are a record holder on the record date for the special meeting and want to vote your shares by proxy, simply indicate on the proxy card(s) applicable to your shares of Houston City Bancshares common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible, but in any event by such time that your proxy card may be received prior to the vote at the special meeting.

Your proxy card must be received by Houston City Bancshares by no later than the time the polls close for voting at the special meeting for your vote to be counted at the meeting.

Voting your shares by proxy will enable your shares of Houston City Bancshares common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person.

Q:	How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

A:	The shares to which such proxy card relates enable your shares of Houston City Bancshares common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person. If you return a signed and dated proxy, but do not specify how “your” shares are to be voted, your shares will be voted “FOR” approval of the reorganization agreement and merger and “FOR” any adjournments of the special meeting that the board of directors of Houston City Bancshares deems necessary.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	If your broker has not provided to you a proxy that allows you to vote your shares that it holds for you, your broker may vote your shares on the merger proposal only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the proposal to approve the reorganization agreement and any proposal to adjourn the special meeting.

Q:	Can I attend the special meeting and vote in person?

A:	Yes. All Houston City Bancshares shareholders are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in “street name,” then you are not the shareholder of record. In order for you to vote the shares that you beneficially own and that are held in “street name” in person at the special meeting, you must bring a legal proxy from the broker, bank or other nominee that was the record holder of your shares held in “street name” as of 5:00 p.m. on , 2014, confirming that you were the beneficial owner of those shares as of 5:00 p.m. on , 2014, stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the special meeting.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. Regardless of the method used to cast a vote, if a Houston City Bancshares shareholder is a holder of record, he or she may change his or her vote by:

•	delivering to Houston City Bancshares prior to the special meeting a written notice of revocation addressed to: Brad Fagan, Corporate Secretary, Houston City Bancshares, Inc., 11390 Veterans Memorial Drive, Houston, Texas 77067;

•	completing, signing and returning a new proxy card with a later date than the date of your original proxy before the date of the special meeting, and any earlier proxy will be revoked automatically; or

•	attending the special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If your shares are held in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	What happens if I abstain from voting or fail to instruct my broker to vote?

A:	If you are a record holder of Houston City Bancshares common stock and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker nonvote, then the abstention or broker nonvote of shares of Houston City Bancshares common stock will be counted towards a quorum at the special meeting, but such shares will have the same effect as a vote against the proposal to approve the reorganization agreement. Abstentions and broker nonvotes will have no effect on the proposal to adjourn the special meeting, if necessary.

Q:	Should I send in my stock certificates now?

A:	No. as soon as practical after the effective time, with the intent to be ten business days after the effective time, Wells Fargo Bank Shareowner Services, Independent’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your Houston City Bancshares stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact W. Phillip Johnson, Jr., Chairman of the Board, Houston City Bancshares, Inc., 11390 Veterans Memorial Drive, Houston, Texas 77067, telephone (281) 537-7200.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. Independent urges you to carefully read this entire document and the other information that Independent refers to in this document. These documents will give you a more complete description of the items for consideration at the special meeting. For more information about Independent, see “Where You Can Find More Information” on page 99. Independent has included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics that Independent has summarized.

The Companies

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

Independent, a Texas corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Through Independent Bank, its wholly owned subsidiary bank, which is a Texas state bank, Independent provides a wide range of relationship driven, commercial banking products and services. Independent currently operates a total of 35 full-service banking centers in three regions in Texas, Dallas/North Texas, Austin/Central Texas, and Houston. As of March 31, 2014, on a consolidated basis, Independent had total assets of $2.4 billion, total loans of $1.9 billion, total deposits of $1.9 billion and shareholders’ equity of $253 million.

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive

Houston, Texas 77067

(281) 537-7200

Houston City Bancshares, a Texas corporation, is a bank holding company registered under the BHC Act. Houston Community Bank, a national bank, is an indirect, wholly owned subsidiary bank of Houston City Bancshares. Houston Community Bank is a full service commercial bank with six branches located in the Houston, Texas metropolitan area. As of March 31, 2014, Houston City Bancshares had, on a consolidated bases, total assets of $323 million, total deposits of $296 million, total net loans of $199.6 million and total shareholders’ tangible equity of $26.6 million.

Proposed Merger

Independent has attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement, including the related agreement and plan of merger, attached thereto as Exhibit A. They are the legal documents that govern the merger.

Independent proposes to merge IBGHCB Acquisition Corporation, or IBGHCB, a wholly owned subsidiary of Independent, with and into Houston City Bancshares. Houston City Bancshares will be the surviving entity in the initial merger. Immediately following completion of the initial merger, Houston City Bancshares will merge with and into Independent, with Independent continuing as the surviving entity. Houston City Bancshares will cease to exist after the subsequent merger occurs. Immediately following the subsequent merger of Houston City Bancshares with and into Independent, Houston Community Bank will be merged with and into Independent Bank, with Independent Bank being the surviving bank. Houston Community Bank will cease to exist after the bank merger occurs. The existing locations of Houston Community Bank will become banking centers of

Independent Bank. Independent expects to complete the merger in the fourth quarter of 2014, although delays could occur. The merger will be accounted for as an acquisition of Houston City Bancshares and Houston Community Bank by Independent and Independent Bank under the acquisition method of accounting in accordance with Financial Accounting Standard Board’s Accounting Standard Codification Topic 805, “Business Combinations.”

Terms of the Merger (page 39)

If Houston City Bancshares shareholders approve the reorganization agreement and the merger is completed, holders of Houston City Bancshares common stock would receive a cash amount equal to $30.44, or the per share cash consideration, subject to a potential downward adjustment based upon the tangible book value of Houston City Bancshares on the closing date, and a number of shares of Independent common stock, or the per share stock consideration, equal to the quotient of (i) $56.52, divided by (ii) the average, determined to one-one hundredth of one cent, of the volume weighted sale price per share of Independent common stock on NASDAQ Global Select Market System for the ten (10) consecutive trading days ending on and including the third trading day preceding the closing date, as reported by Bloomberg, or the average sales price. Based on the closing price of Independent common stock on July 17, 2014 of $49.61 and assuming that the tangible book value of Houston City Bancshares is at least $24,000,000 on the closing date, upon completion of the merger, holders of Houston City Bancshares common stock would receive approximately 1.1393 shares of Independent common stock plus $30.44 in cash for each share of Houston City Bancshares common stock that they own.

If the average sales price is less than 90% of $47.1770, or $42.4593, Independent may in its sole discretion elect to: (a) increase the per share cash consideration from $30.44 to an amount up to $43.48, subject to the tangible book value adjustment; and (b) reduce the per share stock consideration to a number of shares of Independent common stock equal to the quotient of (x) the difference between $86.96 and the increased amount of the per share cash consideration; divided by (y) the average sales price.

The amount of aggregate cash consideration will be reduced if Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, is less than $24,000,000 as of the closing date. If, as of the closing date, Houston City Bancshares’ tangible book value is less than $24,000,000, the aggregate cash consideration will be reduced by an amount equal to $24,000,000 minus Houston City Bancshares’ tangible book value as of the closing date. In the event of such reduction, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of such reduction, divided by (ii) the number of Houston City Bancshares shares outstanding on the closing date.

If the Houston City Bancshares’ tangible book value is greater than $24,000,000 on the calculation date, then on the day prior to the closing date, Houston City Bancshares may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on the calculation date minus $24,000,000.

Houston City Bancshares’ tangible book value as calculated pursuant to the reorganization agreement was approximately $27.33 million as of June 30, 2014. Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Houston City Bancshares through the closing date. However, all costs and expenses of Houston City Bancshares and Houston Community Bank related to the merger will be included as a deduction in the calculation of tangible book value. For more detail about how Houston City Bancshares’ tangible book value will be calculated pursuant to the reorganization agreement, see the section entitled “Proposal to Approve the Reorganization Agreement—Terms of the Merger” beginning on page 39.

Fractional shares of Independent common stock will be paid in cash, without interest. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of the tangible book value adjustment to the amount of the per share cash consideration and the fluctuation of the market price of Independent common stock that will comprise the per share stock consideration, you will not know the exact amount of cash or the exact number of shares of Independent common stock you will receive in connection with the merger when you vote on the reorganization agreement. However, the value of the stock consideration will be $56.52 worth of Independent common stock, with fractional shares being added to the initial $30.44 worth of cash consideration, assuming there are no tangible book value adjustment, as described above.

Material U.S. Federal Income Tax Consequences of the Independent Merger (page 70)

The Independent merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended, or the Code, for U.S. federal income tax purposes, and the closing is conditioned upon the receipt by Independent of an opinion from Andrews Kurth LLP, special counsel to Independent, and the receipt by Houston City Bancshares of an opinion from Harris Law Firm, PC, counsel to Houston City Bancshares, to the effect that the Independent merger so qualifies. This summary of U.S. federal income tax consequences assumes that the Independent merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and that Independent and Houston City Bancshares will not waive the opinion condition described in “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Independent Merger—Tax Opinions.” The Independent merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. If the Independent merger qualifies as such a reorganization, the material U.S. federal income tax consequences of the Independent merger to U.S. holders of Houston City Bancshares common stock will be as follows: holders of Houston City Bancshares common stock generally will recognize gain (but not loss) with respect to their Houston City Bancshares common stock. The gain a U.S. holder of Houston City Bancshares recognizes generally will be equal to the lesser of cash received (excluding any cash received in lieu of a fractional share of Independent common stock) or gain realized in the Independent merger. The amount of gain realized will equal the amount by which the cash plus the fair market value of the Independent common stock, at the effective time of the Independent merger, exceeds the adjusted tax basis in the Houston City Bancshares common stock to be surrendered in exchange therefor.

For further information, please refer to “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Independent Merger.” The U.S. federal income tax consequences described above may not apply to all holders of Houston City Bancshares common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Independent merger to you.

Fairness Opinion of Houston City Bancshares’ Financial Advisor (page 44)

Hovde Group, LLC, or Hovde Group, has delivered a written opinion to the board of directors of Houston City Bancshares that, as of the date of the reorganization agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the shareholders of Houston City Bancshares from a financial point of view. This opinion is attached to this proxy statement/prospectus as Appendix B. The opinion of Hovde Group is not a recommendation to any Houston City Bancshares shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hovde Group in providing its opinion.

Independent Plans to Continue Payment of Quarterly Dividends (page 26)

Independent paid a cash dividend of $0.06 per share in the second quarter of 2014 to its shareholders and, subject to applicable statutory and regulatory restrictions, intends to pay a cash dividend to its shareholders in the third and fourth quarters of 2014 and continue paying quarterly cash dividends following the merger. See “Dividends.”

Ownership of Independent Common Stock After the Merger (page 75)

Based on the closing price of Independent common stock on July 17, 2014 of $49.61 per share, Independent would issue 628,886 shares of its common stock to Houston City Bancshares shareholders in connection with the merger. If the average sales price of Independent’s common stock is less than $42.4593, Independent may in its sole discretion elect to: (a) increase the per share cash consideration from $30.44 to an amount up to $43.48, subject to the tangible book value adjustment; and (b) reduce the per share stock consideration to a number of shares of Independent common stock equal to the quotient of (x) the difference between $86.96 and the increased amount of the per share cash consideration; divided by (y) the average sales price.

Based on 16,370,707 shares of Independent common stock outstanding and the closing price of $49.61 on July 17, 2014, immediately after the merger, the former Houston City Bancshares shareholders would own approximately 3.7% of the outstanding shares of Independent common stock assuming 628,886 shares of Independent common stock are issued in the merger. That ownership percentage would be reduced by any future issuances of shares of Independent common stock.

Market Prices of Independent Common Stock (page 84)

Shares of Independent common stock are quoted on the NASDAQ Global Select Market under the symbol “IBTX.” On June 2, 2014, the last trading day before the merger was announced, Independent common stock closed at $46.45 per share. On July 17, 2014, Independent common stock closed at $49.61 per share. The market price of Independent common stock will fluctuate prior to the merger. You should obtain the most recent closing price for Independent common stock on the NASDAQ Global Select Market prior to deciding how to vote. Shares of the common stock of Houston City Bancshares are not traded on any national securities exchange or on an established public trading market, and no quotations of any market price exists for the Houston City Bancshares shares of common stock.

Special Meeting (page 35)

The special meeting of shareholders of Houston City Bancshares will be held on September 10, 2014, at 2:00 p.m., Central Time, at the offices of Houston Community Bank, 11390 Veterans Memorial Drive, Houston, Texas 77067. At the special meeting, you will be asked to consider and vote on the following:

•	a proposal to approve the reorganization agreement, which provides for Independent to acquire Houston City Bancshares through the merger; and

•	a proposal to adjourn the special meeting to a later date or dates, if the board of directors of Houston City Bancshares determines such adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Record Date Set at                      , 2014; Two-Thirds Shareholder Vote Required to Approve the Reorganization Agreement (page 36 and 37)

You may vote at the special meeting of Houston City Bancshares shareholders if you owned Houston City Bancshares common stock of record as of 5:00 p.m. on                     , 2014. You can cast one vote for each share of Houston City Bancshares common stock you owned of record at that time. As of the record date, there were 551,993 shares of Houston City Bancshares common stock outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Houston City Bancshares common stock outstanding and entitled to vote as of 5:00 p.m. on the record date. If you fail to vote, it will have the effect of a vote against the reorganization agreement. The affirmative vote of the holders of a majority of the shares of Houston City Bancshares common stock cast at the special meeting is required to approve the adjournment of the special meeting.

You may vote your shares of Houston City Bancshares common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or submitting a later-dated proxy to the Secretary of Houston City Bancshares which must be received no later than immediately prior to the vote at the special meeting, or by voting in person at the special meeting. See “The Special Meeting” beginning on page 35.

Recommendation of Houston City Bancshares Board and Its Reasons for the Merger (page 43)

Based on the reasons discussed elsewhere in this proxy statement/prospectus, including the fairness opinion of Hovde Group, the board of directors of Houston City Bancshares believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement and the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Houston City Bancshares’ board of directors in approving the reorganization agreement, see page 43.

Certain Shareholders of Houston City Bancshares are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 36; Exhibit A to Appendix A)

The directors of Houston City Bancshares have entered into an agreement to vote the shares of Houston City Bancshares common stock that they control in favor of approval of the reorganization agreement. As of the record date, 174,213 shares of Houston City Bancshares common stock, or approximately 31.56% of the outstanding shares of Houston City Bancshares common stock entitled to vote at the special meeting, were bound by the voting agreement.

Effective Time of the Merger (page 54)

The merger of IBGHCB with and into Houston City Bancshares will become effective at the date and time specified in the certificate of merger to be filed with the Texas Secretary of State. If Houston City Bancshares shareholders approve the reorganization agreement at the special meeting, and if all necessary regulatory approvals are obtained and the other conditions to the parties’ respective obligations to effect the merger are satisfied or are waived by the party entitled to do so, Independent anticipates that the merger will be completed in the late fourth quarter of 2014, although delays could occur.

Houston City Bancshares and Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied. See “Risk Factors—The merger may not be completed.”

Exchange of Houston City Bancshares Stock Certificates (page 54)

After the effective time of the merger, you will receive a letter and instructions from Wells Fargo Bank Shareowner Services, acting in its role as Independent’s exchange agent and stock transfer agent, or the exchange agent, describing the procedures for surrendering your stock certificates representing shares of Houston City Bancshares common stock in exchange for shares of Independent common stock and cash. The shares of

Independent common stock issuable in exchange for the shares of Houston City Bancshares common stock will be issued solely in uncertificated book-entry form and a holder’s shares of Independent common stock will be reflected in the shareholder’s account established in the Direct Registration System of the Depositary Trust Company, or DTC, by Independent’s stock transfer agent. As soon as practical after the effective time of the merger, with the intent to be within ten days after the effective time of the merger, Independent will cause the exchange agent to mail to each record holder of Houston City Bancshares the transmittal letter and instructions to exchange their shares of common stock of Houston City Bancshares for the merger consideration. You must carefully review and complete these transmittal materials and return them as instructed along with your stock certificates for Houston City Bancshares common stock. Please do not send Houston City Bancshares or Independent any stock certificates for your shares of Houston City Bancshares common stock until you receive these instructions. Share certificates delivered to the exchange agent without a properly completed letter of transmittal will be rejected and returned for corrective action.

Conditions to Completion of the Merger (page 59)

The completion of the merger depends on a number of conditions being satisfied. These include, among others:

•	approval of the reorganization agreement and the merger by the shareholders of Houston City Bancshares by the requisite vote;

•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•	receipt of all required governmental approvals of the merger and subsequent bank merger in a manner that does not impose any material requirement upon Independent or its subsidiaries, including any requirement to sell or dispose of any significant amount of assets, which is reasonably unacceptable to Independent;

•	receipt of all required consents, approvals, waivers and other assurances from nongovernmental third parties;

•	absence of certain litigation regarding either party;

•	absence of any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration with the SEC of the shares of Independent common stock to be issued to shareholders of Houston City Bancshares;

•	authorization for listing on the NASDAQ Global Select Market of the shares of Independent common stock to be issued to shareholders of Houston City Bancshares;

•	Houston City Bancshares’ minimum tangible book value, as of the closing date, being at least $22,000,000;

•	Houston City Bancshares’ allowance for loan losses, as of the closing date, being equal to at least $2,091,000;

•	the volume-weighted average of the sales price per share of Independent common stock on the NASDAQ Global Select Market over a ten consecutive trading day period ending on and including the third trading day prior to the closing date being at least $37.7416;

•	termination of all Houston City Bancshares employee benefit plans;

•	delivery of the merger consideration by Independent;

•	the receipt by Houston City Bancshares of an opinion from Harris Law Firm PC to the effect that for federal income tax purposes (i) the initial merger and the subsequent merger, together, will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent and Houston City Bancshares will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	the receipt by Independent of an opinion from Andrews Kurth LLP to the effect that for federal income tax purposes the initial merger and the subsequent merger, together, will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Independent and Houston City Bancshares will be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) the bank merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (iv) each of Independent Bank and Houston Community Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code; and

•	liquidation and dissolution of HCB Nevada, Inc., a subsidiary of Houston City Bancshares.

Additionally, the completion of the merger depends on the execution of the following agreements, but those agreements will not become effective until the effective time of the merger:

•	execution of releases from each of the directors and certain officers of Houston City Bancshares and Houston Community Bank, releasing Houston City Bancshares and Houston Community Bank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions; and

•	execution of resignations from each of the directors of Houston City Bancshares and Houston Community Bank, resigning from the board of directors of Houston City Bancshares and Houston Community Bank.

Any condition to the completion of the merger, other than the required shareholder and regulatory approvals and the absence of an order prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. Independent cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required for the Merger (page 75)

The acquisition of Houston City Bancshares by Independent requires the approval of the Board of Governors of the Federal Reserve System, or Federal Reserve. In addition, the bank merger requires the approval of the Federal Deposit Insurance Corporation, or the FDIC, and the Texas Department of Banking, or TDB. Independent must also file a notice of the merger with the U.S. Office of the Comptroller of the Currency, or OCC. On June 30, 2014, Independent, Independent Bank and Houston Community Bank filed applications with the Federal Reserve, the FDIC and the TDB to obtain approval of the transaction. Independent expects to obtain all necessary regulatory approvals, although Independent cannot be certain if or when Independent will obtain them.

Amendments or Waiver of the Reorganization Agreement (page 66)

Independent and Houston City Bancshares may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or satisfy any condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of Houston City Bancshares pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement without the further approval of the Houston City Bancshares shareholders.

No Solicitation (page 58)

Pursuant to the reorganization agreement, Houston City Bancshares agreed that it will not, and that it will cause its employees, directors, officers, financial advisors or agents not to, and not to propose to, solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party with respect to any proposal that could reasonably be expected to lead to an acquisition proposal, disclose to any third party any information concerning the business, properties, books or records of it in connection with any acquisition proposal, or cooperate with any third party to make any acquisition proposal. Promptly upon receipt of any unsolicited offer, Houston City Bancshares will communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Houston City Bancshares has complied with the foregoing restrictions, if after the date of the reorganization agreement and prior to obtaining shareholder approval of the merger, Houston City Bancshares receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, Houston City Bancshares’ board of directors determines in good faith, after consultation with outside legal and financial advisors, that such acquisition proposal is or is reasonably capable of becoming an offer superior to the merger with Independent and the failure of Houston City Bancshares’ board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Houston City Bancshares; provided that it obtains an appropriately executed confidentiality agreement.

Termination of the Reorganization Agreement (page 67)

Independent and Houston City Bancshares can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Houston City Bancshares may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to such party’s obligations to close have not been satisfied on or before December 31, 2014; subject to a 30-day extension for the receipt of regulatory approvals and provided that the terminating party is not in breach of the reorganization agreement;

•	the required regulatory approvals have not been obtained; or

•	if the reorganization agreement and merger is not approved by the shareholders of Houston City Bancshares at the special meeting.

Houston City Bancshares may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Houston City Bancshares; or

•	at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal that has been received and considered by Houston City Bancshares and the Houston City Bancshares board in accordance with all of the requirements of the reorganization agreement; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Independent since March 31, 2014.

In addition, Independent may terminate the reorganization agreement, without the consent of Houston City Bancshares, if:

•	Houston City Bancshares breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Houston City Bancshares board has (i) recommended to the holders of Houston City Bancshares common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Houston City Bancshares common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Houston City Bancshares shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Houston City Bancshares is prepared to accept a superior proposal or (iv) resolved to do the foregoing;

•	any of the following have occurred with respect to environmental matters regarding Houston City Bancshares: (i) the factual substance of any of the representations and warranties of Houston City Bancshares in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey by Independent are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Houston City Bancshares refuses to allow such inspection or survey in a manner that Independent reasonably considers necessary, (iv) such inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares since March 31, 2014, (v) such inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Houston City Bancshares or Houston Community Bank that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup, or (vi) such inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Houston City Bancshares or Houston Community Bank, the removal of which could reasonably be expected to result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares since March 31, 2014, subject, in the case of each of the foregoing, to notice and the right of Houston City Bancshares to satisfactorily correct any such matter;

•	Independent determines, in good faith after consulting with counsel, there is a substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon one or more conditions that make it inadvisable to proceed with the transactions; or

•	there has been any material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares or Houston Community Bank since March 31, 2014.

Termination Fee and Expense Reimbursements (page 68)

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, provided that Independent is not in material breach of any covenant or obligation under the reorganization agreement, Houston City Bancshares has agreed to pay Independent a $1,500,000 termination fee if the reorganization agreement is terminated:

•	by Houston City Bancshares because it receives an alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement after giving effect to any adjustment made by Independent to the merger consideration;

•	by either Independent or Houston City Bancshares if the Houston City Bancshares shareholders do not approve the reorganization agreement and the merger at the special meeting and either (i) at the time of such disapproval, there exists an acquisition proposal with respect to Houston City Bancshares other than that of Independent that has not been withdrawn prior to the special meeting or (ii) within 12 months of the termination of the reorganization agreement, Houston City Bancshares enters into a definitive agreement with any third party with respect to any acquisition proposal; or

•	by Independent if the Houston City Bancshares board has (i) recommended to the Houston City Bancshares shareholders that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Houston City Bancshares common stock, (ii) effected a change in the board’s recommendation regarding the merger or recommended to the Houston City Bancshares shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Houston City Bancshares is prepared to accept a superior proposal or (iv) resolved to do the foregoing.

Financial Interests of Directors and Officers of Houston City Bancshares in the Merger (page 68)

Some of the directors and officers of Houston City Bancshares have interests in the merger that differ from, or are in addition to, their interests as shareholders of Houston City Bancshares. These interests include:

•	as a condition to the merger, Independent has required that each of W. Phillip Johnson, Jr., C. Jeff Smith, Sheryl McKellar, KC Curtis and Claude B. Leatherwood enter into an employment agreement, effective upon completion of the merger, that includes noncompetition and nonsolicitation obligations to Independent Bank and pursuant to which the executive officer is entitled to receive a salary, annual bonus and certain additional incentives from Independent Bank;

•	each of C. Jeff Smith, Claude B. Leatherwood, Sheryl McKellar, KC Curtis, Brad Fagan, and Harry Blake is an executive officer of Houston City Bancshares and/or Houston Community Bank and currently has a retention agreement with Houston Community Bank that provides, among other things, for the executive officer to receive a lump sum retention payment, upon certain circumstances in connection with the completion of the merger. The aggregate amount of payments owed under the agreements with these officers is $578,000. Houston Community Bank will make the retention payments to these officers in connection with the completion of the merger. These payments will reduce the tangible book value of Houston City Bancshares for the purpose of calculating the merger consideration payable to shareholders of Houston City Bancshares; and

•

the directors and officers of Houston City Bancshares will receive indemnification from Independent for a period of three years after completion of the merger to the same extent and subject to the conditions set forth in the certificate of formation and bylaws of Houston City Bancshares and continued director and officer liability coverage for a period of three years after completion of the merger. Any amounts paid by Houston Community Bank to purchase continued director and officer liability coverage will reduce the tangible book value of Houston City Bancshares for the purpose of calculating the merger consideration payable to shareholders of Houston City Bancshares shareholders.

Comparison of Rights of Shareholders of Houston City Bancshares and Independent (page 94)

Houston City Bancshares is a Texas corporation that is a registered bank holding company, and the rights of shareholders of Houston City Bancshares are governed by Texas law and Houston City Bancshares’ certificate of formation and bylaws. Independent is a Texas corporation that is a registered bank holding company, and the rights of Independent’s shareholders are governed by Texas law and Independent’s certificate of formation and bylaws. Upon completion of the merger, shareholders of Houston City Bancshares will become shareholders of Independent and their rights as shareholders of Independent will be governed by Independent’s certificate of formation and bylaws, in addition to Texas law. Independent’s certificate of formation and bylaws will not be amended in the merger, but could be later restated, amended or, as regards the bylaws, repealed.

Dissenters’ Rights of Houston City Bancshares Shareholders (page 76)

As a holder of Houston City Bancshares common stock, you have the right under Texas law to dissent from the merger and have the appraised fair value of your shares of Houston City Bancshares common stock as of the date immediately preceding the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of Independent common stock and cash shareholders of Houston City Bancshares will receive for their Houston City Bancshares shares in the merger.

Persons having beneficial interests in Houston City Bancshares common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to take the actions required under Texas law to exercise their dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC, including providing Houston City Bancshares, prior to the special meeting, with a written objection to the merger that states that you will exercise your right to dissent if the Houston City Bancshares shareholders approve the reorganization agreement and the merger is completed. These steps for perfecting your right of dissent are summarized under the caption “—Dissenters’ Rights of Houston City Bancshares Shareholders” on page 76. The provisions of the TBOC pertaining to dissenters’ rights are attached to this proxy statement/prospectus as Appendix C and the summaries of those provisions in this proxy statement/prospectus should be read in conjunction with, and are qualified by, those provisions of the TBOC.

If you intend to exercise dissenters’ rights, you should read the provisions of the TBOC governing dissenters’ rights carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Houston City Bancshares common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement. In that event, you will not be able to assert dissenters’ rights.

If the Houston City Bancshares shareholders approve the reorganization agreement, a holder of Houston City Bancshares common stock who delivers to the president and the secretary of Houston City Bancshares a written objection to the merger prior to the special meeting that states that such holder will exercise his or her right to dissent if the reorganization agreement is approved and the merger is completed and includes an address for notice of the effectiveness of the merger, who votes his or her shares of Houston City Bancshares common stock against approval of the reorganization agreement at the special meeting, who, not later than the 20th day after Independent sends such holder notice that the merger was completed, delivers to the president and secretary of Independent a written demand for payment of the fair value of his or her shares of Houston City Bancshares common stock that states the number and class of shares of Houston City Bancshares common stock such holder owns, his or her estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent, and who, not later than the 20th day after he or she makes that demand for payment, submits to Independent the certificates representing his or her shares of Houston City Bancshares common stock will be entitled under the TBOC to receive the appraised fair value of his or her shares of Houston City Bancshares common stock, as of the date immediately prior to the effective time of the merger, in cash under the TBOC.

Selected Financial Information of Independent

The following selected historical consolidated financial information of Independent as of and for the three months ended March 31, 2014 and 2013 has been derived from Independent’s unaudited consolidated financial statements as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 incorporated by reference in this proxy statement/prospectus, the following selected consolidated financial information of Independent as of March 31, 2013 has been derived from Independent’s unaudited consolidated financial statements not incorporated by reference in this proxy statement/prospectus, the following selected consolidated financial information of Independent as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 has been derived from Independent’s audited consolidated financial statements incorporated by reference in this proxy statement/prospectus, and the selected consolidated financial information as of December 31, 2011, 2010 and 2009 and for the years ended December 31, 2010 and 2009, has been derived from Independent’s audited consolidated financial statements not incorporated by reference in this proxy statement/prospectus.

You should read the following financial information relating to Independent in conjunction with other information contained in this proxy statement/prospectus, including consolidated financial statements of Independent and related accompanying notes incorporated by reference in this proxy statement/prospectus. Independent’s historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Independent’s historical results for the three months ended March 31, 2014, are not necessarily indicative of its results to be expected for all of 2014. Independent has consummated several acquisitions in recent fiscal periods. The results and other financial information of those acquired operations are not included in the table below for the periods or dates prior to their respective acquisition dates and, therefore, the results for these prior periods are not comparable in all respects and may not be predictive of Independent’s future results. In addition, the selected financial information in the table immediately below does not include, on any basis, the results or financial condition for any period or as of any date of BOH Holdings, Inc. which Independent acquired by merger on April 15, 2014, Houston City Bancshares, or of any other entity the acquisition of which may be consummated by Independent after March 31, 2014.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
(dollars in thousands except per share)	(unaudited)
Selected Income Statement Data
Interest income	$25,162	$21,421	$87,214	$71,890	$59,639	$51,734	$48,747
Interest expense	3,027	3,206	12,281	13,337	13,358	13,669	15,721
Net interest income	22,135	18,215	74,933	58,553	46,281	38,065	33,026
Provision for loan losses	1,253	1,030	3,822	3,184	1,650	4,043	3,446
Net interest income after provision for loan losses	20,882	17,185	71,111	55,369	44,631	34,022	29,580
Noninterest income (excluding acquisition gains)	2,334	2,426	11,021	9,168	7,708	5,464	5,212
Gain on acquisitions	—	—	—	—	—	6,692	—
Noninterest expense	16,076	13,923	57,671	47,160	38,639	33,062	27,136
Net income	4,801	5,688	19,800	17,377	13,700	13,116	7,656
Pro forma net income(1) (unaudited)	n/a	3,822	16,174	12,147	9,357	8,775	5,189
Per Share Data (Common Stock)(2)
Earnings:
Basic	$0.38	$0.69	$1.78	$2.23	$2.00	$1.95	$1.29
Diluted(3)	0.38	0.68	1.77	2.23	2.00	1.95	1.29
Pro forma earnings:(1) (unaudited)
Basic	n/a	0.46	1.45	1.56	1.37	1.31	0.87
Diluted(3)	n/a	0.46	1.44	1.56	1.37	1.31	0.87
Dividends(4)	0.06	0.65	0.77	1.12	0.89	0.63	0.57
Book value(5)	20.05	15.01	18.96	15.06	12.55	11.13	9.43
Tangible book value(6)	16.37	11.16	15.89	11.19	10.53	9.02	7.44
Selected Period End Balance Sheet Data
Total assets	$2,353,675	$1,764,134	$2,163,984	$1,740,060	$1,254,377	$1,098,216	$905,115
Cash and cash equivalents	97,715	80,890	93,054	102,290	56,654	86,346	58,089
Securities available for sale	204,539	114,540	194,038	113,355	93,991	52,611	3,182
Total loans (gross)	1,895,273	1,421,996	1,712,583	1,378,676	988,671	860,128	724,709
Allowance for loan losses	14,841	11,984	13,960	11,478	9,060	8,403	6,742
Noninterest-bearing deposits	352,735	243,235	302,756	259,664	168,849	133,307	114,880
Interest-bearing deposits	1,537,942	1,171,864	1,407,563	1,131,076	861,635	794,236	608,672
Borrowings (other than junior subordinated debentures)	186,727	200,234	195,214	201,118	118,086	75,656	101,682
Junior subordinated debentures(7)	18,147	18,147	18,147	18,147	14,538	14,538	14,538
Total stockholders’ equity	252,508	124,142	233,722	124,510	85,997	76,044	62,479

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
(dollars in thousands except per share)	(unaudited)

Selected Performance Metrics(8)
Return on average assets(9)	0.84%	1.33%	1.04%	1.17%	1.16%	1.35%	0.87%
Return on average equity(9)	7.90	18.49	9.90	16.54	17.36	19.19	15.75
Pro forma return on average assets(1)(9) (unaudited)	n/a	0.89	0.85	0.82	0.79	0.91	0.59
Pro forma return on average equity(1)(9) (unaudited)	n/a	12.43	8.09	11.56	11.86	12.84	10.68
Net interest margin(10)	4.17	4.67	4.30	4.40	4.42	4.43	4.29
Efficiency ratio(11)	65.70	67.50	67.10	69.64	71.57	75.95	70.97
Dividend payout ratio(12)	15.79	18.84	14.20	11.89	13.26	13.54	20.04
Credit Quality Ratios
Nonperforming assets to total assets	0.51%	1.35%	0.47%	1.59%	2.85%	2.19%	1.29%
Nonperforming loans to total loans(13)	0.48	0.40	0.39	0.81	1.14	1.89	1.62
Allowance for loan losses to nonperforming loans(13)	162.96	209.73	205.93	104.02	80.32	51.93	57.61
Allowance for loan losses to total loans	0.78	0.85	0.81	0.83	0.92	0.98	0.93
Net charge-offs to average loans outstanding (unaudited)	0.08	0.15	0.09	0.06	0.11	0.31	0.21
Capital Ratios
Tier 1 capital to average assets	9.77%	6.29%	10.71%	6.45%	6.89%	6.98%	7.22%
Tier 1 capital to risk-weighted assets(14)	11.96	8.01	12.64	8.22	8.59	8.88	8.93
Total capital to risk-weighted assets(14)	13.08	10.20	13.83	10.51	11.19	11.10	11.24
Total stockholders’ equity to total assets	10.73	7.04	10.80	7.16	6.86	6.92	6.90
Tangible common equity to tangible assets(15)	8.93	5.33	9.21	5.42	5.81	5.68	5.53

(1)	Prior to April 1, 2013, Independent elected to be taxed for federal income tax purposes as an S corporation under the provisions of Sections 1361 through 1379 of the Internal Revenue Code of 1986, as amended, and, as a result, Independent did not pay U.S. federal income taxes and has not been required to make any provision or recognize any liability for federal income tax in its consolidated financial statements for any period ending on or before March 31, 2013. As of April 1, 2013, Independent terminated its S corporation election and commenced being subject to federal income taxation as a C corporation. Independent has calculated its pro forma net income, pro forma earnings per share on a basic and diluted basis, pro forma return on average assets and pro forma return on average equity for each period presented by calculating a pro forma provision for federal income taxes using an assumed annual effective federal income tax rate of 32.8% for the three months ended March 31, 2013, respectively, and 33.9%, 30.1%, 31.7%, 33.1%, and 32.2% for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and adjusting its historical net income for each period presented to give effect to the pro forma provision for federal income taxes for such period.
(2)	The per share amounts and the weighted-average shares outstanding for each of the periods shown have been adjusted to give effect to the 3.2-for-one split of the shares of Independent’s common stock that was effective as of February 22, 2013.
(3)	Independent calculates its diluted earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period adjusted for the dilutive effect of its outstanding warrants to purchase shares of common stock. Earnings per share on a basic and diluted basis and pro forma earnings per share on a basic and diluted basis were calculated using the following outstanding share amounts:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Weighted average shares outstanding—basic	12,403,378	8,125,279	10,921,777	7,626,205	6,668,534	6,518,224	5,667,360
Weighted average shares outstanding—diluted	12,505,030	8,167,726	10,990,245	7,649,366	6,675,078	6,518,224	5,667,360

(4)	Dividends declared include quarterly cash distributions paid to Independent’s shareholders in the relevant period to provide them with funds to pay their federal income tax liabilities incurred as a result of the pass-through of Independent’s net taxable income for the first three months ended March 31, 2013, and for each other such period shown to its shareholders as holders of shares in an S corporation for federal income tax purposes. The aggregate amounts of such cash distributions relating to the payment of tax liabilities were $0.52 per share for the three months ended March 31, 2013, respectively, and $.0.52 per share, $0.85 per share, $0.63 per share, $0.36 per share and $0.30 per share for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively.
(5)

Book value per share equals Independent’s total stockholders’ equity as of the date presented divided by the number of shares of its common stock outstanding as of the date presented. The number of shares of its common stock outstanding as of March 31, 2014 and 2013, was 12,592,935 and 8,269,707, respectively, and as of December 31, 2013, 2012, 2011, 2010 and 2009 was 12,330,158 shares, 8,269,707 shares, 6,850,293 shares, 6,832,328 shares and 6,628,056 shares, respectively.

(6)	Independent calculates tangible book value per share as of the end of a period as total stockholders’ equity less goodwill and other intangible assets at the end of the relevant period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Independent calculates tangible book value, the most directly comparable GAAP financial measure is total stockholders’ equity. Independent believes that the presentation of tangible book value per share provides useful information to investors regarding Independent’s financial condition because, as do Independent’s management, banking regulators, many financial analysts and other investors, you can use the tangible book value in conjunction with more traditional bank capital ratios to assess Independent’s capital adequacy without the effect of Independent’s goodwill and other intangible assets and compare Independent’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. A reconciliation of tangible book value to total stockholders’ equity is presented below.
(7)	Each of five wholly-owned, but nonconsolidated, subsidiaries of Independent holds a series of Independent’s junior subordinated debentures purchased by the subsidiary in connection with, and paid for with the proceeds of, the issuance of trust issued preferred securities by that subsidiary. Independent has guaranteed the payment of the amounts payable under each of those issues of trust preferred securities.
(8)	The values for the selected performance metrics presented for the three months ended March 31, 2014 and 2013, other than the dividend payout ratio, are annualized.
(9)	Independent has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets and average equity, as the case may be, for that period. Independent has calculated its pro forma return on average assets and pro forma return on average equity for a period by calculating its pro forma net income for that period as described in note 1 above and dividing that by its average assets and average equity, as the case be, for that period. Independent calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total stockholder’s equity balance, as the case may be, as of the close of business on each day in the relevant period and dividing by the number of days in the period.
(10)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(11)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding bargain purchase gains recognized in connection with certain of Independent’s acquisitions and realized gains or losses from sales of investment securities for that period.
(12)	Independent calculates its dividend payout ratio for each period presented as the dividends paid per share for such period (excluding cash distributions made to shareholders in connection with tax liabilities as described in note (4) above) divided by its basic earnings per share for such period.
(13)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest, and accruing loans modified under troubled debt restructurings.
(14)	Independent calculates its risk-weighted assets using the standardized method of the Basel II Framework, as implemented by the Federal Reserve and the FDIC.
(15)	Independent calculates tangible common equity as of the end of a period as total stockholders’ equity less goodwill and other intangible assets as of the end of the period and calculates tangible assets as of the end of a period as total assets less goodwill and other intangible assets as of the end of the period. Tangible common equity to tangible assets is a non-GAAP financial measure, and as Independent calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. Independent believes that the presentation of tangible common equity to tangible assets provides useful information to investors regarding Independent’s financial condition because, as do Independent’s management, banking regulators, many financial analysts and other investors, you can use the tangible common equity in conjunction with more traditional bank capital ratios to assess Independent’s capital adequacy without the effect of Independent’s goodwill and core deposit intangibles and compare Independent’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or core deposit intangibles. A reconciliation of the ratios of tangible common equity to tangible assets to the ratios of total stockholders’ equity to total assets is presented below.

Reconciliations of Non-GAAP Financial Measures

The following information reconciles: (i) Independent’s tangible book value per common share, a non-GAAP financial measure, as of the dates presented to Independent’s book value per common share, a financial measure calculated and presented in accordance with GAAP, as of the dates presented; and (ii) our ratio of tangible common equity to tangible assets, a non-GAAP financial measure, as of the dates presented to Independent’s ratios of total stockholders’ equity to total assets, a financial measure calculated and presented in accordance with GAAP, as of the dates presented.

	March 31,		December 31,
	2014	2013	2013	2012	2011	2010	2009
(dollars in thousands except per share)	(unaudited)
Tangible Common Equity
Total stockholders’ equity	$252,508	$124,142	$233,772	$124,510	$85,997	$76,044	$62,479
Adjustments
Goodwill	(42,575)	(28,742)	(34,704)	(28,742)	(11,222)	(11,222)	(11,222)
Core deposit intangibles	(3,813)	(3,075)	(3,148)	(3,251)	(2,664)	(3,231)	(1,914)

Tangible Common Equity	$206,120	$92,325	$195,920	$92,517	$72,111	$61,591	$49,343

Common shares outstanding	12,592,935	8,269,707	12,330,158	8,269,707	6,850,293	6,832,328	6,628,056

Book value per common share	$20.05	$15.01	$18.96	$15.06	$12.55	$11.13	$9.42
Tangible book value per common share	16.37	11.16	15.89	11.19	10.53	9.02	7.44
Tangible Assets
Total assets-GAAP	$2,353,675	$1,764,134	$2,163,984	$1,740,060	$1,254,377	$1,098,216	$905,115
Adjustments
Goodwill	(42,575)	(28,742)	(34,704)	(28,742)	(11,222)	(11,222)	(11,222)
Core deposit intangibles	(3,813)	(3,075)	(3,148)	(3,251)	(2,664)	(3,231)	(1,914)

Tangible Assets	$2,307,287	$1,732,317	$2,126,132	$1,708,067	$1,240,491	$1,083,763	$891,979

Total stockholders’ equity to total Assets	10.73%	7.04%	10.80%	7.16%	6.86%	6.92%	6.90%
Tangible common equity to tangible assets	8.93	5.33	9.21	5.42	5.81	5.68	5.53

Selected Financial Information of Houston City Bancshares

The following selected historical financial information of Houston City Bancshares and Houston Community Bank for the capital ratios described below as of and for the three months ended March 31, 2014 and 2013, has been derived from Houston City Bancshares’ unaudited financial statements as of and for the three months ended March 31, 2014 and 2013, which Houston City Bancshares’ management believes reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of and for the periods ended on such dates. The following selected historical financial information of Houston City Bancshares and Houston Community Bank for the capital ratios disclosed below as of and for each of the five years ended December 31, 2013, has been derived from Houston City Bancshares’ unaudited financial statements. Houston City Bancshares’ historical results for any prior period are not necessarily indicative of results to be expected in any future period, and Houston City Bancshares’ historical results for the three months ended March 31, 2014, are not necessarily indicative of its results to be expected for all of 2014. Consistent with the rules of the SEC, Houston City Bancshares’ financial statements are not presented in this proxy statement/prospectus.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(unaudited)
(dollars in thousands except per share)
Selected Income Statement Data
Interest income	$3,172	$3,015	$12,473	$11,997	$12,684	$13,718	$14,074
Interest expense	165	212	751	926	1,570	1,929	2,746

Net interest income	3,007	2,803	11,722	11,071	11,114	11,789	11,328
Provision for loan losses	—	—	—	10	185	400	300

Net interest income after provision for loan losses	3,007	2,803	11,722	11,061	10,929	11,389	11,028
Noninterest income	293	302	1,235	2,184	1,874	1,089	945
Noninterest expense	2,404	2,162	8,579	8,682	8,335	7,866	7,644

Net income	$896	$943	$4,378	$4,563	$4,468	$4,612	$4,329

Pro forma net income(1)	$684	$725	$3,271	$3,440	$3,363	$3,518	$3,345
Per Share Data (Common Shares)(2)
Earnings
Basic and diluted(2)	1.62	1.71	7.93	8.29	8.18	8.44	7.92
Pro forma earnings:
Basic and diluted(2)	1.24	1.31	5.93	6.25	6.16	6.44	6.12
Distributions	0.75	1.25	3.75	5.00	4.50	4.75	4.00
Book value(3)	48.24	47.03	45.99	48.28	45.90	41.31	37.56
Tangible book value(5)	46.40	45.17	44.14	46.42	44.01	41.31	37.56
Selected Period End Balance Sheet Data
Total assets	$322,969	$284,002	$319,158	$293,185	$255,525	$244,879	$234,408
Cash and cash equivalents	73,400	46,274	68,812	83,067	37,142	59,212	30,714
Securities available for sale	39,940	44,798	40,008	20,551	26,706	2,626	3,148
Total loans (gross)	201,679	183,811	202,146	179,879	181,272	176,252	193,082
Allowance for loan losses	2,091	2,160	2,091	2,136	2,143	1,983	1,696
Goodwill and core deposit intangible	1,018	1,024	1,019	1,025	1,030	—	—
Other real estate owned	29	465	61	465	537	743	668
Noninterest-bearing deposits	89,113	72,995	87,497	69,085	58,211	46,798	45,816
Interest-bearing deposits	206,884	184,710	205,821	196,730	171,427	174,638	167,117
Total shareholders’ equity	26,630	25,959	25,386	26,651	25,061	22,562	20,541
Selected Performance Metrics(6)
Return on average assets(7)	1.15%	1.30%	1.46%	1.73%	1.77%	1.94%	1.90%
Return on average equity(7)	13.98	14.58	17.30	17.88	19.06	21.41	22.39
Pro forma return on average assets(1)(7)	0.88	1.00	1.09	1.31	1.34	1.48	1.47
Pro forma return on average equity(1)(7)	10.68	11.21	12.93	13.48	14.35	16.33	17.30
Net interest margin(8)	3.99	4.04	4.08	4.42	4.62	5.16	5.18
Efficiency ratio(9)	72.85	69.63	66.21	70.10	68.71	63.04	63.84
Credit Quality Ratios
Nonperforming assets to total assets(10)	0.18%	0.38%	0.20%	0.37%	0.57%	0.57%	0.33%
Nonperforming loans to total loans(10)	—	0.02	—	0.02	0.18	0.37	0.05
Allowance for loan losses to nonperforming loans(10)	374.06	350.65	370.74	344.52	231.93	301.37	1,630.77
Allowance for loan losses to total loans	1.04	1.18	1.03	1.19	1.18	1.13	0.88
Net charge-offs to average loans outstanding	—	—	0.04	0.05	0.03	0.07	0.05
Capital Ratios for Houston Community Bank
Tier 1 capital to average assets	8.98%	8.81%	8.99%	8.97%	9.20%	9.09%	8.81%
Tier 1 capital to risk-weighted assets(11)	14.19	13.77	13.90	14.10	12.97	12.79	10.57
Total capital to risk-weighted assets(11)	15.24	14.93	14.95	15.28	14.15	13.92	11.45
Total shareholders’ equity to total assets	8.25	9.14	7.95	9.09	9.81	9.21	8.76

(1)

Houston City Bancshares has elected to be taxed for federal income tax purposes as a “Subchapter S corporation” under the provisions of Sections 1361 through 1379 of the Internal Revenue Code of 1986, as amended, for all periods presented in the table appearing immediately above, and, as a result, Houston City Bancshares did not pay U.S. federal income taxes and has not been required to make any provision or recognize any liability for federal income tax in its consolidated financial statements. Houston City Bancshares has calculated its pro forma net income, pro forma earnings per share, pro forma return on average assets and pro forma return on average equity for each period presented in the table above by calculating a pro forma provision for federal income taxes applying an assumed annual federal income tax rate of 34% to net taxable income (which excludes Houston City Bancshares’ significant amounts of nontaxable interest income that is derived from loans to municipalities), resulting in a net effective federal income tax rate of between 23% and 25% for each period, and adjusting its historical net income for each period to give effect to the pro forma provision for federal income taxes for such period.
(2)	Houston City Bancshares calculates its earnings per share for each period shown as its net income divided by the weighted-average number of its common shares outstanding during the relevant period. Earnings per share and pro forma earnings per share were calculated using the following outstanding share amounts:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Weighted average shares outstanding	551,993	551,993	551,993	550,464	546,003	546,277	546,467

(3)	Book value per share equals Houston City Bancshares’ total shareholders’ equity as of the date presented divided by the number of Houston City Bancshares common shares outstanding as of the date presented. The number of Houston City Bancshares common shares outstanding as of March 31, 2014 and 2013, was 551,993 shares and 551,993 shares, respectively, and as of December 31, 2013, 2012, 2011, 2010 and 2009, was 551,993 shares, 551,993 shares, 545,993 shares, 546,199 shares and 546,926 shares, respectively.
(4)	Not used.
(5)	Houston City Bancshares calculates tangible book value per share as of the end of any period as total stockholders’ equity less goodwill and other intangible assets at the end of that period divided by the outstanding number of shares of its common stock at the end of that period. Tangible book value is a non-GAAP financial measure, and, as Houston City Bancshares calculates tangible book value, the most directly comparable GAAP financial measure is total stockholders’ equity.

Houston City Bancshares’ management believes that presenting tangible book value per share provides useful information to investors regarding Houston City Bancshares’ financial condition because, as do Houston City Bancshares’ management, banking regulators, many financial analysts and other investors, you can use tangible book value in conjunction with more traditional bank capital ratios to assess Houston City Bancshares’ capital adequacy without the effect of goodwill and other intangible assets, and to compare Houston City Bancshares’ capital adequacy with that of other banking organizations with significant amounts of goodwill and/or other intangible assets, which typically result from the use of the purchase method of accounting for mergers and acquisitions.

The following table presents, as of the dates set forth below, Houston City Bancshares’ total assets, tangible assets, total stockholders’ equity and tangible common equity and presents reconciliations of Houston City Bancshares’ tangible book value per common share to its book value per common share and of its ratio of tangible common equity to tangible assets to its ratio of total stockholders’ equity to total assets:

	As of March 31,		As of December 31,
	2014	2013	2013	2012	2011	2010	2009
(dollars in thousands except per share data)
Tangible Assets(12)
Total Assets	$322,969	$284,002	$319,158	$293,185	$255,525	$244,879	$234,408
Adjustments:
Goodwill	(990)	(990)	(990)	(990)	(990)	—	—
Core deposit intangibles	(28)	(34)	(29)	(35)	(40)	—	—

Tangible assets(12)	$321,951	$282,978	$318,139	$292,160	$254,495	$244,879	$234,408
Tangible Common Equity(12)
Total stockholders’ equity	$26,630	$25,959	$25,386	$26,651	$25,061	$22,562	$20,541
Adjustments:
Goodwill	(990)	(990)	(990)	(990)	(990)	—	—
Core deposit intangibles	(28)	(34)	(29)	(35)	(40)	—	—

Tangible common equity(12)	$25,612	$24,935	$24,367	$25,626	$24,031	$22,562	$20,541
Common shares outstanding	551,993	551,993	551,993	551,993	545,993	546,199	546,926
Book value per common share	$48.24	$47.03	$45.99	$48.28	$45.90	$41.31	$37.56
Tangible book value per common share(5)	46.40	45.17	44.14	46.42	44.01	41.31	37.56
Total stockholder’s equity to total assets	8.25%	9.14%	7.95%	9.09%	9.81%	9.21%	8.76%
Tangible common equity to tangible assets(12)	7.96	8.81	7.66	8.77	9.44	9.21	8.76

(6)	The values for the selected performance metrics presented for the three months ended March 31, 2014 and 2013 are annualized.

(7)	Houston City Bancshares has calculated its return on average assets and return on average equity for a period by dividing net income for that period by its average assets or average equity, respectively, for that period. Houston City Bancshares has calculated its pro forma return on average assets and pro forma return on average equity for a period by calculating its pro forma net income for that period as described in note 1 above and dividing that by its average assets or average equity, respectively, for that period. Houston City Bancshares calculates its average assets and average equity for a period by dividing the sum of its total asset balance or total shareholder’s equity balance, respectively, as of the close of business on each day in the relevant period and dividing by the number of days in the period.
(8)	Net interest margin for a period represents net interest income for that period divided by average interest-earning assets for that period.
(9)	Efficiency ratio for a period represents noninterest expenses for that period divided by the sum of net interest income and noninterest income for that period, excluding realized gains or losses from sales of investment securities for that period.
(10)	Nonperforming loans include nonaccrual loans, loans past due 90 days or more and still accruing interest and accruing loans modified under troubled debt restructurings. Nonperforming assets includes nonperforming loans plus other real estate owned.
(11)	Houston Community Bank calculates its risk-weighted assets using the standardized method of the Basel II Framework, as implemented by the FDIC.
(12)	Houston City Bancshares calculates tangible common equity as of the end of a period as total stockholders’ equity less goodwill and other intangible assets as of the end of the period and calculates tangible assets as of the end of a period as total assets less goodwill and other intangible assets as of the end of the period. Tangible common equity to tangible assets is a non-GAAP financial measure, and as Houston City Bancshares calculates tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets.

Houston City Bancshares believes that the presentation of tangible common equity to tangible assets provides useful information to investors regarding Houston City Bancshares’s financial condition because, as do Houston City Bancshares’s management, banking regulators, many financial analysts and other investors, you can use the tangible common equity in conjunction with more traditional bank capital ratios to assess Houston City Bancshares’s capital adequacy without the effect of Houston City Bancshares’s goodwill and core deposit intangibles and compare Houston City Bancshares’s capital adequacy with the capital adequacy of other banking organizations with significant amounts of goodwill and/or core deposit intangibles.

Comparative Stock Prices

The following table shows (1) the market values of Independent common stock at the close of business on June 2, 2014, the business day prior to the announcement of the proposed merger, and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of Houston City Bancshares common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding Houston City Bancshares common stock is not provided because there is no active market for Houston City Bancshares common stock.

	Independent Common Stock(1)	Equivalent Pro Forma Per Share of Houston City Bancshares Common Stock(2)
June 2, 2014	$46.45	$83.36
July 17, 2014	$49.61	$86.96

(1)	Represents the closing price of Independent common stock on the NASDAQ Global Select Market on the date indicated.
(2)	Equivalent pro forma market value per share of Houston City Bancshares common stock represents the historical market value per share of Independent common stock multiplied by the assumed exchange ratio of 1.1393 shares of Independent common stocks for each share of Houston City Bancshares common stock and adding the assumed per-share cash consideration of $30.44 and assumes an adjusted tangible book value of Houston City Bancshares of at least $24 million. Such assumed ratio was calculated based on the assumption that 551,993 shares of Houston City Bancshares common stock were outstanding on the date indicated, which is the expected number of shares to be outstanding at the effective time of the merger.

For an explanation of how the Houston City Bancshares tangible book value will be calculated, the effect on the purchase price if tangible book value is less than $24 million on the effective date and other estimates, please refer to “Proposal to Approve the Reorganization Agreement—Terms of the Merger,” beginning on page 39 of this proxy statement/prospectus.

Dividends

Dividend Payments. As approved by Independent’s board of directors, Independent declared and paid a $0.06 per share dividend to holders of Independent common stock in each of the third and fourth quarters of 2013, and the first and second quarters of 2014. Independent intends to pay regularly quarterly cash dividends on its common stock following the merger, when, as and if declared by the Company’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions. No dividends payable in the future have been declared by Independent’s board of directors.

Independent’s dividend policy may change with respect to the payment of dividends as a return on investment, and Independent’s board of directors may change or eliminate the payment of future dividends at its discretion, without notice to Independent’s shareholders. However, there can be no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock (including Independent’s preferred stock discussed below) and other factors deemed relevant by the board of directors of Independent.

Dividend Restrictions; Source of Strength. Under the terms of its junior subordinated debentures issued in connection with the issuance of trust preferred securities by subsidiaries of Independent, Independent is not permitted to pay any dividends on its common stock if it is in default on any payments required to be made on the junior subordinated debentures.

Independent is regarded as a legal entity separate and distinct from Independent Bank. The principal source of Independent’s revenues is dividends received from Independent Bank. Texas state law places limitations on the amount that state banks may pay in dividends, which Independent Bank must adhere to when paying dividends to Independent. The Federal Reserve has issued a policy statement that provides that a bank holding company should not pay dividends unless (a) its net income over the last four quarters (net of dividends paid) has been sufficient to fully fund the dividends, (b) the prospective rate of earnings retention appears to be consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its subsidiaries and (c) the bank holding company will continue to meet minimum required capital adequacy ratios. Accordingly, Independent should not pay cash dividends that exceed its net income in any year or that can only be funded in ways that weaken its financial strength, including by borrowing money to pay dividends. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Under Federal Reserve policy, bank holding companies have historically been required to act as a source of financial and managerial strength to each of its banking subsidiaries, and the Dodd–Frank Wall Street Reform and Consumer Protection Act codified this policy as a statutory requirement. Under this requirement, Independent is expected to commit resources to support Independent Bank, including at times when Independent may not be in a financial position to provide such resources. Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. A bank holding company, in certain circumstances, could be required to guarantee the capital restoration plan of an undercapitalized banking subsidiary.

Dividends paid by Independent Bank have provided a substantial part of Independent’s operating funds, and for the foreseeable future, it is anticipated that dividends paid by Independent Bank to Independent will continue to be Independent’s principal source of operating funds. However, capital adequacy requirements serve to limit the amount of dividends that may be paid by Independent Bank. Under federal law, Independent Bank cannot pay a dividend if, after paying the dividend, it would be undercapitalized. The FDIC may declare a dividend payment to be unsafe and unsound even though Independent Bank would continue to meet its capital requirements after payment of the dividend.

Additionally, under the credit agreement between Independent and U.S. Bank National Association, or U.S. Bank, Independent cannot make any dividend payments without the prior written consent of U.S. Bank; provided, however, that, so long as no default under the credit agreement has occurred and is continuing, or will occur as a result of any such dividend, Independent may pay dividends and distributions to its shareholders as permitted by applicable governmental laws and regulations, including dividends with respect to the Independent Series A preferred stock.

So long as any share of Independent Series A preferred stock remains outstanding, Independent may declare and pay dividends on its common stock only if after giving effect to such dividend, Independent satisfies certain formula requirements under the Independent Series A preferred stock and full dividends on all outstanding shares of Independent Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on the Independent Series A preferred stock in respect of any dividend period, then from the last day of such dividend period until the last day of the third dividend period immediately following it, no dividend or distribution shall be declared or paid on the common stock (other than dividends payable solely in shares of common stock).

Payment of Dividends on Independent Preferred Stock. Holders of Independent’s Series A preferred stock, which ranks senior to Independent’s common stock, are entitled to receive at the end of each quarterly dividend rate (which rate is approximately 1%) multiplied by the liquidation amount per each share of Series A preferred stock, which liquidation amount is currently equal to $1,000 per share, or approximately $60,000 per quarter.

RISK FACTORS

An investment in Independent common stock in connection with the merger involves risks. Independent describes below the material risks and uncertainties that it believes affect its business and an investment in Independent common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Independent’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Independent common stock could decline significantly, and you could lose all or part of your investment.

Fluctuations in the market price of Independent common stock will affect the number of shares that Houston City Bancshares shareholders receive for their shares of Houston City Bancshares common stock. Houston City Bancshares shareholders bear the risk of price fluctuations in Independent common stock after the exchange ratio is established.

The price of Independent common stock will fluctuate prior to the closing of the merger. The per share stock consideration will be $56.52, but the number of shares comprising the per share stock consideration will be subject to and based upon the average volume weighted sale price of Independent common stock over a ten consecutive trading day period ending on and including the third trading day prior to the closing date, or the average sales price. The higher the average sale price, the fewer the number of shares Independent common stock that the holders of Houston City Bancshares common stock will receive. At the time Houston City Bancshares’ shareholders vote with respect to the reorganization agreement, they will not know the exact number of shares of Independent common stock they will actually receive in the merger. In addition, shareholders of Houston City Bancshares bear the risk that the value of the shares of Independent common stock they will receive in the merger will decline from the value of those shares after the date the per share stock consideration is fixed three trading days prior to the closing date and until their shares of Independent common stock are credited to their account in the Direct Registration System.

The tangible book value of Houston City Bancshares at closing could be an amount that results in the reduction of the amount of cash consideration that Houston City Bancshares shareholders receive for their shares of Houston City Bancshares common stock.

The amount of aggregate cash consideration to be received by Houston City Bancshares shareholders in the merger will be reduced if Houston City Bancshares’ tangible book value is less than $24,000,000 as of the closing date. Accordingly, at the time Houston City Bancshares’ shareholders vote with respect to the reorganization agreement, they will not know the exact value of the cash consideration they will receive in the merger. Neither Independent nor Houston City Bancshares can assure Houston City Bancshares’ shareholders of the exact amount of cash consideration that they will receive in the merger.

The merger may not be completed.

Completion of the merger is subject to regulatory approval. Independent cannot assure you that it will be successful in obtaining required regulatory approvals. If Independent is not successful in obtaining required regulatory approvals, the merger will not be completed. If such regulatory approvals are received, there can be no assurance to the timing of those approvals or whether any conditions will be imposed that would result in certain closing conditions of the merger not being satisfied.

Shareholders should bear in mind that regulatory approval reflects only the view that the merger does not contravene applicable competitive standards imposed by law, and that the merger is consistent with regulatory policies relating to safety and soundness. Further, regulatory approval is not an opinion that the proposed merger is favorable to the shareholders of either party to the merger from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the merger. Regulatory approval is not an endorsement or recommendation of the merger.

The consummation of the merger is also subject to other conditions precedent described in the reorganization agreement, including Houston City Bancshares maintaining minimum capital and allowance for loan loss levels, there being no material adverse change in the condition of Houston City Bancshares or Independent and the average sales price of Independent common stock being at least $37.7416 per share. If a condition of either party is not satisfied, that party may be able to terminate the reorganization agreement and, in such case, the transaction would not be consummated. The parties cannot assure you that all of the conditions precedent in the reorganization agreement will be satisfied or that the merger will be completed.

You may pay U.S. federal income tax as a result of the merger.

The amount of the cash consideration that you receive in the merger in exchange for your common stock of Houston City Bancshares is anticipated to be taxable for U.S. federal income tax purposes. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Independent Merger” on page 70.

Houston City Bancshares and Houston Community Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Houston City Bancshares and Houston Community Bank and consequently on Independent. These uncertainties may impair Houston City Bancshares’ and Houston Community Bank’s respective ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with either Houston City Bancshares or Houston Community Bank to seek to change existing business relationships with either Houston City Bancshares or Houston Community Bank. In addition, the reorganization agreement restricts Houston City Bancshares and Houston Community Bank from taking other specified actions until the merger occurs without the consent of Independent. These restrictions may prevent Houston City Bancshares and Houston Community Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 55 of this proxy statement/prospectus for a description of the restrictive covenants to which Houston City Bancshares and Houston Community Bank are subject.

Integrating Houston Community Bank into Independent Bank’s operations may be more difficult, costly or time-consuming than Independent expects.

Independent, Independent Bank, Houston City Bancshares and Houston Community Bank have operated and, until the merger is completed, will continue to operate, independently. Accordingly, it is possible that the process of integrating Houston Community Bank’s operations into Independent Bank’s operations could result in the disruption of operations, the loss of Houston Community Bank customers and employees and make it more difficult to achieve the intended benefits of the merger. Specifically, inconsistencies between the standards, controls, procedures and policies of Independent Bank and those of Houston Community Bank could adversely affect Independent Bank’s ability to maintain relationships with current customers and employees of Houston Community Bank if and when the merger is completed. Further, as with any merger of banking institutions, business disruptions may occur that may cause Independent Bank to lose customers or may cause customers to withdraw their deposits from Houston Community Bank prior to the merger’s consummation and from Independent Bank thereafter. The realization of the anticipated benefits of the merger may depend in large part on Independent’s ability to integrate Houston Community Bank’s operations into Independent Bank’s operations, and to address differences in business models and cultures. Moreover, the combined effect of integrating the acquisition of Collin Bank, which was completed in the fourth quarter of 2013, the acquisitions of Live Oak Financial, which was completed in the first quarter of 2014, and the acquisition of BOH Holdings, which was completed in the second quarter of 2014, with most of the integration activities expected to occur in the months following the respective dates of acquisition, may stretch Independent’s management and could result in Independent experiencing operational difficulties in such integrations. If Independent is not able to integrate the operations of the foregoing companies and Houston Community Bank into Independent Bank’s operations successfully and on a timely basis, some or all of the expected benefits of the acquisitions may not be realized.

Some of the directors and officers of Houston City Bancshares may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the reorganization agreement.

The interests of some of the directors and officers of Houston City Bancshares may be different from those of Houston City Bancshares shareholders. The directors and certain officers of Houston City Bancshares are or will be participants in arrangements relating to or that are affected by the merger that are different from, or in addition to, those of Houston City Bancshares shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of Houston City Bancshares in the Merger” beginning on page    .

Independent may fail to realize the cost savings anticipated from the merger.

Although Independent anticipates that it will realize certain cost savings as to the Houston Community Bank operations and otherwise from the merger if and when the Houston Community Bank operations are fully integrated into Independent Bank’s operations, it is possible that Independent may not realize all of the cost savings that Independent has estimated it can realize. For example, unanticipated growth in Independent’s business may require Independent to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced as a result of the merger. Independent’s realization of the estimated cost savings also will depend on Independent’s ability to combine the operations of Independent Bank and Houston Community Bank in a manner that permits those costs savings to be realized. Independent is not able to integrate Houston Community Bank’s operations into Independent Bank’s operations successfully, the anticipated cost savings may not be fully realized, if at all, or may take longer to realize than expected.

Houston City Bancshares shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Houston City Bancshares shareholders currently have the right to vote in the election of the board of directors of Houston City Bancshares and on other matters affecting Houston City Bancshares. The merger will transfer control of Houston City Bancshares to Independent and to the shareholders of Independent. When the merger occurs, each Houston City Bancshares shareholder will become a shareholder of Independent with a percentage ownership of Independent much smaller than such shareholder’s percentage ownership of Houston City Bancshares. Because of this, Houston City Bancshares shareholders will have less influence on the management and policies of Independent than they now have on the management and policies of Houston City Bancshares.

The dissenters’ rights appraisal process is uncertain.

Houston City Bancshares shareholders may or may not be entitled to receive more than the amount provided for in the reorganization agreement for their shares of Houston City Bancshares common stock if they elect to exercise their right to dissent from the proposed merger, depending on the appraisal of the fair value of the Houston City Bancshares common stock pursuant to the dissenting shareholder procedures under the TBOC. See “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of Houston City Bancshares Shareholders” and Appendix C. For this reason, the amount of cash that you might be entitled to receive should you elect to exercise your right to dissent to the merger may be more or less than the value of the merger consideration to be paid pursuant to the reorganization agreement. In addition, it is a condition in the reorganization agreement that the holders of not more than 5% of the outstanding shares of Houston City Bancshares common stock shall have exercised their statutory dissenters’ rights under the TBOC. The number of shares of Houston City Bancshares common stock that will exercise dissenters’ rights under the TBOC is not known and therefore there is no assurance of this closing condition being satisfied.

The fairness opinion obtained by Houston City Bancshares from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Hovde Group, Houston City Bancshares’ financial advisor in connection with the proposed merger, has delivered to the board of directors of Houston City Bancshares its opinion dated as of May 29, 2014. The opinion of Hovde Group stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the Houston City Bancshares shareholders from a financial point of view. The opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to Hovde Group, as of the date thereof. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion and its resulting conclusion. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Independent and Houston City Bancshares.

The shares of Independent common stock to be received by Houston City Bancshares shareholders as a result of the merger will have different rights than the shares of Houston City Bancshares common stock and in some cases may be less favorable.

The rights associated with Houston City Bancshares common stock are different from the rights associated with Independent common stock and in some cases may be less favorable. See “Comparison of Rights of Shareholders of Houston City Bancshares and Independent” on page 94 for a more detailed description of the shareholder rights of each of Independent and Houston City Bancshares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Independent after the merger is completed as well as information about the merger, including Independent’s future revenues, income, expenses, provision for taxes, effective tax rate, earnings per share and cash flows, Independent’s future capital expenditures and dividends, Independent’s future financial condition and changes therein, including changes in Independent’s loan portfolio and allowance for loan losses, Independent’s future capital structure or changes therein, the plan and objectives of management for future operations, Independent’s future or proposed acquisitions, the future or expected effect of acquisitions on Independent’s operations, results of operations and financial condition, Independent’s future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is estimated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that we make are based on Independent’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect the future financial results and performance of each of Independent and Houston City Bancshares before the merger or Independent after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	worsening business and economic conditions nationally, regionally and in Independent’s target markets, particularly in Texas and the geographic areas in which Independent operates or particularly affecting the financial industry generally;

•	Independent’s dependence on its management team and its ability to attract, motivate and retain qualified personnel;

•	the concentration of Independent’s business within its geographic areas of operation in Texas;

•	deteriorating asset quality and higher levels of nonperforming assets and loan charge-offs;

•	concentration of Independent’s loan portfolio in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate;

•	inaccuracy of the assumptions and estimates Independent makes in establishing reserves for probable loan losses and other estimates;

•	lack of liquidity, including as a result of a reduction in the amount of sources of liquidity Independent currently has;

•	material decreases in the amount of deposits Independent holds;

•	regulatory requirements to maintain minimum capital levels;

•	changes in market interest rates that affect the pricing of Independent’s loans and deposits and its interest margins and net interest income;

•	fluctuations in the market value and liquidity of the securities that Independent holds for sale and changes in the securities market;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services, which likely will increase;

•	the institution and outcome of litigation and other legal proceeding against Independent or to which Independent becomes subject;

•	the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Independent’s regulators, such as the Dodd-Frank Act;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and Public Company Accounting Oversight Board;

•	governmental monetary and fiscal policies;

•	changes in the scope and cost of FDIC, insurance and other coverage;

•	the effects of war or other conflicts, acts of terrorism (including cyber-attacks) or other catastrophic events, including storms, droughts, tornadoes and flooding, that may affect general economic conditions;

•	Independent’s actual cost savings resulting from the merger are less than expected, Independent is unable to realize those cost savings as soon as expected or Independent incurs additional or unexpected costs;

•	Independent’s actual cost savings resulting from the merger or the Collin Bank, Live Oak Financial or BOH Holdings acquisitions are less than expected, Independent is unable to realize those cost savings as soon as expected or Independent incurs additional or unexpected costs;

•	Independent’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Independent expected;

•	the risk that the businesses of Independent and each of Houston City Bancshares, Collin Bank, Live Oak Financial and BOH Holdings will not be integrated successfully, or such integrations may be more difficult, time-consuming or costly than expected;

•	the failure of Houston City Bancshares’ shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	the quality of the assets acquired from other organizations being lower than determined in Independent’s due diligence investigation and related exposure to unrecoverable losses on loans acquired;

•	general business and economic conditions in the markets Independent or Houston City Bancshares serve change or are less favorable than expected;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

Independent urges you to consider all of these risks, uncertainties and other factors carefully in evaluating all such forward-looking statements Independent may make. As a result of these and other matters, including changes in facts, assumptions not being realized or other factors, the actual results relating to the subject matter of any forward-looking statement may different materially from the anticipated results expressed or implied in that forward-looking statement. Any forward-looking statement made by Independent in any report, filing, press release, document, report or announcement speaks only as of the date on which it is made. Independent undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. Independent believes that it has chosen these assumptions or bases in good faith and that they are reasonable. However, Independent cautions you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, Independent cautions you not to place undue reliance on our forward-looking statements.

GENERAL INFORMATION

This document constitutes a proxy statement of Houston City Bancshares and is being furnished to all record holders of Houston City Bancshares common stock in connection with the solicitation of proxies by the board of directors of Houston City Bancshares to be used at the special meeting of shareholders of Houston City Bancshares to be held on September 10, 2014. The purpose of the special meeting is to consider and vote to approve the reorganization agreement, which provides for, among other things, the initial merger of IBGHCB, a wholly owned subsidiary of Independent, with and into Houston City Bancshares, with Houston City Bancshares being the surviving entity, the subsequent merger of Houston City Bancshares with and into Independent, with Independent being the surviving entity, and then the bank merger of Houston Community Bank with and into Independent Bank, with Independent Bank being the surviving bank. This document also constitutes a prospectus relating to offer and sale of the Independent common stock to be issued to holders of Houston City Bancshares common stock upon completion of the merger of Houston City Bancshares and IBGHCB.

Independent has supplied all of the information contained herein relating to Independent and Independent Bank, and Houston City Bancshares has supplied all of the information contained herein relating to Houston City Bancshares and Houston Community Bank.

THE SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Houston City Bancshares shareholders will be held at 2:00 p.m., Central Time, on September 10, 2014, at the offices of Houston Community Bank, 11390 Veterans Memorial Drive, Houston, Texas 77067.

Matters to be Considered

The purpose of the special meeting is to consider and vote on the following:

Proposal One: approve the Agreement and Plan of Reorganization, dated as of June 2, 2014, by and between Independent and Houston City Bancshares and the related Agreement and Plan of Merger, which is attached to the reorganization agreement as Exhibit A, pursuant to which IBGHCB will merge with and into Houston City Bancshares, all on the terms and subject to conditions contained therein; and

Proposal Two: to approve the adjournment of the special meeting to a later date or dates if the board of directors of Houston City Bancshares determines such an adjournment is necessary to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or to approve the reorganization agreement.

Completion of the merger is conditioned on, among other things, shareholder approval of the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement. No other business may be conducted at the special meeting.

Recommendation of the Houston City Bancshares Board of Directors

On June 2, 2014, the Houston City Bancshares board of directors unanimously approved the reorganization agreement and the transactions contemplated thereby. Based on Houston City Bancshares’ reasons for the merger described in this proxy statement/prospectus, including the fairness opinion of Hovde Group, the board of directors of Houston City Bancshares believes that the merger is in the best interests of Houston City Bancshares’ shareholders.

Accordingly, the Houston City Bancshares board of directors unanimously recommends that Houston City Bancshares shareholders vote as follows:

“FOR” approval of the reorganization agreement and the merger; and.

“FOR” any proposal to adjourn the special meeting that the Houston City Bancshares board of directors determines is necessary, including to permit further solicitation of additional proxies on the proposal to approve the reorganization agreement.

See “Proposal to Approve the Reorganization Agreement—Recommendation of Houston City Bancshares’ Board and Its Reasons for the Merger” beginning on page 43.

Holders of Houston City Bancshares common stock should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Appendices in their entirety for more detailed information concerning the merger and the transactions contemplated by the reorganization agreement.

Houston City Bancshares Record Date; Shareholders Entitled to Vote

The record date for the special meeting is                     , 2014, or the record date. Only record holders of shares of Houston City Bancshares common stock at 5:00 p.m. Central Time, or the close of business, on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment(s) thereof. At the close of business on the record date, the only outstanding securities of Houston City Bancshares with a right to vote on the proposals was Houston City Bancshares common stock, with 551,993 shares of Houston City Bancshares common stock issued and outstanding. Each share of Houston City Bancshares common stock outstanding on the record date is entitled to one vote on each proposal. Holders of at least two-thirds of the outstanding shares of Houston City Bancshares common stock, must vote in favor of the reorganization agreement in order to permit consummation of the merger.

Voting by Houston City Bancshares’ Directors and Executive Officers Subject to the Voting Agreement

All of the directors and executive officers of Houston City Bancshares have entered into an agreement to vote the shares of Houston City Bancshares common stock they control in favor of approval of the reorganization agreement and the merger and in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreement; provided, however, that the Houston City Bancshares shareholders who entered into the voting agreement would be permitted to vote to accept a superior proposal, if any, under the terms of the reorganization agreement. As of the record date, 174,213 shares of Houston City Bancshares common stock, or approximately 31.56% of the outstanding shares of such common stock, entitled to vote at the special meeting, are bound by the voting agreement.

Quorum and Adjournment

No business may be transacted at the special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of each class of the shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum, but the holders of at least two-thirds of the shares of Houston City Bancshares common stock entitled to vote at the special meeting must be present, in person or by proxy, at the special meeting in order for the necessary vote to be able to take action on the merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding Houston City Bancshares common stock is required to approve the reorganization agreement. As a result, if shares representing at least two-thirds of the shares of Houston City Bancshares common stock outstanding on the close of business on the record date are not present at the special meeting, the presence of a quorum will still not permit the merger to be approved at the special meeting.

If a quorum is not present, or if fewer shares than are required are voted in favor of the proposal to approve the reorganization agreement, the merger and the other transactions contemplated by the reorganization agreement, then the special meeting may be adjourned to allow for the solicitation of additional proxies, if the approval of a majority of the votes cast at the special meeting on such proposal is obtained.

No notice of an adjourned special meeting need be given unless after the adjournment, a new record date is fixed for the adjourned special meeting, in which case a notice of the adjourned special meeting shall be given to each Houston City Bancshares shareholder of record entitled to vote at the special meeting. At any adjourned special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned special meeting.

All shares of Houston City Bancshares common stock represented at the special meeting, including shares that are represented but that vote to abstain and broker nonvotes, will be treated as present for purposes of determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Houston City Bancshares proposals are as follows:

Proposal One: approving the reorganization agreement and the merger requires the affirmative vote of at least two-thirds of the issued and outstanding shares of Houston City Bancshares common stock entitled to vote at the special meeting. Failures to vote, broker nonvotes and abstentions will have the same effect as a vote against this proposal.

Proposal Two: approving the adjournment of the special meeting, if necessary, to allow for the solicitation of additional proxies requires the approval of a majority of the votes cast by holders of Houston City Bancshares common stock at the special meeting, regardless of whether there is a quorum. Failures to vote, broker nonvotes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Houston City Bancshares common stock at the close of business on the record date, a proxy card is enclosed for your use. Houston City Bancshares requests that you vote your shares as promptly as possible by submitting your Houston City Bancshares proxy card by mail using the enclosed return envelope. When the accompanying proxy card is returned properly executed, the shares of Houston City Bancshares common stock represented by it will be voted at the special meeting or any adjournment(s) thereof in accordance with the instructions contained in the proxy card.

If a proxy card is returned without an indication as to how the shares of Houston City Bancshares common stock represented by it are to be voted with regard to a particular proposal, the shares of Houston City Bancshares common stock represented by the proxy will be voted in accordance with the recommendation of the Houston City Bancshares board of directors and, therefore, such shares will be voted:

“FOR” Proposal One approving the reorganization agreement and the merger; and

“FOR” Proposal Two approving the adjournment of the special meeting, if necessary to permit solicitation of additional proxies.

At the date hereof, the Houston City Bancshares board of directors has no knowledge of any business that will be presented for consideration at the special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Houston City Bancshares’ Notice of Special Meeting of Shareholders.

No other matter can be brought up or voted upon at the special meeting.

Your vote is important. Accordingly, if you were a record holder of Houston City Bancshares common stock on the record date of the special meeting, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

Attending the Meeting; Voting in Person

Only record holders of Houston City Bancshares common stock on the record date, their duly appointed proxies, and invited guests may attend the special meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring to gain admittance to the special meeting depend on whether they are shareholders of record or proxy holders. A Houston City Bancshares shareholder who holds shares of Houston City Bancshares common stock directly registered in such shareholder’s name who desires to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to in this proxy statement/prospectus as a “beneficial owner”) who desires to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Houston City Bancshares shares who desires to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Houston City Bancshares shareholder of record, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent Houston City Bancshares shareholders from being admitted to the special meeting.

Revocation of Proxies

A Houston City Bancshares shareholder entitled to vote at the special meeting may revoke a proxy at any time before such time that the proxy card for any such holders of Houston City Bancshares common stock must be received at the special meeting by taking any of the following three actions:

•	delivering written notice of revocation to Brad Fagan, Corporate Secretary, Houston City Bancshares, Inc., 11390 Veterans Memorial Drive, Houston, Texas 77067;

•	delivering a proxy card bearing a later date than the proxy that such shareholder desires to revoke; or

•	attending the special meeting and voting in person.

Merely attending the special meeting will not, by itself, revoke your proxy; a Houston City Bancshares shareholder must cast a subsequent vote at the special meeting using forms provided for that purpose. The last valid vote that we receive before or at the special meeting is the vote that will be counted.

If you hold your shares in “street name” through a bank or broker, you must contact such bank or broker if you desire to revoke your proxy.

Tabulation of Votes

Houston City Bancshares has appointed Brad Fagan to serve as the Inspector of Election for the special meeting. The Inspector of Election will independently tabulate affirmative votes, negative votes and abstentions.

Solicitation of Proxies

The Houston City Bancshares board of directors is soliciting proxies for the special meeting from holders of its Houston City Bancshares common stock entitled to vote at such special meeting. In accordance with the reorganization agreement, Houston City Bancshares will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Houston City Bancshares’ officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Houston City Bancshares will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Houston City Bancshares common stock. Houston City Bancshares may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists at the special meeting. Brokers that are members of the NYSE or NASDAQ Global Select Market, as holders of record, are permitted to vote on certain routine matters in their discretion, but not on nonroutine matters. The proposal to approve the reorganization agreement is a nonroutine matter. Accordingly, if a holder of shares of Houston City Bancshares common stock holds such shares in “street name” and does not provide voting instructions to his or her bank, broker or nominee that is a member of NYSE or NASDAQ Global Select Market, those shares will not be voted on the proposal to approve the reorganization agreement and the merger at the special meeting unless you receive a proxy from that broker that will allow you to vote the shares you beneficially own and that are held by that broker.

Adjournments

Any adjournment of the special meeting may be made from time to time if the approval of the holders of a majority of the votes cast by the holders of shares of Houston City Bancshares common stock at the special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed). If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposals, then Houston City Bancshares shareholders may be asked to vote on a proposal to adjourn the special meeting so as to permit solicitation of additional proxies.

Questions and Additional Information

If a Houston City Bancshares shareholder has questions about the merger or the process for voting or if additional copies of this document or a replacement proxy card are needed, please contact W. Phillip Johnson, Jr., Houston City Bancshares’ Chairman of the Board, at (281) 537-7200.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

(Proposal One)

The following information describes the material aspects of the merger. A copy of the reorganization agreement is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the reorganization agreement in its entirety.

Terms of the Merger

The reorganization agreement provides for the acquisition of Houston City Bancshares by Independent through certain merger transactions. Specifically, the reorganization agreement provides for the initial merger of IBGHCB, a wholly owned subsidiary of Independent, with and into Houston City Bancshares, with Houston City Bancshares being the surviving entity, the subsequent merger of Houston City Bancshares with and into Independent, with Independent being the surviving entity, and then the bank merger of Houston Community Bank with and into Independent Bank, with Independent Bank being the surviving bank. If the shareholders of Houston City Bancshares approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or are waived by the party entitled to do so, the parties anticipate that the merger will be completed in the fourth quarter of 2014, although delays could occur.

Independent is currently the sole shareholder of Independent Bank, a Texas state bank, and Houston City Bancshares is currently the sole indirect shareholder of Houston Community Bank, N.A., a national banking association. Houston City Bancshares owns 100% of the capital stock of HCB Nevada, Inc., a Nevada corporation, which, in turn, owns 100% of the capital stock of Houston Community Bank. Houston City Bancshares has agreed to dissolve HCB Nevada, Inc. prior to the closing date. Upon the effectiveness of the merger, both Independent Bank and the Houston Community Bank will be wholly owned subsidiaries of Independent. Pursuant to the reorganization agreement, immediately following the effectiveness of the merger, Houston Community Bank will merge with and into Independent Bank, with Independent Bank being the surviving bank following the bank merger.

If Houston City Bancshares shareholders approve the reorganization agreement and the merger is completed, holders of Houston City Bancshares common stock would receive a cash amount equal to $30.44, or the per share cash consideration, subject to a potential downward adjustment based upon the tangible book value of Houston City Bancshares on the closing date, and a number of shares of Independent common stock, or the per share stock consideration, equal to the quotient of (i) $56.52, divided by (ii) the average, determined to one-one hundredth of one cent, of the volume weighted sale price per share of Independent common stock on NASDAQ Global Select Market System for the ten consecutive trading days ending on and including the third trading day preceding the closing date, as reported by Bloomberg, or the average sales price. Based on the closing price of Independent common stock on July 17, 2014 of $49.61 and assuming that the tangible book value of Houston City Bancshares is at least $24,000,000 on the closing date, upon completion of the merger, holders of Houston City Bancshares common stock would receive approximately 1.1393 shares of Independent common stock plus $30.44 in cash for each share of Houston City Bancshares common stock that they own.

If the average sales price is less than 90% of $47.1770, or $42.4593, Independent may in its sole discretion elect to: (a) increase the per share cash consideration from $30.44 to an amount up to $43.48, subject to the tangible book value adjustment; and (b) reduce the per share stock consideration to a number of shares of Independent common stock equal to the quotient of (x) the difference between $86.96 and the increased amount of the per share cash consideration; divided by (y) the average sales price.

The amount of aggregate cash consideration will be reduced if Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, is less than $24,000,000 as of the closing date. If, as of the closing date, Houston City Bancshares’ tangible book value is less than $24,000,000, the aggregate cash consideration will be reduced by an amount equal to $24,000,000 minus Houston City Bancshares’ actual tangible book value as of the closing date. In the event of such reduction, the per share cash consideration would be reduced by an amount equal to the quotient of (i) the amount of such reduction, divided by (ii) the number of Houston City Bancshares shares outstanding on the closing date.

Fractional shares of Independent common stock will be paid in cash, without interest. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of the tangible book value adjustment to the amount of the per share cash consideration and the fluctuation in the market price of Independent common stock that will comprise the per share stock consideration, you will not know the exact amount of cash or the exact number of shares of Independent common stock you will receive in connection with the merger when you vote on the reorganization agreement. However, the value of the stock consideration will be $56.52 worth of Independent common stock, with fractional shares being added to the initial $30.44 worth of cash consideration, assuming there is no tangible book value adjustment, as described above.

If the tangible book value on the calculation date is greater than $24,000,000, then on the day prior to the closing date, HCBI may distribute to its shareholders an amount equal to the difference between (i) the actual amount of tangible book value as of the fifth business day preceding the closing date, less (ii) $24,000,000.

Houston City Bancshares’ tangible book value as calculated pursuant to the reorganization agreement was approximately $27.33 million as of June 30, 2014. Tangible book value will increase or decrease by the amount of net income or net loss, respectively, of Houston City Bancshares through the closing date. However, all costs and expenses of Houston City Bancshares and Houston Community Bank related to the merger will be included as a deduction in the calculation of tangible book value. Management of Houston City Bancshares estimates net income (before costs and expenses of the merger) of approximately $1.52 million from June 30, 2014, through October 31, 2014 (the estimated closing date), and aggregate merger-related deductions to tangible book value of approximately $1.82 million. If these assumptions are correct, the amount of Houston City Bancshares’ tangible book value, as calculated pursuant to the reorganization agreement, would be approximately $27.03 million on the closing date. This amount is only an estimate and is based upon several assumptions, many of which are beyond the control of Houston City Bancshares. Accordingly, the actual amount of Houston City Bancshares’ tangible book value may vary from this estimated amount.

Treatment of Shares of Houston City Bancshares Common Stock

As a result of the merger, holders of Houston City Bancshares common stock will be entitled to receive whole shares of Independent common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of Houston City Bancshares common stock. As a result of the merger, certificates of Houston City Bancshares common stock will represent only the right to receive the merger consideration pursuant to the reorganization agreement. Houston City Bancshares will cease to exist following the completion of the merger.

Background of the Merger

From time to time, the board of directors and management of Houston City Bancshares have reviewed Houston City Bancshares’ future prospects for earnings and asset growth and the viability of Houston City Bancshares’ continued operations as an independent bank. On June 5, 2013, W. Phillip Johnson, Chairman of the board, met with representatives of Hovde Group to discuss the strategic alternatives available to Houston City Bancshares for maximizing shareholder value including, among other things, continued independence or a strategic merger or affiliation with another financial institution. As part of this discussion, Hovde Group also updated Mr. Johnson on market conditions.

During the following month, Mr. Johnson had several follow-up conversations with representatives of Hovde Group. As part of these discussions, Mr. Johnson expressed a willingness to meet with management of Independent and another company, Bank B, and requested that Hovde Group facilitate these meetings.

On August 5, 2013, representatives of Houston City Bancshares, Independent and Hovde Group met in Houston, Texas. Both banks expressed an interest in exchanging some preliminary information and executed a confidentiality agreement two days later.

Through August, certain information was exchanged and Hovde Group held several conversations with Houston City Bancshares and Independent resulting in a letter of intent from Independent received by Houston City Bancshares on August 30, 2013. The terms contained within the letter outlined an offer for $45 million, consisting of $13.5 million in cash and the remainder in Independent common stock.

On September 5, 2013, representatives of Houston City Bancshares, Bank B and Hovde Group met in Houston, Texas. While Houston City Bancshares’ management and representatives of Hovde Group had subsequent discussions with Bank B, discussions concluded without any proposal.

On September 11, 2013, Hovde Group was formally engaged to advise and assist Houston City Bancshares’ board by providing financial advisory services regarding its strategic alternatives including, but not limited to, a potential sale or merger. On September 17, 2013, Hovde Group met with Houston City Bancshares’ board to discuss the offer from Independent and evaluate Houston City Bancshares’ strategic alternatives.

During the following week, Independent indicated that another initiative required its undivided attention which would prohibit Independent from proceeding with Houston City Bancshares at that time.

At Houston City Bancshares’ board meeting on October 16, 2013, Hovde Group and the board discussed the possibility of holding discussions with additional strategic partners.

During the next two months, Hovde Group contacted three new parties, each of which signed a confidential agreement. One of these parties was Bank C which met with senior management of Houston City Bancshares and Hovde Group on December 12, 2013. On December 20, 2013, Bank C submitted a letter of intent to purchase Houston City Bancshares for $46 million with the consideration consisting entirely of cash. Representatives of Hovde Group engaged in subsequent discussions with the other two parties, but those discussions concluded without any proposal.

In late December, Independent expressed its interest in reopening discussions with Houston City Bancshares. On January 9, 2014, representatives of Independent met with senior management of Houston City Bancshares in Houston, Texas. On January 14, 2014, Independent submitted a letter of intent indicating a $48 million price for all of Houston City Bancshares’ capital stock, to be paid in a combination of cash and common stock of Independent. The letter required Houston City Bancshares to deliver $24 million in tangible shareholders’ equity at closing.

On January 21, 2014, Houston City Bancshares’ Chairman requested that Hovde Group contact Bank C to inquire whether it would increase its offer. Bank C increased their offer to an all-cash price of $47 million, including a requirement of $23 million in tangible shareholders’ equity at closing. On January 23, 2014, this letter was reviewed by Houston City Bancshares’ board, and after significant discussion among its board members, Houston City Bancshares decided that an all-cash offer provided greater certainty for its shareholders and invited Bank C to conduct a detailed due diligence.

Preparations were made in early February and onsite due diligence was conducted during the week of February 10, 2014. Due diligence continued throughout February and Bank C’s counsel began drafting a reorganization agreement; however, on March 6, 2014, Bank C expressed it would no longer be able to proceed with the contemplated transaction at that time.

Houston City Bancshares’ board requested that Hovde Group contact Independent. Hovde Group had several conversations with Independent that resulted in a letter of intent from Independent on March 31, 2014. This letter contemplated a $48 million price for all of Houston City Bancshares’ capital stock, to be paid in a combination of cash and common stock of Independent. The number of shares to be issued to Houston City Bancshares’ stockholders will be determined based on the volume weighted average price of Independent’s common stock for ten consecutive trading days ending on and including the third trading day preceding the Closing Date. The letter required Houston City Bancshares to deliver $24 million in tangible shareholders’ equity at closing.

During the week of April 28, 2014, Independent conducted onsite due diligence and its counsel began drafting a reorganization agreement.

On May 5, 2014, Houston City Bancshares’ counsel received the initial draft of the reorganization agreement. During the month of May, due diligence continued and certain terms of the reorganization agreement were negotiated.

On May 19, 2014, a team led by the senior management of Houston City Bancshares conducted its onsite diligence at Independent’s headquarters in McKinney, Texas.

On May 29, 2014, Houston City Bancshares’ board of directors met with its legal and financial advisors to discuss the proposed reorganization agreement, which was in its substantially final form. The Houston City Bancshares board of directors heard a presentation from Hovde Group on the financial aspects of the transaction. At the conclusion of this discussion and after responding to questions from the directors, Hovde Group rendered to Houston City Bancshares’ board of directors its oral opinion that the aggregate merger consideration to be received from Independent, which consisted of $16.8 million in cash and $31.2 million in Independent common stock, subject to adjustment as provided in the proposed reorganization agreement, was fair to the shareholders of Houston City Bancshares from a financial point of view. Hovde Group’s oral opinion was subsequently confirmed by delivery of its written opinion, dated May 29, 2014, to the Houston City Bancshares board of directors. Thereafter, Houston City Bancshares’ legal counsel, Harris Law Firm, PC, reviewed the terms and conditions of the proposed reorganization agreement and ancillary legal documents with the board of directors, discussing in detail the business points, contingencies, timing issues and fiduciary concerns.

Based upon the board of directors’ review and discussion of the proposed reorganization agreement, the opinion of Hovde Group and other relevant factors, Houston City Bancshares’ board unanimously authorized and approved the execution of the proposed reorganization agreement with Independent. On June 2, 2014, Houston City Bancshares executed the proposed reorganization agreement and Independent announced the transaction.

Recommendation of Houston City Bancshares’ Board and Its Reasons for the Merger

Houston City Bancshares’ board of directors has unanimously approved the reorganization agreement and unanimously recommends that the Houston City Bancshares shareholders vote “FOR” approval of the reorganization agreement.

Houston City Bancshares’ board of directors has determined that the merger is fair to, and in the best interests of, Houston City Bancshares’ shareholders. In approving the reorganization agreement, Houston City Bancshares’ board of directors consulted with Hovde Group with respect to the financial aspects and fairness of the merger consideration from a financial point of view, to the Houston City Bancshares shareholders, and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. In arriving at its determination, Houston City Bancshares’ board also considered a number of factors, including the following:

•	Houston City Bancshares’ board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of Houston City Bancshares;

•	the current and prospective environment in which Houston City Bancshares operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Hovde Group and the opinion of Hovde Group dated as of May 29, 2014 that, as of May 29, 2014 (the date on which Houston City Bancshares’ board of directors approved the reorganization agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration to be received from Independent is fair, from a financial point of view, to the shareholders of Houston City Bancshares (see “Proposal to Approve the Reorganization Agreement—Fairness Opinion of Houston City Bancshares’ Financial Advisor”);

•	that shareholders of Houston City Bancshares will receive part of the merger consideration in shares of Independent common stock, which is publicly traded on the NASDAQ stock exchange, thereby representing a more liquid and flexible investment than does Houston City Bancshares common stock;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code with respect to Houston City Bancshares stock exchanged for Independent stock;

•	that the number of shares to be issued to Houston City Bancshares stockholders will be determined based on the volume weighted average price of Independent’s common stock for ten consecutive trading days ending on and including the third trading day preceding the closing date.

•	the ability of Independent to pay the cash portion of the aggregate merger consideration.

•	the results that Houston City Bancshares could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Independent;

•	the non-economic terms of the transaction, including the impact on existing customers and employees;

•	the ability of Independent to receive approval from the appropriate regulatory authorities in a timely manner;

•	that a merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services; and

•	the ability of Independent as an experienced acquirer of financial institutions to integrate the operations of Houston City Bancshares.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by Houston City Bancshares’ board of directors in approving the merger. In reaching its determination, the Houston City Bancshares board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of Houston City Bancshares’ shareholders, and therefore the board of directors of Houston City Bancshares unanimously approved the reorganization agreement and the merger. In addition, all members of Houston City Bancshares’ board of directors have entered into voting agreements requiring them to vote the shares of Houston City Bancshares common stock over which they have voting authority in favor of the reorganization agreement.

HOUSTON CITY BANCSHARES’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

HOLDERS OF HOUSTON CITY BANCSHARES COMMON STOCK

VOTE FOR THE REORGANIZATION AGREEMENT.

Fairness Opinion of Houston City Bancshares’ Financial Advisor

The fairness opinion of Houston City Bancshares’ financial advisor, Hovde Group, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Houston City Bancshares. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Houston City Bancshares or Independent. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

Hovde Group has acted as Houston City Bancshares’ financial advisor in connection with the proposed merger. Hovde Group is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Houston City Bancshares, its wholly owned subsidiary, Houston Community Bank, and its operations. As part of its investment banking business, Hovde Group is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde Group reviewed the financial aspects of the proposed merger with Houston City Bancshares’ board of directors and, on May 29, 2014, rendered a written opinion to Houston City Bancshares’ board of directors that the merger consideration to be paid in connection with the merger was fair to the shareholders of Houston City Bancshares from a financial point of view.

The full text of Hovde Group’s written opinion is included in this joint proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde Group. The summary of the opinion of Hovde Group set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

Hovde Group’s opinion is directed to Houston City Bancshares’ board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to Houston City Bancshares’ shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde Group reviewed and analyzed material bearing upon the financial and operating conditions of Houston City Bancshares, Houston Community Bank and Independent and material prepared in connection with the merger, including, among other things, the following:

•	reviewed a draft of the reorganization agreement, as provided to Hovde Group by Houston City Bancshares;

•	reviewed certain unaudited financial statements of Houston City Bancshares and Independent for the three-month period ended March 31, 2014;

•	reviewed certain historical annual reports of each of Houston City Bancshares and Independent, including audited annual reports for Houston Community Bank and Independent for the year ending December 31, 2013;

•	reviewed certain historical publicly available business and financial information concerning each of Houston City Bancshares and Independent;

•	reviewed certain internal financial statements and other financial and operating data concerning Houston City Bancshares, including, without limitation, internal financial analyses and forecasts prepared by management of Houston City Bancshares, and held discussions with senior management of Houston City Bancshares regarding recent developments and regulatory matters;

•	analyzed financial projections prepared by certain members of senior management of Houston City Bancshares;

•	discussed with certain members of senior management of Houston City Bancshares the business, financial condition, results of operations and future prospects of Houston City Bancshares and Independent, as well as the history and past and current operations of Houston City Bancshares and Independent, Houston City Bancshares’ and Independent’s historical financial performance and Houston City Bancshares’ and Independent’s outlook and future prospects;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

•	analyzed the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	assessed the general economic, market and financial conditions;

•	took into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde Group deemed relevant to its analysis;

•	discussed with management of Houston City Bancshares their assessment of the rationale for the merger; and

•	performed such other analyses and considered such other factors as we have deemed appropriate.

In rendering its opinion, Hovde Group assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Houston City Bancshares, and in the discussions it had with the management of Houston City Bancshares. Hovde Group relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde Group by Houston City Bancshares and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by Houston City Bancshares on a basis reflecting the best currently available information and judgments and estimates by Houston City Bancshares, and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde Group did not assume any responsibility to verify such information or assumptions independently.

Hovde Group is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde Group assumed that such allowances for Houston City Bancshares and Independent are, in the aggregate, adequate to cover such losses. Hovde Group was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Houston City Bancshares or Independent, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde Group was not furnished with any such evaluations or appraisals, nor did Hovde Group review any loan or credit files of Houston City Bancshares or Independent.

Hovde Group assumed that the merger will be consummated substantially in accordance with the terms set forth in the reorganization agreement, without any waiver of material terms or conditions by Houston City Bancshares or any other party to the reorganization agreement and that the final reorganization agreement will not differ materially from the draft Hovde Group reviewed. Hovde Group assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Houston City Bancshares, Independent and their respective affiliates. Hovde Group further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Independent or the surviving institutions that would have a material adverse effect on the surviving institutions or the contemplated benefits of the merger. Hovde Group also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

Hovde Group’s opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the board of directors or Houston City Bancshares; (ii) the legal, tax or accounting consequences of the merger on Houston City Bancshares or Houston City Bancshares’ shareholders; (iii) any advice or opinions provided by any other advisor to the board of directors or Houston City Bancshares; or (iv) whether Independent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the cash portion of the merger consideration. Hovde Group’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Houston City Bancshares.

Houston City Bancshares engaged Hovde Group on September 11, 2013, to provide Houston City Bancshares with financial advisory services. Pursuant to the terms of the engagement, Hovde Group received a fee for the delivery of its fairness opinion. At the time the merger is completed, Houston City Bancshares will pay Hovde Group a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Houston City Bancshares has agreed to reimburse Hovde Group for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde Group against certain claims, losses, and expenses arising out of the merger or Hovde Group’s engagement.

In performing its analyses, Hovde Group made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde Group, Houston City Bancshares and Independent. Hovde Group’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Hovde Group as of, the date of its opinion. Hovde Group has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Hovde Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde Group’s opinion does not address the relative merits of the merger as compared to any other business combination in which Houston City Bancshares might engage. In addition, Hovde Group’s fairness opinion was among several factors taken into consideration by Houston City Bancshares’ board of directors in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Houston City Bancshares’ board of directors or Houston City Bancshares’ management with respect to the fairness of the merger consideration.

The following is a summary of the material analyses prepared by Hovde Group and presented to Houston City Bancshares’ board of directors on May 29, 2014 in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde Group, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde Group did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde Group. The tables alone are not a complete description of the financial analyses.

All net income information for Houston City Bancshares and other Subchapter S banks incorporated in these analyses are represented on an after-tax basis utilizing a 35% tax rate after taking into consideration any tax-free income, to the extent tax-free income information was readily available. For Houston City Bancshares, all tangible equity calculations are based upon the minimum tangible equity required at closing of $24 million.

Throughout the following analyses, Hovde Group references an estimated transaction value of $48 million. This is based upon the cash consideration of $16.8 million plus the stock consideration of $31.2 million of Independent common stock.

Precedent Transactions Analysis (Texas Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in Texas announced since January 1, 2010, in which each target had assets between $100 million and $1 billion, a return on average assets exceeding 0.70%, and non-performing assets represented less than 2.5% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following 10 transactions:

Buyer (State)	Target (State)
Independent Bank Group, Inc. (TX)	BOH Holdings, Inc. (TX)

Independent Bank Group, Inc. (TX)	Live Oak Financial Corp. (TX)

First Financial Bankshares, Inc. (TX)	Orange Savings Bank, SSB (TX)

Pacific Premier Bancorp, Inc. (CA)	First Associations Bank (TX)

Overton Financial Corporation (TX)	First National Bank of Canton (TX)

FVNB Corp. (TX)	First State Bank (TX)

Carlile Bancshares, Inc. (TX)	Northstar Financial Corporation (TX)

Independent Bank Group, Inc. (TX)	I Bank Holding Company, Inc. (TX)

First Financial Bankshares, Inc. (TX)	Sam Houston Financial Corp. (TX)

Veritex Holdings, Inc. (TX)	Professional Capital, Inc. (TX)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Houston City Bancshares as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value, as adjusted (the “Price-to-Tangible Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s total assets (the “Price-to-Total Assets Multiple”).

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate price of $48 million for Houston City Bancshares.

Implied Value to Houston City Bancshares Based On:	Price to Tang. Book Value Multiple	Price to Total Assets Multiple	Price to LTM EPS Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	200%	14.9%	15.0x	12.6%

Precedent Transactions:
Maximum	262%	23.8%	21.9x	18.4%
Minimum	118%	12.1%	10.5x	2.7%

Notes: LTM EPS = last twelve months earnings per share.

Comparative Company Analysis (Texas Group). Using publicly available information, Hovde Group compared the financial performance of Houston City Bancshares with that of the maximum and minimum of the precedent transactions. The performance highlights are based on the most recent quarter information of Houston City Bancshares at March 31, 2014.

	ROAA	ROAE	Efficiency Ratio	NPAs/ Assets	LLR/ NPAs
Houston City Bancshares	1.09%	13.0%	64.3%	0.2%	374.1%

Precedent Transactions:
Maximum	2.25%	21.6%	88.1%	2.2%	410.0%
Minimum	0.93%	10.0%	40.6%	0.0%	66.1%

Notes: ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; and LLR = loan loss reserves.

Precedent Transactions Analysis (Southwest Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in Texas announced since January 1, 2012, in which each target had assets between $100 million and $750 million, a return on average assets exceeding 0.65%, and non-performing assets represented less than 2.0% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following 10 transactions:

Buyer (State)	Target (State)
BancorpSouth, Inc. (MS)	Ouachita Bancshares Corp. (LA)

Independent Bank Group, Inc. (TX)	Live Oak Financial Corp. (TX)

Commerce Bancshares, Inc. (MO)	Summit Bancshares, Inc. (OK)

First Financial Bankshares, Inc. (TX)	Orange Savings Bank, SSB (TX)

Pacific Premier Bancorp, Inc. (CA)	First Associations Bank (TX)

Jeff Davis Bancshares, Inc. (LA)	Guaranty Capital Corporation (LA)

MidSouth Bancorp, Inc. (LA)	PSB Financial Corporation (LA)

Overton Financial Corporation (TX)	First National Bank of Canton (TX)

American Bancorporation, Inc. (OK)	Osage Bancshares, Inc. (OK)

FVNB Corp. (TX)	First State Bank (TX)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Houston City Bancshares as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value, as adjusted (the “Price-to-Tangible Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s total assets (the “Price-to-Total Assets Multiple”).

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate price of $48 million for Houston City Bancshares.

Implied Value to Houston City Bancshares Based On:	Price to Tang. Book Value Multiple	Price to Total Assets Multiple	Price to LTM EPS Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	200%	14.9%	15.0x	12.6%

Precedent Transactions:
Maximum	220%	19.1%	25.2x	12.8%
Minimum	118%	8.1%	13.2x	2.7%

Notes: LTM EPS = last twelve months earnings per share.

Comparative Company Analysis (Southwest Group). Using publicly available information, Hovde Group compared the financial performance of Houston City Bancshares with that of the maximum and minimum of the precedent transactions. The performance highlights are based on the most recent quarter information of Houston City Bancshares at March 31, 2014.

	ROAA	ROAE	Efficiency Ratio	NPAs/ Assets	LLR/ NPAs
Houston City Bancshares	1.09%	13.0%	64.3%	0.2%	374.1%

Precedent Transactions:
Maximum	1.73%	21.8%	73.3%	2.0%	410.0%
Minimum	0.67%	4.2%	53.8%	0.0%	51.1%

Notes: ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; and LLR = loan loss reserves.

Precedent Transactions Analysis (Nationwide Group). As part of its analysis, Hovde Group reviewed publicly available information related to select acquisition transactions of banks based in the United States announced since January 1, 2013, in which each target had assets between $100 million and $500 million, a return on average assets exceeding 0.80%, and non-performing assets represented less than 1.5% of total assets. Information for the target institutions was based on the most recent quarter prior to announcement of the transaction. The resulting group consisted of the following 17 transactions:

Buyer (State)	Target (State)
Home BancShares, Inc. (AR)	Florida Traditions Bank (FL)

First Citizens Bancshares, Inc. (TN)	Southern Heritage Bcshs, Inc. (TN)

Salisbury Bancorp, Inc. (CT)	Riverside Bank (NY)

First Financial Bancorp. (OH)	Insight Bank (OH)

First Financial Bancorp. (OH)	First Bexley Bank (OH)

NewBridge Bancorp (NC)	CapStone Bank (NC)

New Century Bancorp, Inc. (NC)	Select Bancorp, Inc. (NC)

Community & Southern Hldgs, Inc. (GA)	Verity Capital Group, Inc. (GA)

Independent Bank Group, Inc. (TX)	Live Oak Financial Corp. (TX)

Wilshire Bancorp, Inc. (CA)	BankAsiana (NJ)

CBTCO Bancorp (NE)	Bradley Bancorp (NE)

CNB Financial Corporation (PA)	FC Banc Corp. (OH)

Heritage Financial Corporation (WA)	Valley Community Bcshs, Inc. (WA)

Pacific Premier Bancorp, Inc. (CA)	San Diego Trust Bank (CA)

Glacier Bancorp, Inc. (MT)	Wheatland Bankshares, Inc. (WY)

First Financial Bankshares, Inc. (TX)	Orange Savings Bank, SSB (TX)

Lakeland Bancorp, Inc. (NJ)	Somerset Hills Bancorp (NJ)

For each precedent transaction, Hovde Group derived and compared the implied ratio of deal value to the implied ratio based on certain financial characteristics of Houston City Bancshares as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value, as adjusted (the “Price-to-Tangible Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s total assets (the “Price-to-Total Assets Multiple”).

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price-to-LTM EPS Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value, as adjusted, to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate price of $48 million for Houston City Bancshares.

Implied Value to Houston City Bancshares Based On:	Price to Tang. Book Value Multiple	Price to Total Assets Multiple	Price to LTM EPS Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	200%	14.9%	15.0x	12.6%

Precedent Transactions:
Maximum	185%	18.3%	24.3x	10.5%
Minimum	109%	11.0%	6.8x	1.2%

Notes: LTM EPS = last twelve months earnings per share.

Comparative Company Analysis (Nationwide Group). Using publicly available information, Hovde Group compared the financial performance of Houston City Bancshares with that of the maximum and minimum of the precedent transactions. The performance highlights are based on the most recent quarter information of Houston City Bancshares at March 31, 2014.

	ROAA	ROAE	Efficiency Ratio	NPAs/ Assets	LLR/ NPAs
Houston City Bancshares	1.09%	13.0%	64.3%	0.2%	374.1%

Precedent Transactions:
Maximum	2.50%	21.4%	78.6%	1.4%	666.0%
Minimum	0.80%	6.6%	52.0%	0.0%	77.0%

Notes: ROAA = return on average assets; ROAE = return on average equity; NPAs = nonperforming assets; and LLR = loan loss reserves.

No company or transaction used as comparison in the above transaction analyses is identical to Houston City Bancshares or Independent, and no transaction was consummated on terms identical to the terms of the reorganization agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Houston City Bancshares’ recent performance, the current banking environment and the local economy in which the Houston City Bancshares operates, Hovde Group determined earnings estimates for a forward looking five-year period with the assistance of information and guidance provided by the management of Houston City Bancshares. These estimates were based on asset growth of 5% annually through 2016 and 4% thereafter. The after-tax return on average assets ranged between 1.0% and 1.1% per year. It was assumed that distributions of

50% of pre-tax earnings would be paid each year to cover the estimated tax obligation due under the Subchapter S election and the remainder would serve as discretionary cash flow to shareholders. A range of discount rates between 11% and 15% were employed in determining the present value of the cash flows plus the terminal value. Hovde Group utilized three different discounted cash flow methodologies to arrive at implied values for Houston City Bancshares.

For the first discounted cash flow analysis (“DCF Perpetuity”), an aggregate value to Houston City Bancshares shareholders was calculated based on the present value of future free cash flows after tax. Hovde Group utilized a terminal value at the end of 2019 based on Houston City Bancshares’ earnings increasing perpetually thereafter at an annual rate of 4.0%. Present values were calculated based on the free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF Perpetuity ranged between $30 million and $47.9 million with a midpoint of $36.9 million.

In the second discounted cash flow analysis (“DCF PE Multiple”), the same earnings estimates were used; however in arriving at the terminal value of Houston City Bancshares’ earnings stream at the end of 2018, Hovde Group applied the median price-to-earnings multiple from precedent transactions in the Texas Group. Present values were calculated based on the free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF PE Multiple ranged between $41 million and $48.6 million with a midpoint of $44.6 million.

In the third and final discounted cash flow analysis (“DCF PTBV Multiple”), the same earnings estimates and dividends were used as in the DCF PE Multiple analysis; however, in arriving at the terminal value at the end of 2018, Hovde Group applied the median price-to-tangible book value multiple from precedent transactions in the Texas Group. Present values were calculated based on the free cash flows plus the terminal value and the range of discount rates. The resulting values of the DCF PTBV Multiple ranged between $34.2 million and $40.5 million with a midpoint of $37.2 million.

These analyses and their underlying assumptions yielded a range of values for Houston City Bancshares, and the median values is outlined in the table below:

Implied Value to Houston City Bancshares Based On:	Implied Transaction Value (Millions)	Price to Tang. Book Value Multiple	Price to LTM Net Income Multiple	Price to Assets Multiple	Premium to Core Deposits Multiple
Reorganization Agreement	$48.0	200%	15.0x	14.9%	12.6%

DCF Perpetuity (midpoint)	$36.9	154%	11.6x	11.4%	6.7%

DCF PE Multiple (midpoint)	$44.6	186%	14.0x	13.8%	10.8%

DCF PTBV Analysis (midpoint)	$37.2	155%	11.7x	11.5%	6.9%

Notes: LTM = last twelve months.

Hovde Group noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. Hovde Group’s analysis does not purport to be indicative of the actual values or expected values of Houston City Bancshares’ Common Stock.

Public Peer Analysis. As part of its analysis, Hovde Group reviewed a selected group of financial institutions deemed to be comparable to Independent. This group was based on publicly-traded financial institutions with a significant portion of their operations in the Southwest region with total assets between $1 billion and $15 billion (the “Public Peer Group”). The Public Peer Group consisted of the following 12 institutions:

Public Peer (State)

IBERIABANK Corporation (LA)

BancorpSouth, Inc. (MS)

Texas Capital Bancshares, Inc. (TX)

Trustmark Corporation (MS)

Hilltop Holdings Inc. (TX)

Home BancShares, Inc. (AR)

BancFirst Corporation (OK)

First Financial Bankshares, Inc. (TX)

Bank of the Ozarks, Inc. (AR)

ViewPoint Financial Group, Inc. (TX)

Southside Bancshares, Inc. (TX)

MidSouth Bancorp, Inc. (LA)

The table below shows the results of this analysis comparing the values and multiples of Independent to the Public Peer Group. This analysis utilized the closing common stock prices on May 28, 2014.

	Price to Book Value Multiple	Price to Tang. Book Multiple	Price to LTM Core EPS Multiple	Price to 2014 Est. EPS Multiple	Price to 2015 Est. EPS Multiple	Dividend Yield
Independent	233%	285%	30.1x	20.6x	15.5x	0.5%

Public Peer Group:
Maximum	340%	368%	30.6x	22.9x	19.3x	4.0%
Minimum	114%	162%	11.9x	11.7x	11.3x	0.0%

Notes: LTM = last twelve months; and Est. EPS = estimated earnings per share. EPS estimates are based on the mean of research analysts as compiled by FactSet Research Systems Inc.

Comparative Company Analysis (Public Peer Group). Using publicly available information, Hovde Group compared Independent’s financial performance with that of the maximum and minimum of the institutions included in the Public Peer Group. Independent’s performance highlights are based on Independent’s most recent quarter information at March 31, 2014.

	ROAA	ROATCE	Efficiency Ratio	Net Interest Margin	NPAs + 90PD/ Assets	TCE / Tang. Assets
Independent	0.92%	10.1%	63.8%	4.2%	0.2%	8.9%

Public Peer Group:
Maximum	2.06%	17.6%	81.2%	5.6%	3.0%	14.5%
Minimum	0.66%	6.1%	43.8%	3.0%	0.2%	5.8%

Notes: ROAA = return on average assets; ROATCE = return on average tangible common equity; NPAs + 90PD = nonperforming assets plus loans 90 days past due; and TCE = tangible common equity.

No company used for comparison in the above transaction analyses is identical to Independent. Accordingly, the analysis and comparison is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Other Factors and Analyses. Hovde Group took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weight to any one factor or comparison, Hovde Group determined that the merger consideration to be paid in connection with the merger is fair from a financial point of view to Houston City Bancshares’ shareholders. Each shareholder is encouraged to read Hovde Group’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this joint proxy statement/prospectus.

Exchange of Houston City Bancshares Stock Certificates

As soon as practical after the effective time of the merger, with the intent to be ten business days after the effective time of the merger, Independent’s transfer and exchange agent, Wells Fargo Bank Shareowner Services, will mail a letter of transmittal and instructions to you for use in surrendering your Houston City Bancshares stock certificates. When you properly surrender your stock certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, the exchange agent will promptly (with the intent to be no later than five business days after such surrender) cancel the surrendered stock certificates and deliver to you a notice required under the TBOC specifying, among other things, the number of shares of Independent common stock, which shall be solely in uncertificated book-entry form credited to the account of the holder of record as established in the Direct Representation System, and cash to which you are entitled under the reorganization agreement. No Independent stock certificates will be issued with respect to the Independent common stock to be issued under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, other than shares of Houston City Bancshares common stock subject to the exercise of dissenters’ rights, each outstanding Houston City Bancshares stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement without interest thereon. With respect to any Houston City Bancshares stock certificate that has been lost, stolen or destroyed, Independent will pay the merger consideration attributable to such stock certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Independent’s standard policy, and evidence reasonably satisfactory to Independent of ownership of the shares in question. After the effective time of the merger, Houston City Bancshares’ transfer books will be closed and no transfer of the shares of Houston City Bancshares common stock outstanding immediately prior to the effective time will be permitted on Independent’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any special meeting of Independent’s shareholders the number of whole shares of Independent common stock into which your shares of Houston City Bancshares are converted, regardless of whether you have surrendered your Houston City Bancshares stock certificates to the exchange agent. Whenever Independent declares a dividend or other distribution on Independent common stock which has a record date after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Independent common stock issued pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Independent common stock will be delivered to you until you surrender your Houston City Bancshares stock certificates.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of Texas regarding the initial merger of IBGHCB with and into Houston City Bancshares.

It is anticipated that the bank merger will be completed on the same day. If the shareholders of Houston City Bancshares approve the reorganization agreement at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are satisfied or waived by the party entitled to do so, Independent anticipates that the merger will be completed in the fourth quarter of 2014, although delays could occur.

Independent cannot assure you that the necessary shareholder and regulatory approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, Houston City Bancshares has agreed to, and has agreed to cause Houston Community Bank to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices;

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

•	use commercially reasonable efforts to obtain any approvals or consent required to maintain all existing contracts, leases and documents relating to or affecting its properties, assets and business;

•	maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

•	comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to its properties and operations, where such noncompliance with which would reasonably be expected to cause a material adverse change;

•	timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

•	withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

•	continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

•	account for all transactions in accordance with generally accepted accounting principles (unless otherwise instructed by regulatory accounting principles, in which instance account for such transaction in accordance with regulatory accounting principles) specifically, without limitation, (i) maintaining the allowance for loan and lease losses account for Houston Community Bank at not less than $2,091,000 and (ii) paying or accruing for by the closing date of the merger all liabilities, obligations, costs and expenses owed or incurred by Houston City Bancshares or Houston Community Bank on or before the closing date;

•	perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith dispute;

•	maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

•	timely file all reports required to be filed with governmental authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

From the date of the reorganization agreement through the effective time of the merger, Houston City Bancshares has agreed not to, and has agreed not to cause Houston Community Bank to, without the prior written consent of Independent:

•	introduce any new material method of management or operation;

•	intentionally take any action that could reasonably be anticipated to result in a material adverse change to its financial condition, assets, properties, reserves, liabilities and business or results of operations;

•	take or fail to take any action that could reasonably be expected to cause its representations and warranties made in the reorganization agreement to be inaccurate in any material respect at the effective time of the merger or preclude Houston Community Bank from making such representations and warranties at the effective time of the merger;

•	declare, set aside or pay any dividend or other distribution with respect to its capital except that (i) Houston Community Bank may pay dividends to Houston City Bancshares, (ii) Houston City Bancshares may pay a dividend of $0.50 per share to holders of its common stock on July 15, 2014, (iii) Houston City Bancshares may pay a dividend of $0.50 per share to holders of its common stock on October 15, 2014, if the closing date is not on or prior to that date and (iv) if the tangible book value, as calculated pursuant to the reorganization agreement on the fifth business day preceding the closing date, is greater than $24,000,000, then on the day prior to the closing date, Houston City Bancshares may distribute to its shareholders an amount equal to the difference between the actual amount of tangible book value on such date less $24,000,000.

•	enter into, alter, amend, renew or extend any material contract or commitment that would result in an obligation of Houston City Bancshares and Houston Community Bank to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business;

•	mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its properties, business or assets, tangible or intangible, except in the ordinary course of business and consistent with past practices;

•	cause or allow the loss of insurance coverage, unless replaced with coverage that is substantially similar (in amount and insurer) to that in effect as of the date of the reorganization agreement;

•	incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by the reorganization agreement or any of the agreements or documents contemplated therein;

•	discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices except for the obligations of Houston Community Bank under the retention agreements that are payable by Houston City Bancshares on or before the closing date;

•	issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of the reorganization agreement;

•	amend or otherwise change its certificate of formation or bylaws;

•	sell, transfer, lease to others or otherwise dispose of any material amount of its assets or properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices, but any such transaction involving amounts in excess of $100,000 shall be deemed to not be in the ordinary course of business;

•	enter into any material transaction other than in the ordinary course of business;

•	except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

•	sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

•	except for salary increases in the ordinary course of business and consistent with past practices of Houston City Bancshares and Houston Community Bank, (i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or (iii) enter into any employment or consulting contract (other than as contemplated by the reorganization agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of any employee benefit plans contemplated by the reorganization agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

•	engage in any transaction with any of its affiliates, except in the ordinary course of business and consistent with past practices;

•	acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

•	except as contemplated by the reorganization agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a material adverse change to its financial condition or business operations;

•	dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or proprietary right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

•	make any capital expenditures, capital additions or betterments in excess of an aggregate of $25,000;

•	hire or employ any new officer or hire or employ any new nonofficer employee, other than to replace nonofficer employees;

•	make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by generally accepted accounting principles, or regulatory accounting principles,

including, without limitation, making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of Houston Community Bank;

•	pay a rate on deposits at Houston Community Bank materially higher than is consistent with the ordinary course of business and consistent with past practices;

•	make any new loan to a single borrower and his related interests in excess of $500,000, and Houston City Bancshares is to provide to Independent a weekly written report of all loans made, renewed or modified by Houston Community Bank;

•	renew, extend the maturity of, or alter the material terms of, any loan except in compliance with Houston Community Bank’s existing policies and procedures and consistent with past practices and prudent banking principles;

•	renew, extend the maturity of, or alter any of, the material terms of any classified loan or extension of credit;

•	sell (but payment at maturity or prepayment is not deemed a sale) investment securities or purchase investment securities, other than U.S. Treasuries with a maturity of two years or less; or

•	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital.

For a complete description of such restrictions on the conduct of the business of Houston City Bancshares and Houston Community Bank, Independent refers you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

From the date of the reorganization agreement through the effective time of the merger, Independent has agreed to:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business and conduct its business in its ordinary and usual manner;

•	extend credit only in accordance with existing lending policies and practices;

•	use commercially reasonable efforts to preserve its business organization intact; retain the services of its present employees, officers, directors and agents; retain its present customers, depositors, suppliers and correspondent banks; and preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; and

•	promptly furnish or make available to Houston City Bancshares true and complete copies of each additional report filed with the SEC and each additional Independent Bank Call Report filed with to the FDIC.

No Solicitation

Houston City Bancshares agreed that it will not, and that it will cause Houston Community Bank and the respective employees, directors, officers, financial advisors and agents of each of them not to:

•	solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party with respect to any proposal that could reasonably be expected to lead to an acquisition proposal, whether by business combination, purchase of securities or assets or otherwise;

•	disclose to any third party any information concerning the business, properties, books or records of Houston City Bancshares or Houston Community Bank in connection with any acquisition proposal, other than as provided in the reorganization agreement or as required by applicable law; or

•	cooperate with any third party to make any acquisition proposal, other than a sale of assets of Houston Community Bank in the ordinary course of business consistent with past practices.

Promptly upon receipt of any unsolicited offer, Houston City Bancshares is required to communicate to Independent the terms of any proposal or request for information and the identity of the parties involved.

Provided that Houston City Bancshares has complied with the restrictions set forth above, if after the date of the reorganization agreement and before obtaining approval of the merger by its shareholders Houston City Bancshares receives a bona fide, unsolicited written acquisition proposal, it may engage in negotiations and discussions with, and furnish any information and other access to, any person making such acquisition proposal if, and only if, board of directors of Houston City Bancshares determines in good faith, after consultation with outside legal and financial advisors, that (i) such acquisition proposal is or is reasonably capable of becoming a superior proposal and (ii) the failure of the Houston City Bancshares board of directors to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the shareholders of Houston City Bancshares; but before furnishing any material nonpublic information, Houston City Bancshares must receive from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement entered into with Independent. In such case, Houston City Bancshares is required to:

•	promptly notify Independent of the receipt of such acquisition proposal or any request for nonpublic information relating to Houston City Bancshares or for access to its properties, books or records by any person that has made, or may be considering making, an acquisition proposal;

•	communicate the material terms of such acquisition proposal to Independent, including as they may change upon any modification or amendment to the terms thereof; and

•	keep Independent reasonably apprised of the status of and other matters relating to any such acquisition proposal on a timely basis.

An “acquisition proposal” means a written offer or proposal from a party other than Independent that contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Houston City Bancshares common stock regarding any of the following involving Houston City Bancshares: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of Houston City Bancshares, in a single transaction or series of related transactions, which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of Houston City Bancshares common stock or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do, or any agreement to engage in any of the foregoing. A “superior proposal” means a bona fide acquisition proposal made by a party other than Independent that the board of directors of Houston City Bancshares determines in its good faith judgment to be more favorable to Houston City Bancshares’ shareholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of Houston City Bancshares is reasonably capable of being obtained by such third person.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Independent and Houston City Bancshares to complete the merger that must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement and the merger by the holders of the percentage of the outstanding Houston City Bancshares common stock required for approval under the Houston City Bancshares certificate of formation and the TBOC;

•	receipt of all approvals and consents required by applicable law from all applicable governmental authorities in connection with the reorganization agreement, any other agreement contemplated thereby and the consummation of the transactions contemplated thereby, which approvals and consents do not impose any material requirement upon Independent or its subsidiaries that are reasonably unacceptable to Independent;

•	the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Independent common stock to be issued have been received;

•	the shares of Independent common stock to be issued to Houston City Bancshares shareholders being authorized for listing on the NASDAQ Global Select Market;

•	no action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the reorganization agreement, or the transactions contemplated hereby or thereby, by any governmental authority, including by means of the entry of a preliminary or permanent injunction, that would (i) make the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby, illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to consummate the transactions contemplated hereby or thereby, or (iii) could reasonably be expected to subject Independent, Houston City Bancshares, Houston Community Bank or any of their respective subsidiaries, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability upon the consummation of the reorganization agreement or any other agreement contemplated thereby, or the transactions contemplated thereby;

•	the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the closing date and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•	the absence of a material adverse change in the financial condition, assets, properties, reserves, liabilities, business or results of operations of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•	the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	the volume-weighted average of the sales price per share of Independent common stock on the NASDAQ Global Select Market over a ten consecutive trading day period ending on the third trading day prior to the closing date (i.e., the average sales price) being at least $37.7416;

In addition to the conditions listed above, Houston City Bancshares’ obligations to complete the merger is subject to the satisfaction of the following conditions:

•	Independent’s delivery of the merger consideration to Wells Fargo Bank Shareowner Services, as exchange agent;

•	the receipt by Houston City Bancshares of an opinion from Harris Law Firm, PC to the effect that for federal income tax purposes (i) the initial merger and the subsequent merger, together, will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Independent and Houston City Bancshares will be a party to such reorganization within the meaning of Section 368(b) of the Code.

In addition to the conditions listed above, Independent’s obligation to complete the merger is subject to the satisfaction of the following conditions by Houston City Bancshares:

•	Houston City Bancshares’ tangible book value as of the closing date of the merger must not be less than $22,000,000;

•	Houston City Bancshares’ allowance for loan losses as of the closing date must be at least equal to $2,091,000;

•	all Houston City Bancshares employee plans must be terminated in accordance with their respective terms and all applicable laws and regulations and the affected participants must be notified of such terminations;

•	each of the retention agreements between Houston City Bancshares and Houston Community Bank and their respective officers must be terminated and each such officer must have executed a termination and release of their respective agreement;

•	the support agreements entered into by the directors of Houston City Bancshares and Houston Community Bank may not have terminated and remain in full force and effect;

•	receipt by Independent of an executed release and support agreement from each of the directors and executive officers of Houston City Bancshares and Houston Community Bank releasing Houston City Bancshares and Houston Community Bank and their respective successors from any and all claims of such directors and executive officers, subject to certain limited exceptions;

•	receipt of the resignations of each of the directors of Houston City Bancshares and Houston Community Bank, effective as of the closing date of the merger;

•	the employment agreements between Independent Bank and each of W. Phillip Johnson, Jr., C. Jeff Smith, Sheryl McKellar, KC Curtis, and Claude B. Leatherwood, which have been executed, but are not currently effective, shall not have been terminated and remain in full force and effect;

•	holders of no more than 5% of the capital stock of Houston City Bancshares shall have demanded or exercised their statutory dissenters’ rights under the TBOC;

•	all material consents and approvals from all nongovernmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which Houston City Bancshares is a party must have been obtained;

•	the receipt by Independent of an opinion from Andrews Kurth LLP to the effect that (i) the initial merger and the subsequent merger, together, will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Independent and Houston City Bancshares will be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) the bank merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (iv) each of Independent Bank and Houston Community Bank will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•	Houston City Bancshares must have caused its subsidiary, HCB Nevada, Inc., to be liquidated and dissolved.

Any condition to the completion of the merger, except the required shareholder and regulatory or governmental approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to the following:

•	each party agreed to use commercially reasonable best efforts to cause the consummation of the transactions contemplated by the reorganization agreement in accordance with its terms and conditions;

•	each party agreed to promptly notify the other party in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against such party or affecting any of its properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a material adverse change to such party;

•	each party agreed to promptly notify the other party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the best knowledge of such party, threatened against such party, or Houston Community Bank in the case of Houston City Bancshares, that (i) questions or would reasonably be expected to question the validity of the reorganization agreement or the agreements contemplated thereby, or any actions taken or to be taken by such party, or Houston Community Bank in the case of Houston City Bancshares, pursuant thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated by the reorganization agreement;

•	each party agreed to promptly notify the other party in writing if any change occurred or was threatened (or any development occurred or was threatened involving a prospective change) in the business, financial condition or operations of such party, or Houston Community Bank in the case of Houston City Bancshares, that has resulted in or would reasonably be expected to result in a material adverse change;

•	each party agreed that the confidential information provided by the other party would be used solely for the purpose of reviewing and evaluating the transactions contemplated by the reorganization agreement and any other agreement contemplated thereby, and that such confidential information would be kept confidential by such party;

•	each party agreed that it would not make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of the reorganization agreement or the transactions contemplated thereby without the prior written consent of the other party; and

•	each agreed to provide to the other party, at least three business days prior to the closing of the merger, with supplemental disclosure schedules pursuant to the reorganization agreement reflecting any material changes between the date of the reorganization agreement and the closing date.

Houston City Bancshares agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	agreed to use commercially reasonable efforts to obtain all consents and approvals from regulatory authorities and other third parties required in connection with the consummation of the transactions contemplated by the reorganization agreement, and to cooperate in all commercially reasonable respects with Independent to obtain all such approvals and consents required of such other party;

•	agreed, to the extent permitted by law, to use its commercially reasonable efforts to provide Independent all information concerning Houston City Bancshares that is required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed with any regulatory or governmental authority in connection with the merger and the other transactions contemplated by the reorganization agreement and to promptly inform Independent if Houston City Bancshares becomes aware that any information provided or cross referenced contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and to take the necessary steps to correct such information;

•	agreed to promptly notify Independent in writing if it becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material information furnished to Independent by Houston City Bancshares or any representation or warranty made in or pursuant to the reorganization agreement or that results in Houston City Bancshares’ failure to comply with any covenant, condition or agreement contained in the reorganization agreement;

•	agreed to afford Independent’s officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives full access during regular business hours to the books, contracts, commitments, personnel and records of Houston City Bancshares and Houston Community Bank, and furnish such period such other information concerning Houston City Bancshares and Houston Community Bank as Independent may reasonably request;

•	agreed to give notice, and to cause Houston Community Bank to give notice, to one designee of Independent of, and shall invite such designee to attend, all regular and special meetings of the Houston City Bancshares board of directors and the Houston Community Bank board of directors and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of Houston Community Bank) of Houston City Bancshares and Houston Community Bank; except that such designee shall be required to excuse himself from such special meetings while the reorganization agreement or the transactions contemplated thereby or related thereto are being discussed;

•	agreed to cause Houston Community Bank to terminate, subject to compliance with applicable law, all Houston Community Bank employee benefit plans and to terminate and pay all amounts owed under any employment agreements;

•	agreed to use its best efforts to cause the directors of Houston City Bancshares and Houston Community Bank to execute and deliver a voting agreement agreeing to vote the shares of stock of Houston City Bancshares owned by them in favor of the reorganization agreement and the transactions contemplated hereby (which has occurred);

•	agreed to make available to Independent a list of the Houston City Bancshares’ shareholders and their addresses, a list showing all transfers of Houston City Bancshares’ stock and such other information as Independent may reasonably request regarding both the ownership and prior transfers of the Houston City Bancshares capital stock;

•	agreed, consistent with generally accepted accounting principles, to make such accounting entries as Independent may reasonably request in order to conform the accounting records of Houston City Bancshares to the accounting policies and practices of Independent;

•	agreed to purchase before closing of the merger an extended reporting period for three years under its existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the effective time of the merger;

•	agreed to use its commercially reasonable efforts to obtain releases and support agreements signed by, and receipt of resignations from, each of the directors and executive officers of Houston City Bancshares and Houston Community Bank releasing Houston City Bancshares and Houston Community Bank and their respective successors from any and all claims of such directors and officers, subject to certain limited exceptions, agreeing to support, and not compete with, the business of Independent Bank and resigning from the board of Houston City Bancshares and Houston Community Bank, as applicable;

•	agreed to promptly furnish Independent with true and complete copies of each additional Houston City Bancshares regulatory report and Houston Community Bank call report as soon as such reports are available.

•	agreed that Independent, at its sole cost and expense, shall have the right to the same extent that Houston City Bancshares has the right to, upon written notice to Houston City Bancshares, inspect any real property leased or owned by Houston City Bancshares or Houston Community Bank, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analysis, and to conduct further investigation if deemed desirable by Independent and upon reasonable written notice to Houston City Bancshares and subject to Houston City Bancshares’ right to place reasonable time and place restrictions on any such further investigation, and further subject to Independent’s obligation to make available to Houston City Bancshares the results and reports of any such investigation or survey;

•	agreed to use its commercially reasonable efforts to cause certain of its executive officers to execute and deliver to Independent, simultaneously with the execution of the reorganization agreement, an employment agreement providing for their continued employment with Independent Bank (which has occurred); and

•	agreed to take all steps necessary to cause the liquidation and dissolution of HCB Nevada, Inc. prior to the closing date.

Independent agreed in the reorganization agreement to take certain other actions, including, but not limited to the following:

•	agreed to prepare and file a registration statement with the SEC with respect to the shares of Independent common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become and remain effective; Independent further agreed that none of the information supplied or to be supplied by it for inclusion in (i) the registration statement will, at the time the registration statement and any amendment or supplement thereto becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the proxy statement/prospectus and any amendment or supplement thereto will, at the date(s) of mailing to Houston City Bancshares shareholders and at the time of the special meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and Independent will take the necessary steps to correct such information;

•	agreed to file all documents required to be filed to have the shares of the Independent common stock to be issued pursuant to the reorganization agreement included for listing on the NASDAQ Global Select Market and use its reasonable best efforts to effect said listing;

•	agreed to promptly prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or governmental authority necessary to consummate the merger and the transactions contemplated by the reorganization agreement;

•	agreed that for a period of three years from the effective time of the merger to indemnify, defend and hold harmless each person entitled to indemnification from Houston City Bancshares and Houston Community Bank against all liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger;

•	agreed, to the extent permitted by applicable law, to, and to cause each of its subsidiaries to, upon reasonable notice from Houston City Bancshares, afford Houston City Bancshares’ employees and officers and authorized representatives reasonable access to the properties, books and records of Independent and its subsidiaries during normal business hours and furnish Houston City Bancshares with such additional financial and operating data and other information as to the business and properties of Independent as Houston City Bancshares may reasonably request from time to time;

•	agreed to duly form and organize IBGHCB as a Texas corporation;

•	agreed that it may, but shall not be required to, offer employment to the employees of Houston Community Bank, who will be entitled to receive, from and after the effective time of the merger, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the employees of Independent; and

•

agreed that the Independent common stock to be issued by Independent to the shareholders of Houston City Bancshares pursuant to the reorganization agreement will, on the issuance and delivery to such shareholders pursuant to the reorganization agreement, be duly authorized, validly issued, fully paid and nonassessable, will be free of any preemptive rights of the shareholders of Independent or any other person, firm or entity, and will be, except for Independent common stock issued to any shareholders of Houston City Bancshares who may be deemed to be an “affiliate” (under the Exchange Act) of Independent after completion of the merger, will be registered with the SEC and will be freely tradable by each Houston City Bancshares shareholders who is not a dealer for purposes of the Securities Act.

Representations and Warranties of Houston City Bancshares and Independent

In the reorganization agreement, Houston City Bancshares has made representations and warranties to Independent, and Independent has made representations and warranties to Houston City Bancshares. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and the bank merger agreement and to complete the transactions contemplated by the reorganization agreement and the bank merger agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and the parties’ charter documents, applicable law and certain other agreements;

•	capitalization;

•	compliance with applicable laws and regulatory filings, including tax filings;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	actions taken by regulatory authorities and its ability to receive required regulatory approval;

•	the absence of certain changes and events; and

•	the absence of undisclosed liabilities.

Houston City Bancshares also has made additional representations and warranties to Independent with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of indebtedness, certain loan agreements and related matters;

•	title and conditions of personal property assets;

•	its compliance with regulatory and environmental laws;

•	its compliance with tax laws, payment of taxes and filing of tax returns;

•	the existence of certain contracts and commitments and contractual relationships;

•	its insurance coverage and fidelity bonds;

•	its employment relations;

•	its employees, compensation and benefits plans;

•	its deferred compensation and salary continuation arrangements, including no excess parachute payments;

•	its related person transactions;

•	its absence of certain business practices;

•	the absence of guarantees;

•	its data processing agreements;

•	its deposit accounts;

•	its loan practices and compliance with financial institution laws, rules and regulations;

•	its ownership and use of intellectual property rights;

•	completeness of its books and records;

•	its compliance with zoning and related laws;

•	dissenting shareholders;

•	business combination restrictions;

•	its receipt of a fairness opinion; and

•	Houston City Bancshares’ performance of its fiduciary responsibilities as trustee, custodian, guardian or escrow agent.

Independent has also made additional representations and warranties to Houston City Bancshares with respect to (among other things) its compliance with its SEC reporting obligations, NASDAQ listing and corporate governance rules and the accuracy of its governmental and regulatory reports.

For detailed information concerning these representations and warranties, reference is made to Articles III and IV of the reorganization agreement included as Appendix A to this proxy statement/prospectus.

The reorganization agreement contains representations and warranties that Houston City Bancshares and Independent made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards, which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the reorganization agreement. Although neither Houston City Bancshares nor Independent believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached reorganization agreement.

Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the reorganization agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the reorganization agreement, which subsequent information may or may not be fully reflected in Independent’s public disclosures in this proxy statement/prospectus.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Independent and Houston City Bancshares can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Independent or Houston City Bancshares may decide, without the consent of the other, to terminate the reorganization agreement if:

•	the conditions to such party’s obligations to close have not been satisfied on or before December 31, 2014; subject to a 30-day extension for the receipt of regulatory approvals and provided that the terminating party is not in breach of the reorganization agreement;

•	the required regulatory approvals have not been obtained; or

•	if the reorganization agreement and merger is not approved by the shareholders of Houston City Bancshares at the special meeting.

Houston City Bancshares may terminate the reorganization agreement, without the consent of Independent, if:

•	Independent breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Houston City Bancshares; or

•	at any time prior to the special meeting in order to enter into, concurrently with such termination, an acquisition agreement or similar agreement with respect to a superior proposal, that has been received and considered by Houston City Bancshares and the Houston City Bancshares board in accordance with all of the requirements of the reorganization agreement; or

•	there has been any material adverse change since March 31, 2014, in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Independent.

In addition, Independent may terminate the reorganization agreement, without the consent of Houston City Bancshares, if:

•	Houston City Bancshares breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the reorganization agreement or any other agreement contemplated by the reorganization agreement, and such failure has not been cured within a period of 30 calendar days after written notice from Independent;

•	the Houston City Bancshares board has (i) recommended to the holders of Houston City Bancshares common stock that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Houston City Bancshares common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Houston City Bancshares shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Houston City Bancshares is prepared to accept a superior proposal or (iv) resolved to do the foregoing;

•

any of the following have occurred with respect to environmental matters regarding Houston City Bancshares: (i) the factual substance of any representations and warranties of Houston City Bancshares in the reorganization agreement is not materially true and accurate, (ii) the results of any environmental inspection or other environmental survey by Independent are disapproved by Independent because such inspection or survey identifies a material or potential material violation of applicable environmental laws, (iii) Houston City Bancshares refusal to allow such inspection or survey in a manner that Independent reasonably considers necessary, (iv) such inspection or survey identifies an event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares, (v) such inspection or survey reveals the presence of any underground or above ground storage tank in, on or under any real property owned or leased by Houston City Bancshares or Houston Community Bank that is not shown to be in material compliance with all applicable environmental laws, or that has had a release of petroleum or some other hazardous material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a right to compel such cleanup, or (vi) such inspection or survey identifies the presence of any asbestos-containing material in, on or under any real property owned or leased by Houston City Bancshares or Houston Community Bank, the removal of which could reasonably be expected to result in a material adverse change in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares, subject, in the case of each of the foregoing, to notice and the right of Houston City Bancshares to satisfactorily correct any such matter;

•	Independent determines, in good faith after consulting with counsel, there is a substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon one or more conditions that make it inadvisable to proceed with the transactions; or

•	there has been any material adverse change since March 31, 2014, in the financial condition, assets, properties, liabilities, reserves, business or results of operations of Houston City Bancshares or Houston Community Bank.

Termination Fee and Expense Reimbursements

To compensate Independent for entering into the reorganization agreement, taking actions to consummate the transactions contemplated by the reorganization agreement and incurring the related costs and expenses and other losses and expense, including foregoing the pursuit of other opportunities, provided that Independent is not in material breach of the reorganization agreement, the reorganization agreement provides that Houston City Bancshares will pay to Independent a termination fee of $1,500,000 if the reorganization agreement is terminated:

•	by Houston City Bancshares because it receives an alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement after giving effect to any adjustment made by Independent to the merger consideration;

•	by either Independent or Houston City Bancshares if the Houston City Bancshares shareholders do not approve the reorganization agreement and the merger at the special meeting and either (i) at the time of such disapproval, there exists an acquisition proposal with respect to Houston City Bancshares other than that of Independent that has not been withdrawn prior to the special meeting or (ii) within 12 months of the termination of the reorganization agreement, Houston City Bancshares enters into a definitive agreement with any third party with respect to any acquisition proposal; or

•	by Independent if the Houston City Bancshares board has (i) recommended to the Houston City Bancshares shareholders that they tender their shares in a tender or exchange offer commenced by an unaffiliated third party for more than 15% of the outstanding Houston City Bancshares common stock, (ii) effected a change in the board’s recommendation with respect to the merger or recommended to the Houston City Bancshares shareholders acceptance or approval of any alternative acquisition proposal, (iii) notified Independent in writing that Houston City Bancshares is prepared to accept a superior proposal or (iv) resolved to do the foregoing.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Financial Interests of Directors and Officers of Houston City Bancshares in the Merger

In considering the recommendation of the board of directors of Houston City Bancshares to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of

Houston City Bancshares have interests in the merger that are in addition to, or different from, their interests as shareholders of Houston City Bancshares. The board of Houston City Bancshares was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•	Employment Agreements with Independent Bank. Independent and Independent Bank have entered into employment agreements with each of the following persons, to be effective, if at all, upon completion of the merger, that include noncompetition and nonsolicitation obligations to Independent Bank. Pursuant to these agreements, the executive officer is entitled to receive a salary, a one-time bonus upon completion of the merger, annual bonus, restricted shares of Independent common stock and certain additional incentives from Independent and Independent Bank. The following persons have such employment agreements and the parenthetical amounts represent the aggregate financial interest that each person is expected to receive from Independent upon completion of the merger, excluding amounts for salary and incentive bonus payments to be earned for service to be rendered to Independent Bank and excluding the value of any Independent restricted stock awards that vest over time and are dependent upon continued employment with Independent: KC Curtis ($50,000), Claude B. Leatherwood ($50,000), Sheryl McKellar ($50,000) and C. Jeff Smith ($80,000). The aggregate financial interests of all of these persons as a result of the merger is $230,000.

•	Support Agreements. Independent has entered into separate support agreements with each of the non-employee directors of Houston City Bancshares and Houston Community Bank, specifically, John H. Baker, Allen B. Daniels, John H. Ring, David Scardino and James Raymond to be effective, if at all, upon completion of the merger, which provide, among other things, that such director agrees to support and not to harm Houston Community Bank’s goodwill and its customer and client relationships, as well as limited noncompetition and nonsolicitation obligations following the closing date.

•	Indemnification. The directors and officers of Houston City Bancshares and Houston Community Bank will receive indemnification from Independent for a period of three years after completion of the merger to the same extent and subject to the conditions set forth in the respective articles of incorporation or articles of association and bylaws of Houston City Bancshares and Houston Community Bank and continued director and officer liability coverage for a period of three years after completion of the merger. Any amounts paid by Houston Community Bank to purchase continued director and officer liability coverage will reduce Houston City Bancshares’ closing tangible book value for purposes of calculating the merger consideration payable to Houston City Bancshares shareholders.

•	Retention Payments. Certain of the executive officers of Houston City Bancshares and/or Houston Community Bank have entered into retention agreements, which provide, among other things, for payments to be made in connection with the completion of the merger or in some circumstances, if within a specified period following the merger, such executive is terminated by Independent and/or Independent Bank. The reorganization agreement provides that it is a condition to the closing of the merger that these agreements be terminated. The following is a list of those executive officers of Houston City Bancshares and/or Houston Community Bank with such agreements that Houston City Bancshares and Houston Community Bank expects to make payments under as a result of the merger, together with the aggregate amounts potentially payable under these agreements as a result of the completion of the merger (excluding the value of the merger consideration such individuals may receive as shareholders of Houston City Bancshares and Houston Community Bank): Harry Blake ($15,000), KC Curtis ($84,000), Brad Fagan ($15,000), Claude B. Leatherwood ($300,000), Sheryl McKellar ($84,000), C. Jeff Smith ($80,000). The total aggregate retention payments that could be paid to these individuals as a result of the completion of the merger is $578,000. Any amounts paid in connection with the termination of these agreements will reduce the tangible book value of Houston City Bancshares at closing and could reduce the amount of merger consideration payable to the shareholders of Houston City Bancshares.

Voting Agreement

The directors of Houston City Bancshares have entered into an agreement to vote, referred to in this proxy statement/prospectus as the voting agreement, the shares of Houston City Bancshares common stock that they control in favor of approval of the reorganization agreement and the related agreement and plan of merger in the manner most favorable to the consummation of the merger and the transactions contemplated by the reorganization agreements; provided, however, that the Houston City Bancshares shareholders who entered into the voting agreement are permitted to vote to accept a superior proposal, if any, under the terms of the reorganization agreement. As of the record date, 174,213 shares of Houston City Bancshares common stock, or approximately 31.56% of the outstanding shares of the Houston City Bancshares common stock entitled to vote at the special meeting, were bound by the voting agreement. A copy of the form of Voting Agreement is included as Exhibit B to the reorganization agreement included in Appendix A.

NASDAQ Global Select Market Listing

Independent has agreed to file all documents required to be filed to have the shares of Independent common stock to be issued pursuant to the reorganization agreement approved for listing on the NASDAQ Global Select Market and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the NASDAQ Global Select Market.

Material U.S. Federal Income Tax Consequences of the Independent Merger

The following discussion addresses the material U.S. federal income tax consequences of the Independent merger to U.S. holders (as defined below) of Houston City Bancshares common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code,” Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations, and is the opinion of Andrews Kurth LLP and Harris Law Firm, PC insofar as it sets forth specific legal conclusions under U.S. federal income tax law. The opinion of counsel is included as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

This discussion applies only to U.S. holders (as defined below) that hold their Houston City Bancshares common stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “holder.” Further, this discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under U.S. federal income tax laws, including:

•	banks or trusts,

•	tax-exempt organizations,

•	insurance companies,

•	dealers in securities or foreign currency,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	pass-through entities and investors in such entities,

•	foreign persons,

•	U.S. expatriates,

•	regulated investment companies and real estate investment trusts,

•	broker-dealers,

•	holders liable for the alternative minimum tax,

•	holders that have a functional currency other than the U.S. dollar,

•	holders who received their Houston City Bancshares common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

•	holders who hold Houston City Bancshares common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Independent merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Houston City Bancshares common stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust (A) if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) that was in existence on August 29, 1996 and has made a valid election to be treated as a United States person for U.S. federal income tax purposes.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Houston City Bancshares common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Houston City Bancshares common stock, the U.S. federal income tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. We urge such partners and partnerships to consult their own tax advisors regarding the particular tax consequences of the Independent merger to them.

We urge each holder of Houston City Bancshares common stock to consult its tax advisor with respect to the particular tax consequences of the Independent merger to such holder.

Tax Opinions

The obligations of the parties to complete the Independent merger are conditioned on, among other things, the receipt by Independent and Houston City Bancshares of opinions from Andrews Kurth LLP and Harris Law Firm, PC, respectively, each dated the closing date of the Independent merger, that for U.S. federal income tax purposes the Independent merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the opinions may be waived by both Independent and Houston City Bancshares. Neither Independent nor Houston City Bancshares currently intends to waive the conditions related to the receipt of the opinions. However, if these conditions were waived, Houston City Bancshares would resolicit the approval of its shareholders prior to completing the Independent merger. In addition, the obligation of each of Andrews Kurth LLP and Harris Law Firm, PC to deliver such opinions is conditioned on the Independent merger’s satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if the aggregate value of the Independent common stock constitutes at least 42% of the aggregate value of the aggregate merger consideration at the time the Independent merger becomes effective. The opinions will be based on certain facts, representations, covenants and assumptions, including representations of Independent and Houston City Bancshares.

If any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Independent merger could be adversely affected. These opinions are not binding on the Internal Revenue Service or the courts, and neither Independent nor

Houston City Bancshares intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Independent merger. Therefore, while the Independent merger is conditioned upon the delivery by tax counsel to each of Independent and Houston City Bancshares of its opinion that the Independent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

U.S. Federal Income Tax Consequences of the Independent Merger Generally

The following discussion regarding the U.S. federal income tax consequences of the Independent merger assumes that the Independent merger will be consummated as described in the reorganization agreement and this proxy statement/prospectus and Independent and Houston City Bancshares will not waive the opinion condition described above in “—Tax Opinions.” The Independent merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. If the Independent merger is treated as a reorganization within the meaning of Section 368(a) of the Code, the Independent merger will have the following U.S. federal income tax consequences.

If, pursuant to the Independent merger, a holder exchanges all of the shares of Houston City Bancshares common stock actually owned by it for a combination of Independent common stock and cash, the holder will recognize gain (but not loss) equal to the lesser of cash received (excluding any cash received in lieu of a fractional share of Independent common stock) or gain realized in the Independent merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the Independent merger, of the Independent common stock exceeds the adjusted tax basis in the Houston City Bancshares common stock to be surrendered in exchange therefor. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. We urge holders to consult their tax advisors regarding the manner in which cash and Independent common stock should be allocated among different blocks of Houston City Bancshares common stock. Any recognized gain generally will be long-term capital gain if the holder’s holding period with respect to the Houston City Bancshares common stock surrendered is more than one year at the effective time of the Independent merger. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits of Houston City Bancshares as calculated for U.S. federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate adjusted tax basis of Independent common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Houston City Bancshares common stock for a combination of Independent common stock and cash pursuant to the Independent merger will be equal to the aggregate adjusted tax basis of the shares of Houston City Bancshares common stock surrendered for Independent common stock and cash, reduced by the amount of cash received by the holder pursuant to the Independent merger (excluding any cash received instead of a fractional share of Independent common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Independent common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Houston City Bancshares common stock surrendered.

Possible Treatment of Cash as a Dividend

Any gain recognized by a holder may be treated as a dividend for U.S. federal income tax purposes to the extent of the holder’s ratable share of Houston City Bancshares’ accumulated “earnings and profits.” In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Independent. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Houston City Bancshares common stock solely for Independent common stock and then Independent immediately redeemed, which we refer to as the “deemed redemption,” a portion of the Independent common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Independent. That determination requires a comparison of (1) the percentage of the outstanding stock of Independent that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Independent that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase in addition to the stock actually owned by the holder.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, we urge each holder that may be subject to these rules to consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

Cash Received Instead of a Fractional Share.

A holder who receives cash instead of a fractional share of Independent common stock will be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the shares of Houston City Bancshares common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Houston City Bancshares common stock is more than one year at the effective time of the Independent merger. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Dissenters

Upon the proper exercise of dissenters’ rights, a holder will exchange all of the shares of Houston City Bancshares common stock actually owned by that holder solely for cash and that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Houston City Bancshares common stock surrendered, which gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to the Houston City Bancshares common stock surrendered is more than one year. Long-term capital gains of noncorporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Although the law is unclear, if the holder constructively owns shares of Houston City Bancshares common stock that are exchanged for shares of Independent common stock in the Independent merger or otherwise owns shares of Independent common stock actually or constructively after the Independent merger, the consequences to that holder may be similar to the consequences described above under the heading “—U.S. Federal Income Tax Consequences of the Independent Merger Generally,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder’s gain.

Certain Tax Reporting Rules

Under applicable Treasury regulations, “significant holders” of Houston City Bancshares stock will be required to comply with certain reporting requirements. A Houston City Bancshares stockholder should be viewed as a “significant holder” if, immediately before the Independent merger, such holder held 5% or more, by vote or value, of the total outstanding Houston City Bancshares common stock. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the consummation of the Independent merger. That statement must set forth the holder’s adjusted tax basis in, and the fair market value of, the shares of Houston City Bancshares common stock surrendered pursuant to the Independent merger (both as determined immediately before the surrender of shares), the date of the Independent merger, and the name and employer identification number of Independent, Houston City Bancshares, and IBGHCB, and the holder will be required to retain permanent records of these facts. We urge each holder of Houston City Bancshares common stock to consult its tax advisor as to whether such holder may be treated as a “significant holder.”

Information Reporting and Backup Withholding

Payments of cash pursuant to the Independent merger may, under certain circumstances, be subject to information reporting and backup withholding unless the recipient provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. We urge holders of Houston City Bancshares common stock to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Houston City Bancshares’ assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for Houston City Bancshares and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, Business Combinations, issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Independent in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Independent issued after the merger will reflect the results attributable to the acquired operations of Houston City Bancshares beginning on the date of completion of the merger.

Ownership of Independent Common Stock After the Merger

Based on the closing price of Independent common stock on July 17, 2014 of $49.61 per share, Independent would issue 628,886 shares of its common stock to Houston City Bancshares shareholders in connection with the merger. If the average sales price of Independent’s common stock is less than $42.4593, Independent may in its sole discretion elect to: (a) increase the per share cash consideration from $30.44 to an amount up to $43.48, subject to the tangible book value adjustment; and (b) reduce the per share stock consideration to a number of shares of Independent common stock equal to the quotient of (x) the difference between $86.96 and the increased amount of the per share cash consideration; divided by (y) the average sales price.

Based on 16,370,707 shares of Independent common stock outstanding and the closing price of $49.61 on July 17, 2014, immediately after the merger, the former Houston City Bancshares shareholders would own approximately 3.7% of the outstanding shares of Independent common stock assuming 628,886 shares of Independent common stock are issued in the merger. That ownership percentage would be reduced by any future issuances of shares of Independent common stock.

Restrictions on Resales of Independent Common Stock Received in the Merger

The shares of Independent common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Independent common stock issued to any Houston City Bancshares shareholder who may be deemed to be an “affiliate” of Independent after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Independent at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Independent. Former Houston City Bancshares shareholders who are not affiliates of Independent after the completion of the merger may sell their shares of Independent common stock received in the merger at any time.

Former Houston City Bancshares shareholders who become affiliates of Independent after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Independent. This proxy statement/prospectus does not cover resales of Independent common stock received by any person upon completion of the merger, and no person is authorized to make any use of or rely on this proxy statement/prospectus in connection with or to effect any resale of Independent shares.

Regulatory Approvals Required for the Merger

The acquisition of Houston City Bancshares by Independent requires the approval of the Federal Reserve. The bank merger requires the approval of the FDIC and the TDB with a notice of the merger to be filed with the OCC. Independent filed an application with the Federal Reserve, and Independent Bank and Houston Community Bank filed applications with the FDIC and TDB for applicable regulatory approval on June 30, 2014.

Independent expects to receive all necessary regulatory approvals. You should note that the approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Independent cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, Independent cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Independent and Houston City Bancshares are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger.

Dissenters’ Rights of Houston City Bancshares Shareholders

General. If you hold one or more shares of Houston City Bancshares common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Houston City Bancshares common stock as of the date immediately prior to the effective date of the merger paid to you in cash. The appraised fair value may be more or less than the value of the shares of Independent common stock and cash being paid in the merger in exchange for shares of Houston City Bancshares common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, or TBOC, which are attached to this proxy statement/prospectus as Appendix C and which qualify in all respects the following discussion of those provisions, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully. In this description of the dissenters’ rights of the Houston City Bancshares shareholders, references to the “merger” are to the merger of Houston City Bancshares and IBGHCB.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the special meeting of the Houston City Bancshares shareholders, provide Houston City Bancshares with a written objection to the merger that states that your right to dissent will be exercised if the reorganization agreement are approved and the merger is completed and that provides an address to which a notice of effectiveness of the merger should be delivered or mailed to you if the merger is completed;

•	you must vote your shares of Houston City Bancshares common stock against approval of the reorganization agreement at the special meeting in person or by proxy;

•	you must, not later than the 20th day after Independent (which will be the ultimate the successor to Houston City Bancshares) sends you notice that the merger was completed, deliver to Independent a written demand for payment of the fair value of the shares of Houston City Bancshares common stock you own that states the number and class of shares of Houston City Bancshares common stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•	you must, not later than the 20th day after you make your demand for payment to Independent as described above, submit your certificates representing Houston City Bancshares common stock to Independent.

If you intend to exercise your right to dissent from the merger, prior to the special meeting you must send the notice of objection to Houston City Bancshares, addressed to:

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive,

Houston, Texas 77067

Attention: Chairman of the Board and Secretary

If you fail to send the written objection to the merger in the proper form and prior to the special meeting, to vote your shares of Houston City Bancshares common stock at the special meeting against the approval of the merger and the reorganization agreement or to submit your demand for payment in the proper form and on a timely basis, you will lose your right to dissent from the merger. If you fail to submit to Independent on a timely basis the certificates representing the shares of Houston City Bancshares common stock after you have submitted the demand for payment as described above, Independent will have the option to terminate your right of dissent as to your shares of Houston City Bancshares common stock. In any instance of a termination or loss of a your right of dissent, you will instead receive the merger consideration. If you comply with the first two items above and the merger is completed, Independent will send you a written notice advising you that the merger has been completed. Independent Bank must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If the merger is completed, you have provided your written objection to the merger to Houston City Bancshares in a timely manner and in proper form and you have voted against the reorganization agreement at the special meeting as described above and you desire to receive the fair value of your shares of Houston City Bancshares common stock in cash, you must, within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger, give Independent a written demand for payment of the fair value of your shares of Houston City Bancshares common stock. The fair value of your shares of Houston City Bancshares common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. After the merger is completed, your written demand and any notice sent to Independent must be addressed to:

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

Attention: President and Secretary

Your written demand must include a demand for payment for your shares for which rights of dissent and appraisal are sought and must state the number of shares and class of Houston City Bancshares common stock you own and your estimate of the fair value of your shares of Houston City Bancshares common stock and an address to which a notice relating to the dissent and appraisal procedures may be sent. This written demand must be delivered to Independent within 20 days of the date on which Independent sends to you the notice of the effectiveness of the merger. If your written demand for payment in proper form is not received by Independent within that 20 day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Houston City Bancshares common stock. Instead, you will receive shares of Independent common stock and cash as the merger consideration set forth in the reorganization agreement.

Delivery of Stock Certificates. If you have satisfied the requirements for the exercise of your right to dissent described above, including the delivery of the written demand for payment to Independent as described above, you must, not later than the 20th day after you make your written demand for payment to Independent, submit to Independent your certificate or certificates representing the shares of Houston City Bancshares common stock you own. You may submit those certificates with your demand for payment if you prefer. In accordance with the provisions of the TBOC, Independent will note on each such certificate that you have demanded payment of the fair value of the shares of Houston City Bancshares common stock that were represented by such certificate under the provisions of the TBOC relating to the rights of dissenting owners. After making those notations on those certificates, Independent will return each such certificate to you at your request. If you fail to submit all of the certificates representing the shares of Houston City Bancshares common stock for which you have exercised the right of dissent in a timely fashion, Independent will have the right to terminate your rights of dissent and appraisal with respect to all of your shares of Houston City Bancshares common stock unless a court, for good cause shown, directs Independent not to terminate those rights.

Independent’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Independent receives your written demand for payment and your estimate of the fair value of your shares of Houston City Bancshares common stock submitted as described above, Independent must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Independent accepts your estimate, Independent will notify you that it will pay the amount of your estimated fair value within 90 days after the effective date of the merger. Independent will make this payment to you only if you have surrendered the share certificates representing your shares of Houston City Bancshares common stock, duly endorsed for transfer, to Independent.

If Independent does not accept your estimate, Independent will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days after the effective date of the merger, which you may accept within 90 days after the effective date of the merger or decline.

Payment of the Fair Value of Your Shares of Houston City Bancshares Common Stock Upon Agreement of an Estimate. If you and Independent have reached an agreement on the fair value of your shares of Houston City Bancshares common stock within 90 days after the effective date of the merger, Independent must pay you the agreed amount within 120 days after the effective date of the merger, provided that you have surrendered the share certificates representing your shares of Houston City Bancshares common stock, duly endorsed for transfer, to Independent.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Independent have not reached an agreement as to the fair market value of your shares of Houston City Bancshares common stock within 90 days after the effective date of the merger, you or Independent may, within 60 days after the expiration of the 90 day period, commence proceedings in Collin County, Texas, asking the court to determine the fair value of your shares of Houston City Bancshares common stock. The court will determine if you have complied with the provisions of the TBOC regarding their right of dissent and if you have become entitled to receive payment for your shares of Houston City Bancshares common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares in the manner prescribed by the TBOC. The appraisers will determine the fair value of your shares and will report this value to the court. Once the appraisers’ report is filed with the court, you will receive a notice from the court indicating that the report has been filed. You will be responsible for obtaining a copy of the report from the court. If you or Independent objects to the report or any part of it, the court will hold a hearing to determine the fair value of your shares of Houston City Bancshares common stock. Both you and Independent may address the court about the report. The court will determine the fair value of your shares and direct Independent to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed. The court may require you to share in the court costs relating to the matter to the extent the court deems it fair and equitable that you do so.

Rights as a Shareholder. If you have made a written demand on Independent for payment of the fair value of your shares of Houston City Bancshares common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder of Independent, but will only have the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares of Houston City Bancshares common stock or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Independent for payment of the fair value of your Houston City Bancshares common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and you will have the same rights to receive of the merger consideration with respect to your shares of Houston City Bancshares common stock as you would have had if you had not made a demand for payment as to those shares, as well as to participate to the appropriate extent in any dividends or distributions on the shares of Independent common stock that may have been paid to Independent shareholders after the effective date of the merger. Such rights will, however, be subject to any change in or adjustment to those shares made because of an action taken after the date your demand for payment.

Beneficial Owners. Persons who beneficially own shares of Houston City Bancshares common stock that are held of record in the name of another person, such as a broker, bank, trustee or other nominee, and who desire to have the right of dissent exercised as to those shares must act promptly to cause the record holder of those shares to take the actions required under Texas law to exercise the dissenter’s rights with respect to those shares. Only the persons in whose names shares of Houston City Bancshares common stock are registered on the share transfer records of Houston City Bancshares may exercise the right of dissent and appraisal discussed above.

U.S. Federal Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences of the Independent Merger” on page 70 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

You should remember that if you return a signed proxy card, but fail to provide instructions as to how your shares of Houston City Bancshares common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. You should also remember that if you otherwise vote at the special meeting in favor of the reorganization agreement, you will not be able to assert dissenters’ rights.

PROPOSAL TO ADJOURN THE SPECIAL MEETING

(Proposal Two)

If there are not sufficient votes to constitute a quorum or to approve the reorganization agreement at the time of the special meeting, the special meeting may be adjourned to a later date or dates in order to permit further solicitation of additional proxies. Pursuant to the TBOC, the Houston City Bancshares board of directors is not required to fix a new record date to determine the Houston City Bancshares shareholders entitled to vote at the adjourned special meeting. At the adjourned special meeting, any business may be transacted which might have been transacted at the special meeting. If the Houston City Bancshares board of directors does not fix a new record date, it is not necessary to give any notice of the time and place of the adjourned special meeting other than an announcement at the special meeting at which the adjournment is taken, unless the adjournment is for more than thirty (30) days. If a new record date is fixed, notice of the adjourned special meeting shall be given as in the case of an original special meeting.

In order to allow proxies that have been received at the time of the special meeting to be voted for an adjournment, if necessary, this proposal regarding the question of adjournment is being submitted to the Houston City Bancshares shareholders as a separate matter for their consideration. If approved, the adjournment proposal will authorize the holder of any proxy solicited by the Houston City Bancshares board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the Houston City Bancshares shareholders approve this adjournment proposal, Houston City Bancshares could adjourn the special meeting and use the additional time to solicit additional proxies to gain a quorum for the special meeting or approve the reorganization agreement, including the solicitation of proxies from Houston City Bancshares shareholders who previously have voted against the reorganization agreement. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the reorganization agreement have been received, Houston City Bancshares could adjourn the special meeting without a vote on the proposal to approve the reorganization agreement and seek to convince the holders of those shares to change their votes to votes in favor of the proposal to approve the reorganization agreement.

Vote Required

The affirmative vote of holders of the majority of the shares for which votes are cast at the special meeting is needed to approve this proposal. Abstentions and broker nonvotes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.

Certain directors and shareholders of Houston City Bancshares entered into a voting agreement with Independent, pursuant to which they have agreed to vote FOR the this proposal to adjourn the special meeting. For more information regarding the voting agreement, please see the section entitled “Proposal to Approve the Reorganization Agreement—Voting Agreement” beginning on page 70.

HOUSTON CITY BANCSHARES’ BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADJOURNMENT PROPOSAL.

BUSINESS OF HOUSTON CITY BANCSHARES

General

Houston City Bancshares was incorporated as a Texas corporation in 1985 to serve as a bank holding company for Houston Community Bank. Houston City Bancshares does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for Houston Community Bank. Its primary activities are to provide assistance in the management and coordination of Houston Community Bank’s financial resources. Houston City Bancshares has no significant assets other than all of the outstanding common stock of Houston Community Bank. Houston City Bancshares derives its revenues primarily from the operations of Houston Community Bank in the form of distributions received from Houston Community Bank. Houston Community Bank is a national banking association that was chartered in 1981.

Houston City Bancshares owns Houston Community Bank through a wholly-owned intermediate holding company, HCB Nevada, Inc., a Nevada corporation and registered bank holding company with its principal offices in Carson City, Nevada (“HCB Nevada”). HCB Nevada has no significant assets other than all of the outstanding common stock of Houston Community Bank. As required by the reorganization agreement, Houston City Bancshares will dissolve HCB Nevada prior to the Closing Date.

As a bank holding company, Houston City Bancshares is subject to supervision and regulation by the Board of Governors of the Federal Reserve System, or Federal Reserve, in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of March 31, 2014, Houston City Bancshares had, on a consolidated basis, total assets of $323 million, total deposits of $296 million, total loans (net of unearned discount and allowance for loan losses) of $199.6 million, and total shareholders’ equity of $26.6 million. Houston City Bancshares does not file reports with the SEC. Houston City Bancshares does, however, voluntarily provide annual reports, including unaudited financial statements, to its shareholders in advance of its annual meeting.

Products and Services

Houston Community Bank is a traditional commercial bank offering a variety of banking services to consumer and commercial customers in the Houston, Texas, area. Houston Community Bank offers a range of consumer and commercial loans. Commercial loans offered include loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs.

Houston Community Bank offers depository services and various checking account services. Houston Community Bank also offers commercial treasury management services, safe deposit boxes, debit card services, merchant bank card services, traveler’s checks, wire transfer services, cashier’s checks, money orders, telephone banking, Internet banking, direct deposit and automatic transfers between accounts. Houston Community Bank has ATMs at each of its locations. Houston Community Bank’s business is not seasonal in any material respect.

Houston Community Bank funds its lending activities primarily from the core deposit base. Houston Community Bank obtained deposits from the local market with no material position (in excess of 10% of total deposits) dependent upon any one person or entity, except that a director of Houston City Bancshares has deposits, and two companies of which he shares ownership and of which he is an officer, have deposits, in the aggregate of approximately $30 million. This amount exceeds 10% of Houston City Bancshares total deposits.

Properties

Houston Community Bank owns its 12,423 square foot main and principal executive offices, which are located at 11390 Veterans Memorial Drive, Houston, Harris County, Texas 77067. Houston Community Bank also operates banking offices throughout the Houston, Texas, metropolitan area at the following locations:

Location	Own or Lease	Sq. Ft.
Harris County
• Humble Branch	Own	3,150
Brazoria County
• Pearland Branch	Own	5,402
Fort Bend County
• Sugar Land Branch	Lease	4,489
• Stafford Branch	Own	4,000
Montgomery County
• Porter Branch	Own	3,195

The offices of Houston Community Bank are located in the four largest and fastest-growing counties in the Houston metropolitan area. The Houston-The Woodlands—Sugar Land, Texas Metropolitan Statistical Area (“Houston MSA”) is the fifth largest in the country and the city of Houston is the fourth most populous city in the United States, according to 2012 U.S. Census Bureau estimates. The Houston MSA had the second highest percentage employment growth of the 12 most populous MSAs during the 12 months ended October 2013, according to the U.S. Bureau of Labor Statistics.

Competition

The table below lists Houston Community Bank’s deposit market share as of June 30, 2013 (the most recent date as of which the relevant data is available from the FDIC), for the Houston MSA, which is the only market in which Houston Community Bank provides services.

Market Area	Market Rank	Branch Count	Deposits In Market (in thousands)	Market Share (%)
Houston-The Woodlands-Sugarland	45 of 95	6	$270,440	0.16

Each activity in which Houston City Bancshares is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, Houston City Bancshares competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Houston City Bancshares also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which Houston City Bancshares competes may have capital resources and legal loan limits substantially higher than those maintained by Houston City Bancshares.

Employees

As of June 30, 2014, Houston City Bancshares had 68 full-time employees and 3 part-time employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

Houston Community Bank is, from time to time, subject to various pending and threatened legal actions which arise out of the normal course of its business. As of the date of this proxy statement/prospectus, there are no material threatened or pending legal proceedings against Houston City Bancshares.

BENEFICIAL OWNERSHIP OF HOUSTON CITY BANCSHARES COMMON STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF HOUSTON CITY BANCSHARES

The following table sets forth certain information regarding the beneficial ownership of Houston City Bancshares common shares as of the record date by (1) each director, the Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of Houston City Bancshares, (2) each person who is known by Houston City Bancshares to own beneficially 5% or more of the common shares of Houston City Bancshares, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Houston City Bancshares believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Principal Shareholders that are not Directors or Executive Officers:
Virgil Elwood Smith(2)	96,396	17.46%
Nancy Vernon	47,398	8.59
Josephine Scardino(3)	46,672	8.46
Directors and Named Executive Officers:
W. Phillip Johnson, Jr.	42,370	7.68
Claude Leatherwood	21,585	3.91
C. Jeff Smith	10,217	1.85
John Baker	59,836	10.84
John Ring	16,805	3.04
David Scardino	250	*
Allen Daniels	2,900	*
James Raymond	250	*
Brad Fagan	—	—
Harry Blake	4,489	*
Directors and Executive Officers as a Group (10 persons)	158,702	28.75

*	Indicates ownership which does not exceed 1.00%.
(1)	The percentages are based on 551,993 shares of Houston City Bancshares’ common stock outstanding as of June 30, 2014.
(2)	Includes 26,576 shares each held by The Ruth Smith GST Exempt QSST and The Virgil Elwood Smith GST Exempt QSST, each of which Virgil Elwood Smith is Trustee, and 21,622 shares each held by The Ruth Smith Non-Exempt QSST and The Virgil Elwood Smith Non-Exempt QSST, each of which Mr. Smith is Trustee.
(3)	Includes 23,336 shares held directly by Mrs. Scardino and 23,336 shares held by The Scardino Exempt Family QSST Trust, of which Mrs. Scardino is a co-trustee.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Independent

From April 3, 2013, through January 1, 2014, Independent common stock was listed for trading on the NASDAQ Global Market under the symbol “IBTX.” On January 2, 2014, Independent common stock started trading on the NASDAQ Global Select Market. Quotations of the sales volume and the closing sales prices of the common stock of Independent are listed daily in the NASDAQ Global Select Market’s listings.

The following table sets forth, for the periods indicated, the high and low intraday sales prices for Independent common stock as reported by the NASDAQ Global Market and NASDAQ Global Select Market and the cash dividends declared per share:

	High	Low	Cash Dividend Per Share
Quarter ended March 31, 2014 (beginning April 3, 2013)	$31.66	$26.00	—
Quarter ended September 30, 2013	37.69	29.20	$0.06
Quarter ended December 30, 2013	50.58	35.67	0.06

Quarter ended March 31, 2014	$59.96	$48.54	$0.06
Quarter ended June 30, 2014	61.49	44.86	0.06
Quarter ended September 30, 2014 (through July 17, 2014)	56.20	49.23	0.00

Houston City Bancshares shareholders are advised to obtain the current stock quotation for Independent common stock. The market price of Independent common stock will fluctuate from the date of this proxy statement/prospectus through the third trading date prior to the effective date of the merger, which is the date on which the per share stock consideration is determined for the merger. Because of the possibility of an adjustment to each of the number of shares constituting the per share stock consideration and the per share cash consideration, you will not know the exact number of shares of Independent common stock or the exact amount of cash that you will receive in connection with the merger when you vote on the reorganization agreement. See “Proposal to Approve the Reorganization Agreement—Terms of the Merger.”

Prior to April 3, 2013, there was no established public trading market for Independent common stock. However, Independent occasionally became aware of trades and transactions in its common stock and in certain instances the prices at which these trades were executed. Due to the limited information available, the following price information may not accurately reflect the actual market value of the shares of Independent common stock during the applicable period. The following data includes trades between individual investors and Independent and between shareholders of Independent. It does not include restricted stock issued by Independent. The following table sets forth the per share price paid in connection with sales of its common stock for each quarter during 2011 and 2012 and the first quarter of 2013 through the date indicated as adjusted to give pro forma effect to our 3.2-for-1 stock split that was effective as of February 22, 2013:

	Sales Price	Number of Trades	Number of Shares Traded
Quarter ended March 31, 2012(1)	—	—	—
Quarter ended March 31, 2012	—	—	—
Quarter ended September 30, 2012(2)(3)	$31.25	6	6,630
Quarter ended December 31,2012(4)	—	—	—

First Quarter 2013 (through April 2, 2013)	—	—	—

(1)	Excludes the sale of 992,000 shares of Independent common stock to its existing shareholders and accredited investors at a price of $20.31 per share, with such price determined by Independent’s board of directors.
(2)	Reflects the purchase of shares by Independent to remain within the S corporation limitation regarding the maximum number of shareholders in anticipation of the acquisition of CGI. The price was determined by Independent’s board of directors.

(3)	Excludes the sale of 246,160 shares of Independent common stock by Independent to its existing shareholders and accredited investors at a price of $20.31 per share to fund a portion of the CGI acquisition. The price was determined by Independent’s board of directors, consistent with the negotiated price of the shares issued to the target shareholders in such acquisition.
(4)	Excludes the issuance of 182,221 shares of Independent common stock to the shareholders of CGI in connection with the acquisition of that entity. The shares issued as merger consideration were valued between the parties at $20.31 per share.

These figures represent actual transfers or issuances of Independent common stock reflected on its stock transfer records. Because Independent may not become aware of all trades of its common stock prior to April 3, 2013, the immediately preceding table may not include all trades that occurred during the reported periods. The prices given in that table are the result of limited trading and may not be representative of the actual value of Independent common stock during the applicable period. In addition, in most instances, Independent does not have actual knowledge of the prices at which the shares of Independent common stock reflected in the immediately preceding table were sold and in providing this information has relied in most cases on comments made by a third party without its independent verification.

After the merger, Independent currently expects to continue to pay (when, as and if declared by Independent’s board of directors out of funds legally available for that purpose and subject to regulatory restrictions) regular quarterly cash dividends. There is no assurance that Independent will continue to pay dividends in the future. Future dividends on Independent common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Independent. See “Summary—Dividends.”

As a holding company, Independent is ultimately dependent upon its subsidiaries particularly Independent Bank, to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Independent Bank limit the payment of dividends and other distributions by Independent Bank to Independent, and may therefore limit Independent’s ability to pay dividends on its common stock. If required payments on Independent’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Independent will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Independent Bank to pay dividends to Independent if such limits were deemed appropriate to preserve certain capital adequacy requirements.

Houston City Bancshares

There is no established public trading market for the shares of Houston City Bancshares common stock, and no market for Houston City Bancshares common stock is expected to develop if the merger does not occur. No registered broker/dealer makes a market in Houston City Bancshares’ common stock, and Houston City Bancshares’ common stock is not listed for trading or quoted on any stock exchange or automated quotation system. Houston City Bancshares acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 58 holders of Houston City Bancshares’ common stock.

Houston City Bancshares becomes aware of trades of shares as transfer agent of its common stock and sometimes the prices at which these trades are made. In that regard, during the period from January 1, 2011, through July 15, 2014, there were only two trades of Houston City Bancshares’ common stock.

The most recent trade of Houston City Bancshares common stock occurred on February 29, 2012, when 5,000 shares were traded at a price of $60.85 per share. There have been other limited transfers of Houston City Bancshares’ common stock, but which were excluded as they were transferred between related parties (as gifts or to trusts or estates or heirs). Because of limited trading, the price described above may not be representative of the actual or fair value of Houston City Bancshares’ common stock.

Houston City Bancshares is not obligated to register its common stock or, upon any registration, to create a market for its common stock.

For the years ended December 31, 2013 and 2012, Houston City Bancshares paid quarterly distributions, which were intended as pass through distributions of taxable income for S corporation purposes, as follows:

Date Paid	Amount of Distributions Per Share	Total Distribution Amount
January 15, 2013	$1.25	$689,991.25
April 15, 2013	1.00	551,993.00
July 13, 2013	1.00	551,993.00
October 15, 2013	0.50	275,996.50

January 15, 2012	$1.25	$682,491.25
April 13, 2012	1.25	688,741.25
July 13, 2012	1.25	688,741.25
October 15, 2012	1.25	689,991.25

For the year-to-date period ended July 17, 2014, Houston City Bancshares paid quarterly distributions as follows:

Date Paid	Amount of Distributions Per Share	Total Distribution Amount
January 15, 2014	$0.75	$413,994.75
April 15, 2014	0.50	275,996.50
July 17, 2014	0.50	275,996.50

Houston City Bancshares is not obligated to repurchase its common stock or, upon any registration rights, to create a market for its common stock.

Houston City Bancshares’ shareholders are entitled to receive distributions out of legally available funds as and when declared by Houston City Bancshares’ board of directors, in its sole discretion. As a Texas corporation, Houston City Bancshares is subject to certain restrictions on distributions under the TBOC. Generally, a Texas corporation may pay distributions to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the distribution would render the corporation insolvent.

Consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of distributions to shareholders unless its net income available has been sufficient to fully fund the distributions, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

Houston City Bancshares does not engage in separate business activities of a material nature. As a result, Houston City Bancshares’ ability to pay distributions depends upon the distributions received from Houston Community Bank. As a national banking association, Houston Community Bank’s ability to pay distributions is restricted by certain laws and regulations. Under the National Bank Act, Houston Community Bank generally may not declare a distribution without prior OCC approval if the total amount of all distributions declared by the bank in any calendar year exceeds the bank’s total net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits Houston Community Bank from paying distributions that would be greater than the bank’s undivided profits after deducting statutory bad debt in excess of the bank’s allowance for loan and lease losses.

Under the Federal Deposit Insurance Corporation Improvement Act, Houston Community Bank may not pay any distribution if the payment of the distribution would cause Houston Community Bank to become undercapitalized or if Houston Community Bank is “undercapitalized.” The FDIC may further restrict the payment of distributions by requiring that Houston Community Bank maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. If, in the opinion of the FDIC, Houston Community Bank is engaged in an unsound practice (which could include the payment of distributions), the FDIC may require, generally after notice and hearing, that Houston Community Bank cease such practice. The FDIC has indicated that paying distributions that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. The FDIC also has issued policy statements providing that insured depository institutions generally should pay distributions only out of current operating earnings.

Under regulatory capital guidelines, Houston Community Bank must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of March 31, 2014, Houston Community Bank had a ratio of Tier 1 capital to adjusted total assets of 8.98%, a ratio of Tier 1 capital to risk-weighted assets of 14.19%, and a ratio of total risk based capital to risk-weighted assets of 15.24%.

DESCRIPTION OF INDEPENDENT CAPITAL STOCK

General

The following summarizes some of the important rights of Independent shareholders. This discussion does not purport to be a complete description of these rights. These rights can be determined in full only by reference to federal and state banking laws and regulations, the TBOC and Independent’s certificate of formation and bylaws.

Independent’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 17, 2014, Independent had 16,370,707 outstanding shares of its common stock and 23,938.35 shares of its Series A preferred stock were outstanding. All of Independent’s shares outstanding at that date were fully paid and nonassessable. As of July 17, 2014, Independent had 419 holders of record of common stock.

Independent Common Stock

Voting Rights. Subject to any special voting rights that may be given to any series of preferred stock that Independent may issue in the future, holders of Independent’s common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders. No shareholder has the right of cumulative voting with respect to the election of directors.

With respect to any matter other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Texas law or Independent’s certificate of formation, the act of the shareholders will be the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, the matter at a meeting of shareholders at which a quorum is present. For purposes of such a vote, however, all abstentions and broker nonvotes are not counted as voted either for or against such matter.

In elections of directors in which the number of nominees for election as director does not exceed the number of directors to be elected (generally referred to as an “uncontested election”), the directors will be elected by a majority of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. If the number of nominees for election exceeds the number of directors to be elected at a meeting of shareholders (generally referred to as an “contested election”), directors will be elected by a plurality of the votes cast. For purposes of determining whether a director is elected in an uncontested election, a majority of the votes cast means that the number of votes cast for a director must exceed the number of votes cast against that director, and abstentions and broker nonvotes shall not be counted as votes cast either for or against any nominee for director. For purposes of determining whether a director is elected in a contested election, the nominees equal in number to the number of directors to be elected who receive the highest number of votes among all nominees will be elected as directors.

Dividend Rights. Holders of Independent’s common stock are entitled to dividends when, as and if declared by Independent’s board of directors out of funds legally available therefor.

Liquidation Rights. In the event of Independent’s liquidation, the holders of Independent common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities.

Other. Independent’s common stock has no preemptive or conversion rights and is not entitled to the benefits of any redemption or sinking fund provision.

Transfer Agent and Registrar. The transfer agent and registrar for Independent’s common stock is Wells Fargo Bank Shareowner Services, at 1110 Centre Point Curve, Suite 101, Mendota Heights, Minnesota 55120-4101.

Listing. Independent’s common stock is listed on the NASDAQ Global Select Market under the symbol “IBTX.”

Independent Preferred Stock

Upon authorization of Independent’s board of directors, Independent may issue shares of one or more series of its preferred stock from time to time. Independent’s board of directors may, without any action by holders of common stock (and except as may be otherwise provided in the terms of any series of preferred stock of which there are shares outstanding holders of preferred stock) adopt resolutions to designate and establish a new series of preferred stock. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. Independent’s board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

Independent may issue shares of, or rights to purchase shares of, one or more series of Independent’s preferred stock that have been designated from time to time, the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock;

•	discourage an unsolicited proposal to acquire Independent; or

•	facilitate a particular business combination involving Independent.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Independent’s shareholders might believe to be in their best interests or in which Independent’s shareholders might receive a premium for their stock over Independent’s then market price.

Independent Series A Preferred Stock

The following description is a general summary of the terms of our Senior Non-Cumulative Perpetual Preferred Stock, Series A, or Series A preferred stock. The description below and in any prospectus supplement relating to the offer for sale of shares of a series of our preferred stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of formation, as amended, and the applicable certificate of designation to our certificate of formation establishing the terms of the Series A preferred stock being offered for sale by means of a prospectus supplement and our bylaws, as amended, each of which we will make available upon request. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of our certificate of formation, the applicable certificate of designation and our bylaws because they, and not the summaries, define your rights as a holder of shares of our Series A preferred stock. See “Where You Can Find More Information” on page 99 for more information.

Original Issuance. In connection with the consummation of the acquisition of BOH Holdings, Inc. on April 15, 2014, we exchanged a share of our Series A preferred stock for each share of the BOH Holdings Series C preferred stock then outstanding. Our Series A preferred stock provides the same relative rights, preferences, privileges and voting powers, and is subject to the same limitations and restrictions as were the shares of the

BOH Holdings Series C preferred stock, taken as a whole, existing immediately prior to the consummation of the acquisition. All of our outstanding shares of Series A preferred stock issued in the BOH Holdings, Inc. acquisition is held and owned by the U.S. Treasury. The following is a summary of the relative rights, privileges and preferences of our Series A preferred stock.

Authorized Shares. There are 23,938.35 authorized shares of the series of our Series A preferred stock, all of which are issued and outstanding.

Ranking. The Series A preferred stock is ranked senior to the common stock with respect to dividend rights and rights to participate in our assets upon our winding up or termination.

Exchange/Conversion Rights. Holders of shares of the Series A preferred stock have no rights to exchange or convert their shares into any other securities of the Company.

Dividends. Holders of Series A preferred stock are entitled to receive at the end of each quarterly dividend period an amount equal to one-quarter of the applicable dividend rate (which rate is approximately 1%) multiplied by the liquidation amount per each share of Series A preferred stock, which liquidation amount is currently equal to $1,000 per share, or approximately $60,000 per quarter.

Voting Rights. The holders of the Series A preferred stock have no general voting rights other than as required under Texas law or expressly provided by the Company and summarized below.

The written consent of the U.S. Treasury, as long as the U.S. Treasury holds any shares of Series A preferred stock, or the written consent of holders of a majority of the outstanding shares of Series A preferred stock if the U.S. Treasury no longer holds any such shares, is required generally to approve the following actions by the Company, subject to certain exceptions as stated in the statement of designation for the Series A preferred stock:

•	Authorization of any shares of, or securities convertible, exchangeable or exercisable for shares of, any Company capital stock ranking senior to the Series A preferred stock with respect to either or both the payment of dividends and/or the distribution of our assets upon our winding up or termination;

•	Any amendment of the statement of designation for the series of the Series A preferred stock that would adversely affect the rights, preferences, privileges or voting powers for such Series A preferred stock;

•	Certain share exchanges or reclassifications involving the Series A preferred stock or any merger of the Company unless the shares of Series A preferred stock remain outstanding or become securities of the resulting entity or its ultimate parent and the shares continue to have equivalent rights, preferences, privileges and voting powers;

•	Any sale of all or substantially all of the assets of the Company unless the Series A preferred stock were redeemed in full in connection with such sale; and

•	The consummation of certain change of control transactions resulting in the surviving entity continuing as a bank holding company or savings and loan holding company, unless the shares of Series A preferred stock are converted into securities of the surviving entity or its ultimate parent and the shares continue to have equivalent rights, preferences, privileges and voting powers.

Board Observer Rights. A majority of the outstanding shares of Series A preferred stock have the right to designate a representative to be invited to attend, in a nonvoting capacity, all meetings of the Company’s board of directors in the event that the Company has failed to timely pay dividends due upon the Series A preferred stock for an aggregate of five quarterly dividend periods, whether or not consecutive. This right to select an observer terminates upon timely dividend payments for four consecutive quarterly dividends periods, but would be revived in the event there are additional failures to make timely dividend payments for five quarters, in the aggregate, following the termination of observer rights.

Director Designation Rights. Whenever dividends on the Series A preferred stock have not been declared and timely paid in full for an aggregate of six quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preferences of the then-outstanding shares of Series A preferred stock is greater than or equal to $25 million, the authorized number of the Company’s directors will be increased by two and the holders of Series A preferred stock, voting together as a single class, will have the right to elect two directors to fill those newly created directorships at either its next annual meeting (if one is to be held within thirty days) or at a special meeting of shareholders, and this right continues until complete and timely dividend payment have been made for four consecutive quarterly dividend periods. This right to appoint directors revives in the event of any such future failure of the Company to pay complete and timely dividends.

Preemptive Rights. Holders of the Series A preferred stock do not have any preemptive rights.

Liquidation Rights. The holders of Series A preferred stock have a liquidation preference equal to the “liquidation amount” per share plus any accrued and unpaid dividends on each such share. The current liquidation amount for the Series A preferred stock is $1,000 per share.

Redemption Rights. The Company has the option to redeem, in whole or in part, any or all of the shares of the Series A preferred stock, subject to any required regulatory approval, for a price per share equal to the sum of the liquidation amount per share plus any unpaid dividends for the then current quarterly dividend period up to the day before the redemption date.

Restriction on Redemption and Repurchases of Company Securities. Under the terms of the Series A preferred stock, we may not repurchase or redeem any of its shares of its capital stock, including any equity securities or trust preferred securities issued by us or any of our affiliates, unless after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to $79,376,715 and all dividends have been paid on the Series A preferred stock for the most recently completed quarterly dividend period (or sufficient funds have been reserved).

If the Company does not declare and pay the required dividends on the Series A preferred stock, then for the period of time beginning on the last day of such quarterly dividend period until the last day of the third quarterly dividend period immediately following, the Company will be prohibited from redeeming, purchasing, repurchasing or otherwise acquiring any shares of its capital stock at any time, subject to certain enumerated exceptions.

Business Combinations under Texas Law

A number of provisions of Texas law, Independent’s certificate of formation and bylaws could have an anti-takeover effect and make more difficult the acquisition of Independent by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Independent to negotiate first with Independent’s board of directors.

Independent is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, or the Texas Business Combination Law, which provides that a Texas corporation may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:

•	the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•	the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

Independent has more than 100 shareholders and is considered to be an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:

•	the business combination of an issuing public corporation: where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law; or that adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•	a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three- year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•	a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.

Neither Independent’s certificate of formation nor Independent’s bylaws contain any provision expressly providing that Independent will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Independent, even if that event would be beneficial to Independent’s shareholders.

Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Independent’s certificate of formation and bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Independent’s shareholders to change management or receive a premium for their shares. These provisions include:

•	authorization for Independent’s board of directors to issue shares of one or more series of preferred stock without shareholder approval;

•	the establishment of a classified board of directors, with directors of each class serving a three-year term;

•	a requirement that directors only be removed from office for cause and only upon a majority shareholder vote;

•	a provision that vacancies on Independent’s board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	a prohibition of shareholder action by written consent, requiring all actions to be taken at a meeting of the shareholders;

•	the requirement that shareholders representing two-thirds of the outstanding shares of common stock approve all amendments to Independent’s certificate of formation or bylaws and approve mergers and similar transactions;

•	the requirement that any shareholders that desire to bring business before Independent’s annual meeting of shareholders or nominate candidates for election as directors at Independent’s annual meeting of shareholders must provide timely notice of their intent in writing;

•	the prohibition of cumulative voting in the election of directors; and

•	a limitation on the ability of shareholders to call special meetings to those shareholders or groups of shareholders owning at least 20% of Independent’s outstanding shares of common stock.

Limitation of Liability and Indemnification of Officers and Directors

Independent’s certificate of formation provides that its directors are not liable to Independent or its shareholders for monetary damages for an act or omission in their capacity as a director. A director may, however, be found liable for:

•	any breach of the director’s duty of loyalty to Independent or its shareholders;

•	acts or omissions not in good faith that constitute a breach of the director’s duty to Independent;

•	acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken with the scope of the director’s duties;

•	acts or omissions for which the liability of the director is expressly provided by an applicable statute; and

•	acts related to an unlawful stock repurchase or payment of a dividend.

Independent’s certificate of formation also provides that Independent will indemnify its directors and officers, and may indemnify its employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF HOUSTON CITY BANCSHARES AND INDEPENDENT

The rights of shareholders of Houston City Bancshares under the certificate of formation and bylaws of Houston City Bancshares will differ in some respects from the rights that shareholders of Houston City Bancshares will have as shareholders of Independent under the certificate of formation and bylaws of Independent. Copies of Independent’s certificate of formation and bylaws have been previously filed by Independent with the SEC. Copies of Houston City Bancshares’ certificate of formation and bylaws are available upon written request from Independent.

Certain differences between the provisions contained in the certificate of formation and bylaws of Independent and the certificate of formation and bylaws of Houston City Bancshares, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, as appropriate, and the certificate of formation and bylaws of Houston City Bancshares and the certificate of formation and bylaws of Independent.

HOUSTON CITY BANCSHARES	INDEPENDENT
Capitalization:
The certificate of formation of Houston City Bancshares authorizes the issuance of up to 1,000,000 shares of common stock, par value $1.00 per share.

The certificate of formation of Independent authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 and 10,000,000 shares of preferred stock, par value $0.01.

The board of directors is authorized to provide for the issuance of preferred stock in one or more classes or series and to fix the rights, designations, preferences related thereto. No shares of preferred stock are outstanding.

Corporate Governance:
The rights of the Houston City Bancshares shareholders are governed by Texas law and the certificate of formation and bylaws of Houston City Bancshares.	The rights of the Independent shareholders are governed by Texas law and the certificate of formation and bylaws of Independent.

Convertibility of Stock:
The common stock of Houston City Bancshares is not convertible into any other securities of Houston City Bancshares.	The common stock of Independent is not convertible into any other securities of Independent.

Preemptive Rights:
Preemptive rights are denied pursuant to the certificate of formation.	Preemptive rights are denied pursuant to the certificate of formation.

Election of Directors:

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the certificate of formation or bylaws.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the certificate of formation or bylaws.

HOUSTON CITY BANCSHARES	INDEPENDENT
The bylaws provide that, with the exception of board vacancies, directors shall be elected at the annual meeting of the shareholders and shall serve until a successor is qualified and elected, or until the earlier of the director’s death, resignation or removal. The right to have cumulative voting for the election of directors by any shareholder is expressly denied by the certificate of formation.

The certificate of formation provides for three classes of directors and which are intended to consist as nearly as possible to one third of the total number of directors serving on the board. Except for the initial term of two classes of such directors, the directors shall be elected to a three year term. The elections of the directors shall be staggered such that one class of directors will elected in each year.

Any individual that receives the plurality of the votes cast, up to the number of directors to be elected in such election, shall be elected to the board. No cumulative voting is permitted for the election of directors pursuant to the certificate of formation.

Removal of Directors and Board Vacancies:

The bylaws provide that any director may be removed with cause at a meeting of the shareholders called expressly for that purpose by the affirmative vote of a majority of the number of shares of the shareholders entitled to vote for the election of such director.

The bylaws also provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of directors then in office.

Independent’s certificate of formation provides that subject to the right of holders of a class of stock having the right to elect a director solely by the holders of that class, any director may be removed only (i) for cause and (ii) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding stock entitled to vote in the election of directors, voting together as a single class.

The certificate of formation also provides that any vacancy on the board occurring between the annual meetings of shareholders, including up to two newly created directorships may be filled by a majority of the board of directors then in office (even if less than quorum), or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

The certificate of formation provides that any change to the number of directors, any increase or decrease is to be apportioned among the classes so as to maintain the representation of one third of the directors in each class.

Amendment of Governing Documents:
The certificate of formation provide that the board of directors and the shareholders have the concurrent power to alter, amend, repeal or adopt any bylaws.	The certificate of formation provides that the bylaws of Independent may be amended, repealed, or adopted by (i) the affirmative vote of the majority of the board or (ii) the affirmative vote of at least two-thirds of the holders of voting stock, voting as a single class at a meeting of the shareholders called for that purpose.

HOUSTON CITY BANCSHARES	INDEPENDENT
Shareholder Actions:

The bylaws provide that the vote of the holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present will decide any question brought before such meeting of the shareholders, unless the vote of a greater number is required by law.

Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.

The bylaws provide that unless otherwise required by law, special meetings of the shareholders for any purpose may be called by (i) the president (ii) the board of directors, or (iii) the holders of not less than 50% of all of the shares entitled to vote at the meeting. Special meetings shall be held on such date as designated by the person calling the meeting.

The bylaws provide that at any meeting of the shareholders, only actions that are set forth in the notice of such meeting may be presented at the meeting.

Shareholder action by written consent is expressly permitted pursuant to the bank’s bylaws, provided such written consent is executed by shareholders of Houston City Bancshares holding not less than all of the shareholders entitled to vote on the subject matter thereof. No prior written notice is required for actions taken by written consent.

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders unless the vote of a greater number is required by law, the certificate of formation, or the bylaws. Under Texas law, a corporation’s certificate of formation or bylaws may provide that the affirmative vote of holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of the shares required pursuant to Texas law. Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction.

The certificate of formation provides that unless otherwise required by law, special meetings of the shareholders for any purpose may be called by (i) the chairman of the board or (ii) the Secretary or Assistant Secretary at the written request of either (a) the majority of the board of directors or (b) the holders of at least twenty percent (20%) of the corporation’s outstanding capital stock entitled to vote in the election of directors.

Shareholder action by written consent is not permitted.

Shareholder Proposal of Business or Nominations for Directors:
Neither Houston City Bancshares’ certificate of formation nor its bylaws contain express provisions regarding shareholder proposals of business.	The Bylaws provide that a notice of a shareholders to make a nomination of a person for election as a director or to bring any other matter before a meeting shall be made in writing and received by the Secretary of Independent in the event of an annual meeting of the shareholders, no more than 120 days and no less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, provided that in the event that the annual meeting is called on a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 15th day following the day on

HOUSTON CITY BANCSHARES	INDEPENDENT

which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

In the event of a special meeting of the shareholders, such notice shall be received by the Secretary of Independent not later than the close of business on the 15th day following the day on which notice of the meeting is first mailed to shareholders or public disclosure of the date of the special meeting was made, whichever occurs first.

Every notice by a shareholder must set forth (i) the name and residence of the shareholder of the corporation that intends to make a nomination or bring up any other matter, (ii) a representation that the shareholder is a holder of Independent’s voting stock which indicates the class and number of shares owned and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice, (iii) with respect to notice of an intent to make a nomination for a director, a description of all arrangements and understandings between the shareholder and each nominee pursuant to which the nominations are made, (iv) with respect to an intent to make a nomination, such other information regarding each nominee proposed by such shareholder required to be disclosed in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by Independent’s board, and (v) with respect to the notice of intent to bring up any other matter, a description of the matter and any material interest of the shareholder in the matter.

The Chairman may refuse to acknowledge the nomination of any person not made in compliance with the bylaws.

Indemnification; Limitation of Director Liability:
The certificate of formation of Houston City Bancshares provide that Houston City Bancshares must indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Houston City Bancshares or is or was serving at the request of Houston City Bancshares as a director, officer, employee or agent of another individual, corporation, firm, entity or other enterprise, such person is successful on the merits of the	The certificate of formation provides for mandatory indemnification of any and all persons who was, are, or are threatened to be, made a party to a proceeding because such person (i) is or was a director or (ii) while a director or officer of Independent, is or was serving at the request of Independent as a director of another foreign or domestic entity, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

HOUSTON CITY BANCSHARES	INDEPENDENT

action, suit or proceeding or (ii) he acted in good faith and in an manner he reasonably believed to be in or not opposed to the best interests of Houston City Bancshares and had no reasonable cause to believe his conduct was unlawful) from any judgments, penalties, fines, settlements and reasonable expenses actually incurred by such person in connection with any of the foregoing proceedings. In actions by, or in the right of, Houston City Bancshares, the certificate of formation provide that such person must be indemnified only if (i) he is successful on the merits of the merits or otherwise or (ii) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Houston City Bancshares. However, no indemnification may be made when such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Houston City Bancshares, unless the court for such proceeding determines that, despite the adjudication, but in view of all the circumstances, such person is fairly and reasonably entitled to indemnification as the court deemed proper. The certificate of formation of Houston City Bancshares make mandatory the indemnification provided therein without any further authorization of, or determination regarding, indemnification.

The certificate of formation provide that the reasonable expenses incurred by a person seeking indemnification thereunder may be paid or advanced by Houston City Bancshares prior to the final disposition of such proceeding, as authorized by the board of directors, upon receipt by Houston City Bancshares of an undertaking to repay any expenses advanced or paid if it is ultimately determined that such person has not met the requisite standard of conduct.

The certificate of formation provide that Houston City Bancshares may purchase insurance or other arrangements on behalf of any person who is or was a director or officer of Houston City Bancshares or who was or is serving at the request of Houston City Bancshares as a director, officer, employee or agent of another foreign or domestic entity, against liability asserted against any liability incurred by him in such position or arising out of his status as such, irrespective of whether Houston City Bancshares has the power to indemnify him under the certificate of formation or the bylaws.

The certificate of formation permits indemnification of any employee and agent of the corporation in the sole discretion of the board, against expenses and other amounts reasonably incurred in connection with legal proceedings to the fullest extent permitted pursuant to the TBOC and the bylaws of Independent.

The bylaws permit Independent to purchase and maintain insurance on behalf of indemnified persons.

EXPERTS

The consolidated financial statements of Independent Bank Group, Inc. appearing in Independent Bank Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by McGladrey, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of BOH Holdings, Inc., acquired by the Company on April 15, 2014, and appearing in the Company’s Current Report on Form 8-K/A, filed with the SEC on June 9, 2014, have been audited by Harper & Pearson Company, P.C., an independent public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Independent common stock to be issued by Independent in connection with the merger will be passed upon by Andrews Kurth LLP, Dallas, Texas.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the board of directors of Houston City Bancshares knows of no matters that will be presented for consideration at the special meeting of its shareholders other than as described in this proxy statement/prospectus. However, if any other matters are properly brought before the special meeting or any adjournment thereof, it is intended that the proxies will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. Because our common stock trades on the NASDAQ Global Select Market under the symbol “IBTX,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Washington, D.C. 20549

NASDAQ Stock Market, Inc. Global Select Market One Liberty Plaza 165 Broadway New York, NY 10006

On-line information, free of charge	SEC’s Internet website at www.sec.gov

Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-4 under the Securities Act (File No. 333-            ), relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.ibtx.com. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(972) 562-9004

Attention: Jan Webb, Executive Vice President and Secretary

Independent has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Independent common stock to be issued to shareholders of Houston City Bancshares in the merger. This proxy statement/prospectus constitutes the prospectus of Independent filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

In addition to being a proxy statement of Houston City Bancshares, this document is the prospectus of Independent for the shares of its common stock that will be issued in connection with the merger.

Houston City Bancshares does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Houston City Bancshares common stock, please contact W. Phillip Johnson, Jr., Houston City Bancshares’ Chairman of the Board, at the following address and telephone number:

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive,

Houston, Texas 77067

(281) 537-7200

You should rely only on the information contained in this proxy statement/prospectus. Neither Independent nor Houston City Bancshares has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Houston City Bancshares has supplied all of the information about Houston City Bancshares contained in this proxy statement/prospectus and Independent has supplied all of the information contained in this proxy statement/prospectus about Independent and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

HOUSTON CITY BANCSHARES, INC.

HOUSTON, TEXAS

Dated as of June 2, 2014

A-ii

A-iii

A-iv

A-v

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 2nd day of June, 2014, by and between INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and HOUSTON CITY BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Houston, Texas (“HCBI”).

RECITALS:

WHEREAS, HCBI owns all of the capital stock of HCB Nevada, Inc., a Nevada corporation and registered bank holding company with its principal offices in Carson City, Nevada (“HCB Nevada”), and HCB Nevada owns all of the capital stock of Houston Community Bank, N.A., a national banking association with its principal office in Houston, Texas (“HCB”);

WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of HCBI (the “HCBI Shares”) through the merger (the “Merger”) of IBGHCB ACQUISITION CORPORATION, a Texas corporation and wholly owned subsidiary of IBG (“Newco”) with and into HCBI, with HCBI continuing as the corporation surviving the Merger, pursuant to which holders of HCBI Shares will be entitled to receive cash and common shares of IBG (the “IBG Shares”) as provided for herein;

WHEREAS, IBG and HCBI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and HCBI and their respective shareholders;

WHEREAS, after to the Merger, IBG will effect the merger of HCBI into IBG, with IBG continuing as the surviving corporation (the “Subsequent Merger”), and the merger of Houston Community Bank, N.A. with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger and the Subsequent Merger, together, qualify as a reorganization within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) the Bank Merger qualify as a reorganization within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) this Agreement constitutes a plan of reorganization within the meaning of § 368 of the Code and the applicable regulations;

WHEREAS, to induce IBG to enter into this Agreement, certain shareholders of HCBI have agreed to execute and deliver to IBG a Voting Agreement pursuant to which these shareholders agree to vote their HCBI Shares in favor of the Merger;

WHEREAS, IBG and HCBI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and HCBI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF HCBI BY IBG

Section 1.01. Merger of HCBI with and into Newco. Subject to the terms and conditions of this Agreement and the Agreement and Plan of Merger to be entered into between HCBI and Newco, and joined in by IBG (the “Merger Agreement”), in the form attached hereto as Exhibit “A”, Newco will merge with and into HCBI pursuant to the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02. Effects of the Merger. HCBI shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the Merger shall otherwise have the effects set forth in Section 10.008 of the TBOC and as set forth in the Merger Agreement.

Section 1.03. Certificate of Formation and Bylaws. The Certificate of Formation and Bylaws of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.04. Directors and Officers. The directors and officers of the Resulting Corporation shall be as set forth in the Merger Agreement.

Section 1.05. Merger Consideration. At the Effective Time (as defined in Section 1.09) by virtue of this Agreement and without any further action on the part of any holder, all of the HCBI Shares outstanding at the Effective Time shall, subject to adjustment pursuant to Section 8.07, be converted into the right to receive the consideration set forth in this Section 1.05 as follows.

A. Any HCBI Shares that are owned by HCBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B. Subject to Section 1.05(C), each HCBI Share issued and outstanding immediately before the Effective Time (excluding HCBI Shares cancelled pursuant to Section 1.05(A)) shall be converted into, and shall be canceled in exchange for, the right to receive each of the following:

(1) A cash amount equal to $30.44 (the “Per Share Cash Consideration”) subject to adjustment pursuant to Section 8.07;

(2) A number of shares of IBG Stock equal to the quotient of (i) $56.52, divided by (ii) the Average Closing Price (the “Per Share Stock Consideration”). The “Average Closing Price” shall be the average, determined to one-one hundredth of one cent, of the volume weighted sale price per IBG Share on The NASDAQ Stock Market, Inc. Global Select Market System (“NASDAQ”) for ten (10) consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg;

(3) If the Average Closing Price is less than 90% of the Average Announcement Price, IBG may in its sole discretion elect to: (a) increase the Per Share Cash Consideration to an amount up to $43.48 (the “Increased Per Share Cash Consideration”), subject to adjustment pursuant to Section 8.07; and (b) reduce the Per Share Stock Consideration to a number of shares of IBG Stock equal to the quotient of (x) the difference between $86.96 and the Increased Per Share Cash Consideration; divided by (y) the Average Closing Price. The “Average Announcement Price” is $47.1770; and

(4) Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of HCBI Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

For purposes of illustration only, calculation of the Per Share Stock Consideration pursuant to subsection (B)(2) above based on different hypothetical Average Closing Prices is set forth in Confidential Schedule 1.05.

C. Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC, all HCBI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of HCBI Shares shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05.

D. If the Tangible Book Value (as defined in Section 8.07) on the fifth business day preceding the Closing Date (as defined in Section 2.01) (the “Calculation Date”) is greater than $24,000,000, then on the day prior to the Closing Date, HCBI may distribute to its shareholders an amount equal to the difference between (i) the actual amount of Tangible Book Value as of the Calculation Date, less (ii) $24,000,000. Any such distribution is referred to as the “Section 1.05(D) Distribution.”

Section 1.06. Treatment of Newco Shares. Each Newco Share (as defined in Section 4.05) issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, be converted into a like number of shares of the Resulting Corporation with the effect that the aggregate number of common shares of the Resulting Corporation outstanding after the Effective Time shall be equal to the aggregate number of Newco Shares outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of common shares of the Resulting Corporation shall be the same as the authorized number of Newco Shares immediately before the Effective Time.

Section 1.07. Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, HCBI Shares that are held by shareholders of HCBI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if that a shareholder of HCBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each HCBI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.08. SEC Filing and Shareholder Approval.

A. IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the HCBI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the Meeting (as defined below) and prospectus and other proxy solicitation materials of HCBI constituting a part thereof (together, the “Proxy Statement”) and all related documents). HCBI shall prepare and furnish to IBG such information relating to HCBI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide HCBI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from HCBI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. HCBI agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If HCBI has cooperated and promptly provided all information reasonably requested as described above, IBG shall file, or cause to be filed, the Registration Statement with the SEC on or before July 15, 2014. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B. The HCBI Board shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Meeting. Specifically, the HCBI Board will present for the consideration of HCBI shareholders a proposal to approve and adopt this Agreement, the Merger, the Merger Agreement and the transactions contemplated hereby and thereby. The HCBI Board will (i) cause proper notice of the Meeting to be given to the HCBI shareholders in compliance with applicable law and regulations, (ii) distribute to the HCBI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the HCBI Board a vote in favor of approval of the proposals set forth in this Section 1.08(B), subject to Section 1.08(C), and (iv) perform such other acts as may reasonably be requested by IBG to ensure that shareholder approval of the proposals set forth in this Section 1.08(B) are obtained. HCBI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the third business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C. Notwithstanding the foregoing, HCBI and the Board of Directors of HCBI (the “HCBI Board”) are permitted to change its recommendation as contemplated by Section 1.08(B)(iii) (“Change in Recommendation”) if and only to the extent that:

(1) HCBI, HCB and the HCBI Representatives (as defined in Section 5.11), have complied in all material respects with Section 5.11;

(2) the HCBI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

(3) if the HCBI Board intends to make a Change in Recommendation after HCBI has received an Acquisition Proposal, (a) the HCBI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal, (b) HCBI shall notify IBG, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that HCBI is not required to keep confidential, and (c) before making such a Change in Recommendation, HCBI shall, and shall cause its financial and legal advisors to, during the period after HCBI’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

Section 1.09. Exchange Procedures.

A. On the business day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) (i) an authorization to issue shares in book entry form representing the aggregate number of IBG Shares which the holders of HCBI Shares are entitled to receive pursuant to Section 1.05, and (ii) an amount of cash equal to the aggregate amount of cash which the holders of HCBI Shares are entitled to receive pursuant to Section 1.05 (collectively, the “Aggregate Merger Consideration”).

B. As soon as practicable after the Effective Time, with the intent to be within ten business days after the Effective Time, IBG shall cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing HCBI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and HCBI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) an amount of cash equal to the product of (x) the Per Share Cash Consideration, or the Adjusted Per Share Cash Consideration (as defined in Section 8.07), if applicable, multiplied by (y) the number of HCBI Shares represented by the Certificate (the “Surrendered Shares”), (ii) a number of IBG Shares equal to the product of (x) the Per Share Stock Consideration, multiplied by (y) the number of Surrendered Shares, and (iii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(B)(3), and such Certificate shall forthwith be canceled. The consideration to be received by a shareholder of HCBI upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 1.09, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBG will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, with the intent to be no later than five business days after such surrender, IBG will cause the Exchange Agent to promptly deliver the Merger Consideration.

C. After the Effective Time, the share transfer ledger of HCBI shall be closed and there shall be no transfers on the share transfer books of HCBI of the HCBI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBG, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 1.09.

D. Former shareholders of HCBI shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of IBG Shares into which their shares are converted, regardless of whether such shareholders of HCBI have surrendered their Certificates in exchange therefor.

E. No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 1.09. After the surrender of a Certificate in accordance with this Section 1.09, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.

F. Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of HCBI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 1.09 shall be delivered to IBG upon demand, and any shareholders of HCBI who have not theretofore complied with the exchange procedures in this Section 1.09 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for HCBI Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

G. If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

H. None of IBG, HCBI, the Exchange Agent or any other person shall be liable to any former holder of HCBI Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

I. If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, Independent Bank, or HCBI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Section 1.10. Effective Time. The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”). The Certificate of Merger shall be filed with the TSOS on the Closing Date.

Section 1.11. Subsequent Merger and Bank Merger. Immediately after the Effective Time, IBG shall cause the Subsequent Merger and the Bank Merger to be consummated.

Section 1.12. Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the Per Share Stock Consideration shall be adjusted accordingly; but an offering or sale of IBG Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Shares.

Section 1.13. Tax Matters.

A. None of IBG, Independent Bank, Newco, HCBI or HCB has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger and the Subsequent Merger, together, from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, Newco, HCBI and HCB shall each use its reasonable best efforts to cause (i) the Merger and the Subsequent Merger, together, to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of IBG and HCBI to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, Newco, HCBI and HCB agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code, Treasury Regulations § 1.368-2(b)(1)(ii) and Revenue Ruling 2001-46, 2001-42 I.R.B. 321, Situation 1. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

B. None of IBG, Independent Bank, Newco, HCBI or HCB has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, Newco, HCBI and HCB shall each use its reasonable best efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code, and (ii) each of Independent Bank and HCB to be a party to the reorganization within the meaning of § 368(b) of the Code. Each of IBG, Independent Bank, Newco, HCBI and HCB agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code and in particular as a transaction described in § 368(a)(1)(A) of the Code and Treasury Regulations § 1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

C. IBG and Newco shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of IBG, containing representations of IBG and Newco, and HCBI shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the effective date of the Registration Statement and signed by an officer of HCBI, containing representations of HCBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render its tax opinion in connection with the Registration Statement and to enable Harris Law Firm PC to render its tax opinion in connection with the Registration Statement. IBG and Newco shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG and Newco, and HCBI shall deliver to Andrews Kurth LLP and Harris Law Firm PC a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of HCBI, containing representations of HCBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.15 and to enable Harris Law Firm PC to render the tax opinion described in Section 7.12. Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Independent Bank, containing representations of Independent Bank, and HCB shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of HCB, containing representations of HCB, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinions described in Section 8.15. Each of IBG, Independent Bank, Newco, HCBI and HCB shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.13(C).

D. A HCBI representative shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of IBG, all Tax Returns for each of HCBI and HCB for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. If required by applicable law, IBG shall, and shall cause HCBI or HCB to, authorize and direct their respective officers to execute any and all Tax Returns required to be filed by each of HCBI and HCB pursuant to this Section 1.13(D). The shareholders of HCBI and HCB shall be responsible for the amount of Taxes of HCBI and HCB shown due on such Tax Returns. All such Tax Returns shall be prepared in a manner that is consistent with the past custom and practice of HCBI and HCB effective for fiscal year 2013, except as required by a change in applicable law.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01. Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date mutually agreeable to IBG and HCBI that is within forty-five days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (“Closing Date”); provided, however, that the Closing will not occur prior to October 1, 2014. On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the offices of IBG on the Closing Date, or at such other time and place to which IBG and HCBI may agree.

Section 2.02. Actions to be Taken at the Closing by HCBI. At the Closing, HCBI shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, duly executed by the Secretary of HCBI, acting solely in his capacity as an officer of HCBI, pursuant to which HCBI shall certify (i) the due adoption by the HCBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of HCBI of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (iii) the incumbency and true signatures of those officers of HCBI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of HCBI; and (iv) a true and correct list of the holders of HCBI Shares as of the Closing Date;

B. A certificate, dated as of the Closing Date, duly executed by the Chairman of HCB, acting solely in his capacity as an officer of HCB, pursuant to which HCB shall certify (i) the due adoption by the Board of Directors of HCB (the “HCB Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by HCBI as the sole shareholder of HCB of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of HCB duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of HCB; and (iv) a true and correct list of the shareholder of HCB;

C. A certificate duly executed by the President of HCBI, acting solely in his capacity as an officer of HCBI, dated as of the Closing Date, pursuant to which HCBI shall certify, that (i) all of the representations and warranties made in ARTICLE III are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) HCBI has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement, and (iii) there has been no Material Adverse Change (as defined in Section 11.10(G)) with respect to HCBI or HCB since March 31, 2014;

D. Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all HCBI Employee Plans (as defined in Section 3.29) required to be terminated by IBG before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations and (ii) that the retention agreements set forth in Confidential Schedule 5.14 have been terminated and all obligations of HCBI and HCB have been released;

E. All consents and approvals required to be obtained by HCBI from third parties to consummate the transactions contemplated by this Agreement, including those listed on Confidential Schedule 3.09;

F. Supplemental disclosure schedules reflecting any material changes to the representations of HCBI in ARTICLE III between the date of this Agreement and the Closing Date;

G. The Releases (as defined in Section 5.17), signed by the directors and executive officers of HCBI and HCB;

H. The Support Agreements (as defined in Section 5.19) signed by the directors of HCBI and HCB;

I. Executed agreements, certificates of merger, certificates, and other documents to evidence and facilitate the Bank Merger; and

J. All other documents required to be delivered to IBG by HCBI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the intent of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03. Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to HCBI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to HCBI’s obligations to close hereunder):

A. A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, the Merger Agreement, and of resolutions approving the Subsequent Merger pursuant to Section 10.006 of the TBOC, and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (ii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement, the Merger Agreement, documents to complete the Subsequent Merger (the “Subsequent Merger Documents”) and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of IBG;

B. A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank; and (iv) a true and correct list of the shareholder of Independent Bank as of the Closing Date;

C. A certificate, dated as of the Closing Date, executed by the Secretary of Newco, acting solely in her capacity as an officer of Newco, pursuant to which Newco shall certify (i) the due adoption by the Board of Directors of Newco (the “Newco Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by IBG as the sole shareholder of Newco of the Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the Subsequent Merger; and (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the execution and delivery of the Merger Agreement, the Subsequent Merger Documents and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby on behalf of Newco;

D. A certificate, dated as of the Closing Date, duly executed by the Chairman of the Board of IBG, acting solely in his capacity as an officer of IBG, pursuant to which IBG shall certify that (i) all of the representations and warranties made in ARTICLE IV are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) IBG has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement and (iii) there has been no Material Adverse Change with respect to IBG or Independent Bank since March 31, 2014;

E. All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including those listed on Confidential Schedule 4.07;

F. Supplemental disclosure schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of this Agreement and the Closing Date;

G. Executed agreements, certificates of merger, certificates, as applicable, and other documents to evidence and facilitate the Subsequent Merger and the Bank Merger; and

H. All other documents required to be delivered to HCBI by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by HCBI or its counsel.

Section 2.04. Further Assurances. At any time and from time to time within twelve months after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. If at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HCBI

HCBI hereby makes the following representations and warranties to IBG. HCBI agrees to provide to IBG at the Closing supplemental confidential disclosure schedules (the “Schedules”) reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date. The disclosure of a matter on any Schedule shall constitute disclosure for purposes of all Schedules required by this Agreement.

Section 3.01. Organization and Ownership.

A. HCBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. HCBI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. HCBI has all requisite corporate power and authority to own HCB as now owned, and to enter into and carry out its obligations under this Agreement and the Merger Agreement. True and complete copies of the Articles of Incorporation and Bylaws of HCBI, as amended to date, have been delivered to IBG.

B. HCBI is the sole record and beneficial owner all of the issued and outstanding shares of capital stock of HCB Nevada, and HCB Nevada is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of HCB, in each case free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other interest in HCB Nevada or HCB. Neither HCBI nor HCB Nevada directly or indirectly, owns or controls any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10), other than HCB or (in the case of HCBI) HCB Nevada. Except as set forth in Confidential Schedule 3.01(B), neither HCBI nor HCB Nevada has any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by HCBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of HCBI other than HCB or (in the case of HCBI) HCB Nevada.

Section 3.02. Execution and Delivery. HCBI has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement, and (if the required regulatory and shareholder approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the HCBI Board. Other than approval by the requisite vote of the shareholders of HCBI, no other corporate proceedings or approvals are necessary on the part of HCBI to approve this Agreement or the Merger Agreement, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, and the other agreements and documents contemplated hereby and thereby, have been or at Closing will be duly executed by HCBI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of HCBI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03. HCBI Capitalization. The authorized capital of HCBI consists of 1,000,000 common shares, $1.00 par value per share, of which 551,993 HCBI Shares are issued and outstanding as of the date of this Agreement. All offerings by HCBI to issue its capital have terminated. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, HCBI to purchase or otherwise acquire any security of or equity interest in HCBI, obligating HCBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital of any class. Except as disclosed on Confidential Schedule 3.03, there are no outstanding contractual obligations of HCBI to vote or dispose of any HCBI Shares and there are no shareholder agreements, voting trusts or similar agreements relating to the HCBI Shares except as set forth in the Bylaws of HCBI. All of the outstanding HCBI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The HCBI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the HCBI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 3.04. HCB.

A. HCB is a national banking association, duly organized and validly existing under the laws of the United States, and in good standing under the laws of the State of Texas. HCB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of HCB, as amended to date, have been delivered to IBG. HCB is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of HCB does not require it to be qualified to do business in any jurisdiction other than the State of Texas. HCB has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by HCB has not been conducted through any other direct or indirect Subsidiary or Affiliate of HCB.

B. The authorized capital stock of HCB consists of 120,000 shares of common stock, $10.00 par value per share, of which 108,800 shares are issued and outstanding as of the date of this Agreement. HCBI is in possession of all certificates evidencing all of the shares of capital stock of HCB. All of the outstanding shares of capital stock or other securities evidencing ownership of HCB are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of HCB, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating HCB to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of HCB. There are no outstanding contractual obligations of HCBI to vote or dispose of any shares of capital stock of HCB. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of HCB.

Section 3.05. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by HCBI or HCB with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of HCBI or HCB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HCBI or HCB or any of their Properties (as defined in Section 11.10) or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective Properties or assets of HCBI or HCB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which HCBI or HCB is a party, or by which HCBI or HCB or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06. Compliance with Laws, Permits and Instruments. HCBI and HCB, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. HCBI and HCB are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change.

Section 3.07. Financial Statements.

A. HCBI has made available to IBG copies of the unaudited financial statements of HCBI as of and for the years ended December 31, 2013 and December 31, 2012 (the “HCBI Financial Statements”), audited financial statements for HCB as of and for the years ended December 31, 2013 and December 31, 2012 (the “HCB Financial Statements”), and HCBI’s FR Y-6, FR Y-9C and FR Y–9LP reports filed during 2014 and 2013 (together, the “HCBI Regulatory Reports”). The HCBI Financial Statements and the HCB Financial Statements (including, any related notes), were prepared in accordance with generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements) and fairly present, in all material respects, the financial position of HCBI at the dates and for the periods indicated therein. Each of the HCBI Regulatory Reports fairly presents, in all material respects, the financial position of HCBI and the result of its operations at the date and for the periods indicated in conformity with the instructions for the preparation of HCBI Regulatory Reports as promulgated by applicable regulatory authorities.

B. HCBI has made available to IBG true and complete copies of the Reports of Condition and Income for HCB filed during 2014 and 2013 (“HCB Call Reports”). Each of the HCB Call Reports fairly presents, in all material respects, the financial position of HCB and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of HCB Call Reports as promulgated by applicable regulatory authorities. The HCB Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business. HCB has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles (“RAP”) as applied to national banking associations and in accordance with all applicable rules and regulations. To the Best Knowledge (as defined in Section 11.10) of HCBI, the allowance for loan losses account for HCB is, and as of the Closing Date shall be, adequate in all material respects to provide for all losses on loans and other real estate owned by HCB.

Section 3.08. Litigation. Except as disclosed in Confidential Schedule 3.08, neither HCBI nor HCB is a party to any, and there are no pending or, to the Best Knowledge (as defined in Section 11.10) of HCBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HCBI or HCB which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of HCBI, is there any reasonable basis for any proceeding, claim or action against HCBI or HCB that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon HCBI or HCB or the assets or Property of HCBI or HCB that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09. Consents and Approvals. The HCBI Board (at a meeting duly called and held) has resolved or will resolve to (i) call a special meeting of shareholders for the purpose of approving and adopting the Merger and this Agreement, and (ii) recommend to the HCBI shareholders the approval and adoption of the Merger and this Agreement. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of HCBI in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by HCBI of the transactions contemplated hereby or thereby.

Section 3.10. Undisclosed Liabilities. HCBI and HCB have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the HCBI Financial Statements or the HCB Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2014, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.10.

Section 3.11. Title to Tangible Assets. True and complete copies of all existing deeds, leases and title insurance policies for all Properties and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which each such Property is subject have been made available to IBG. HCBI and HCB have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the HCBI Financial Statements and the HCB Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11, (B) as reflected in the HCBI Financial Statements or the HCB Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since March 31, 2014.

Section 3.12. Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since March 31, 2014, each of HCBI and HCB has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A. Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B. Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $25,000 in the aggregate;

C. Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D. Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E. Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F. Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since March 31, 2014;

G. Sold, transferred, leased to others or otherwise disposed of any material amount of its assets (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim, of material value;

H. Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I. Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J. Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by HCBI or HCB for the benefit of their respective directors, employees or former employees;

K. Made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

L. Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $25,000;

M. Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change, or any Material Adverse Change in earnings or costs or relations with its employees, agents, depositors, loan customers, correspondent banks, or suppliers;

N. Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $25,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O. Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P. Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q. Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R. Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S. Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

T. Amended or made any change in its articles of incorporation, articles of association, or bylaws, or

U. Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13. Leases, Contracts and Agreements. Confidential Schedule 3.13 sets forth an accurate and complete description of all contracts, leases, subleases, licenses, and agreements to which HCBI or HCB is a party or by which HCBI or HCB is bound (A) that obligate or would reasonably be expected to obligate HCBI or HCB for an amount in excess of $50,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate HCBI or HCB for an amount in excess of $50,000 over the entire term of such related contracts (collectively, the “Contracts”). HCBI has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall do not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by HCB, but do include unfunded loan commitments and letters of credit issued by HCB where the borrowers’ total direct and indirect indebtedness to HCB is in excess of $100,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of HCB. HCBI and HCB have not received any written notice of material default under or material noncompliance with any Contract. For each lease in which HCBI or HCB is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. HCBI and HCB enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14. Taxes and Tax Returns.

A. HCBI and HCB have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, HCBI and HCB have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon HCBI or HCB, nor has HCBI or HCB given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by HCBI and HCB from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Except as set forth in Confidential Schedule 3.14, since December 31, 2010, the federal income tax returns of HCBI and HCB have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of HCBI, threatened.

E. Neither HCBI nor HCB has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by HCBI or HCB after the date of this Agreement.

F. The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, provided that in the case of HCBI and HCB, the terms “tax” and “taxes” shall not include federal income tax, due to the status of HCBI and HCB as an S corporation and a qualified Subchapter S subsidiary, respectively. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G. HCBI has delivered or made available to IBG correct and complete copies of all federal income tax returns filed by HCBI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by HCBI and HCB, if any, since with respect to any taxable period beginning on or after December 31, 2009.

H. Confidential Schedule 3.14 sets forth an accurate and complete description as to the United States federal net operating and capital loss carryforwards for HCBI and HCB (including the year such net operating or capital loss was generated and any limitations of such net operating or capital loss carryforwards under Code § § 382, 383 or 384 or the Treasury Regulations, excluding any such limitations arising from the transactions contemplated under this Agreement) as of December 31, 2012.

I. Effective as of January 1, 1997 (the “S Election Date”), HCBI made a valid election to be taxed, for federal income tax purposes, as a Subchapter S corporation and that election is in effect as of the date of this Agreement. Effective on the S Election Date, HCBI made a valid election for HCB to be taxed, for federal income tax purposes, as a qualified Subchapter S subsidiary (a “QSSS”), and each such election is in effect as of the date of this Agreement. Neither HCBI nor HCB have taken any action that would cause HCBI to cease being an S corporation or cause HCB to cease being a QSSS before the Closing Date. HCBI and HCB are not currently and will not at any time before the Closing Date be liable for any tax under Code §1374.

J. Except as set forth in Confidential Schedule 3.14, for any tax year of HCBI beginning on or after the S Election Date, no audit by the IRS has commenced or been completed pursuant to Code §§6241 through 6245 regarding Subchapter S items, and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of HCBI has been given. To HCBI’s Best Knowledge, for any tax year of HCBI beginning after the S Election Date, each HCBI shareholder’s treatment of Subchapter S items with respect to HCBI is consistent with the manner in which HCBI has filed its tax returns, and no audit by the IRS of any HCBI shareholder has occurred except as set forth in Confidential Schedule 3.14.

K. Since the S Election Date, HCBI has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by HCBI, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by HCBI). No dividend or other distribution declared or paid by HCBI since the S Election Date has exceeded the portion of HCBI’s “accumulated adjustments account” (within the meaning of Treasury Regulation § 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by HCBI before the Effective Time will exceed the portion of HCBI’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

Section 3.15. Insurance. Confidential Schedule 3.15 contains a complete list and brief description of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by HCBI and HCB. All such policies (A) are sufficient for compliance by HCBI and HCB, in all material respects, with all requirements of applicable law and all agreements to which HCBI and HCB are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither HCBI nor HCB is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of HCBI and HCB is insured for the benefit of HCBI and HCB in amounts deemed adequate by HCBI’s and HCB’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.15, there have been no claims under any fidelity bonds of HCBI and HCB since March 31, 2012 and to the Best Knowledge of HCBI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to HCBI or HCB since March 31, 2014, nor to the Best Knowledge of HCBI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to HCBI or HCB.

Section 3.17. Proprietary Rights. HCBI and HCB do not require the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of HCBI and HCB that are not owned, held or licensed by HCBI or HCB. HCBI and HCB have not received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by HCBI or HCB of Proprietary Rights. There is no claim or action by any such person pending or, to the Best Knowledge of HCBI, threatened, with respect thereto.

Section 3.18. Transactions with Certain Persons and Entities. Except as set forth in Confidential Schedule 3.18, neither HCBI nor HCB owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to, any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of HCBI or HCB, and none of such persons owes any amount to HCBI or HCB. There are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among HCBI, whether on its own behalf or in its capacity as trustee or custodian for the funds of any Employee Plan, and any of its Affiliates (as defined in Section 11.10).

Section 3.19. Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of HCBI and HCB are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of HCBI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against HCBI, HCB or the present holder thereof. The credit and collateral files of HCB contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to HCBI or HCB that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of HCB (including loans that will be outstanding if HCB advances funds it is obligated to advance), except for items identified on HCB’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of HCB or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on HCB’s watch list, which is set forth in Confidential Schedule 3.19. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of HCB.

Section 3.20. Employee Relationships. Each of HCBI and HCB has complied in all material respects with all applicable material laws relating to its relationships with its employees, and HCBI believes that the relationship between HCB and its employees is good. To the Best Knowledge of HCBI, no key executive officer or manager of any of the operations of HCB or any group of employees of HCB has or have any present plans to terminate their respective employment with HCB. Confidential Schedule 3.20 also contains a list of all employees of HCB and their respective annual compensation.

Section 3.21. Condition of Assets. All tangible assets used by HCBI and HCB are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. None of HCB’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22. Environmental Compliance. Except as set forth in Confidential Schedule 3.22:

A. HCBI and HCB and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). HCBI has not received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of HCBI and HCB with all applicable Environmental Laws.

B. HCBI and HCB have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C. No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of HCBI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that HCBI and HCB make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D. There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of HCBI, threatened, against HCBI or HCB relating in any way to any Environmental Law. HCB has no liability for remedial action under any Environmental Law. HCBI and HCB have not received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has HCBI or HCB received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing HCBI or HCB that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23. Regulatory Compliance.

A. Neither HCBI nor HCB is now nor has been, since March 31, 2012, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of HCBI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to HCBI or HCB.

B. All reports, records, registrations, statements, notices and other documents or information required to be filed by HCBI and HCB with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of HCBI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects.

Section 3.24. Absence of Certain Business Practices. Neither HCBI nor HCB nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, since March 31, 2012, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of HCBI or HCB (or assist HCBI or HCB in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject HCBI or HCB to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change or may reasonably be expected to subject HCBI or HCB to suit or penalty in any private or governmental litigation or proceeding.

Section 3.25. Books and Records. The minute books, stock certificate books and stock transfer ledgers of HCBI and HCB have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of HCBI and HCB that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26. Forms of Instruments, Etc. HCBI has made and will make available to IBG copies of all of HCB’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of its business.

Section 3.27. Fiduciary Responsibilities. Each of HCBI and HCB has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28. Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, HCBI or HCB have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29. Employee Benefit Plans.

A. Set forth on Confidential Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, retention, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by HCBI or HCB, or with respect to which HCBI or HCB has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of HCBI or HCB, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B. No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA. HCBI has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, HCBI or HCB to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code § 401(a) has a current favorable determination or opinion letter, and does not have any amendments for which the remedial amendment period under Code § 401(b) has expired. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of HCBI, none are threatened. No written or, to the Best Knowledge of HCBI, oral representations have been made by HCBI or HCB to any employee or former employee of HCBI or HCB promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code § 4980B or applicable state law). Compliance with FAS 106 will not create any material change to the HCBI Financial Statements or the HCB Call Reports. Except to the extent that the payment would constitute an “excess parachute payment” under Code § 280G, there are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code § § 4999 or 280G, nor will IBG or Independent Bank be required to “gross up” or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against HCBI, HCB, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C. With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which HCBI or HCB is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

(i) All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject HCBI or HCB to liability;

(ii) There is no Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

(iii) There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D. All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30. No Excess Parachute Payments. No amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of HCBI, HCB or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code § 280G(b)(1)) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from HCBI, HCB, or IBG if that the excise tax of Code § 4999(a) is imposed on such person.

Section 3.31. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. HCB is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. HCB has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, HCB has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. HCB has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 3.32. Data Processing Agreements. HCB obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, HCBI has no agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.33. Dissenting Shareholders. To the Best Knowledge of HCBI, there is no plan or intention on the part of any shareholders of HCBI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34. Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. HCB is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since December 31, 2010, HCBI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of HCB there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35. Usury Laws and Other Consumer Compliance Laws. All loans of HCB have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by HCB in the ordinary course of its lending business.

Section 3.36. Zoning and Related Laws. All real property owned or operated by HCB and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37. Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38. Representations Not Misleading. No representation or warranty by HCBI and HCB contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of HCBI, all written statements, exhibits, schedules, and other documents furnished to IBG by HCBI or HCB as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to HCBI. IBG agrees to provide to HCBI at the Closing supplemental disclosure schedules reflecting any material changes to the representations and warranties set forth herein between the date of this Agreement and the Closing Date.

Section 4.01. Organization. IBG is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under the laws, rules and regulations of the State of Texas. IBG has all requisite corporate power and authority to own Independent Bank as now owned and to enter into and carry out its obligations under this Agreement, the Merger Agreement and the Subsequent Merger Documents. True and complete copies of the Amended and Restated Certificate of Formation and Bylaws of IBG, as amended to date, have been made available to HCBI. IBG is the sole beneficial and record owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of any kind or character, and no other person or entity has any equity or other ownership interest in Independent Bank.

Section 4.02. Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement, the Merger Agreement and the Subsequent Merger Documents, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Merger Agreement and the Subsequent Merger Documents and (if the required regulatory approvals are obtained) the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by the IBG Board. Except for the written consent of IBG as the sole shareholder of Newco, no other corporate proceedings on the part of IBG are necessary to approve this Agreement, the Merger Agreement or the Subsequent Merger, and to consummate the transactions contemplated hereby and thereby. This Agreement, the Merger Agreement, the Subsequent Merger Documents, and the other agreements and documents contemplated hereby and thereby have been, or at Closing will be, duly and validly executed and delivered to HCBI, and each constitutes or at Closing will constitute a valid and binding obligation of IBG, enforceable against IBG in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03. IBG Capitalization. The authorized capital of IBG consists of 100,000,000 common shares, $0.01 par value per share, of which 16,369,321 shares are outstanding as of the date of this Agreement and 10,000,000 preferred shares, $0.01 per share, of which 23,938.35 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A were issued or outstanding as of the date of this Agreement. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth in Confidential Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital of any class except as set forth in Confidential Schedule 4.03. There are no outstanding contractual obligations of IBG to vote or dispose of any IBG Shares. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Shares. All of the issued and outstanding IBG Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. All of the IBG Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the IBG Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

Section 4.04. Independent Bank.

A. Independent Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas and the United States. Independent Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Amended and Restated Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been delivered to HCBI. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 4.04(A),

Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

B. The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement. IBG is in possession of all certificates evidencing all of the shares of capital stock of Independent Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Independent Bank. There are no outstanding contractual obligations of Independent Bank to vote or dispose of any shares of capital stock of Independent Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Independent Bank.

Section 4.05. Authorized and Outstanding Shares of Newco. The authorized capital of Newco will consist of 1,000 common shares, $1.00 par value per share (the “Newco Shares”). On the date the Merger Agreement is executed and delivered and on the Closing Date, 1,000 Newco Shares will be issued and outstanding.

Section 4.06. Compliance with Laws, Permits and Instruments. IBG, Independent Bank and Newco, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBG and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them except where the failure, whether individually or in the aggregate to be so in compliance is not reasonably expected to cause a Material Adverse Change. IBG is in material compliance with all applicable listing and corporate governance rules of the NASDAQ.

Section 4.07. Consents and Approvals. Except for regulatory and other approvals as disclosed in Confidential Schedule 4.07, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.08. Regulatory Approval; Call Reports. IBG is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a Community Reinvestment Act rating of “satisfactory”. Neither IBG nor Independent Bank is subject to any Regulatory Agreement, nor is IBG aware of any circumstance or event that would reasonably result in a Regulatory Agreement with respect to IBG or Independent Bank. IBG reasonably believes that it will be able to obtain all requisite regulatory approvals necessary to consummate the Merger. All reports, records, registrations, statements, notices and other documents or information required to be filed by IBG and Independent Bank with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of IBG, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. IBG has made available to HCBI true and complete copies of the Reports of Condition and Income for Independent Bank filed during 2014 and 2013 (“Independent Bank Call Reports”). Each of the Independent Bank Call Reports fairly presents, in all material respects, the financial position of Independent Bank and the results of its operations at the dates and for the periods indicated therein in conformity, in all material respects, with the instructions for the preparation of Independent Bank Call Reports as promulgated by applicable regulatory authorities.

Section 4.09. Undisclosed Liabilities. IBG and Independent Bank have no material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG SEC Reports (as defined in Section 4.12) or the Independent Bank Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since March 31, 2014, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.09.

Section 4.10. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or Independent Bank with any of the terms or provisions hereof or thereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of IBG or Independent Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or Independent Bank or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG, or Independent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or Independent Bank is a party, or by which IBG or Independent Bank or any of their respective properties, assets or business activities, may be bound or subject.

Section 4.11. Litigation. Except as disclosed in Confidential Schedule 4.11, neither IBG nor Independent Bank are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or Independent Bank which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or Independent Bank that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or Independent Bank or the assets or properties of IBG or Independent Bank that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.12. SEC Filings; Financial Statements; Internal Controls.

A. IBG has timely filed and made available to HCBI all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). Except as set forth in Confidential Schedule 4.12, the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing before the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.

B. Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C. IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.

D. Since December 31, 2012, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2012, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

E. There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.13. Taxes and Tax Returns.

A. IBG and its Subsidiaries have duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, IBG and its Subsidiaries have no material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B. There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon IBG or any of its Subsidiaries, nor has IBG or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

C. Proper and accurate amounts, if required, have been withheld by IBG and its Subsidiaries from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D. Since December 31, 2010, the federal income tax returns of IBG and its Subsidiaries have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened.

E. Except as set forth in Confidential Schedule 4.13, neither IBG nor any of its Subsidiaries has entered into any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement or any current or potential contractual obligation to indemnify any other person with respect to taxes that will require any payment by IBG or any of its Subsidiaries after the date of this Agreement.

F. IBG has delivered or made available to HCBI correct and complete copies of all material, U.S. federal income tax returns filed by IBG with the IRS, examination reports and statements of deficiency assessed against or agreed to by IBG and Independent Bank, if any, in each case with respect to any taxable period beginning on or after December 31, 2010.

Section 4.14. Compensation and Benefit Plans. The employee pension benefit plans and welfare plans that are sponsored, maintained or contributed to by IBG or its Subsidiaries have all been operated in all material respects in compliance with ERISA, the Code and any other applicable laws. Neither IBG nor any of its Subsidiaries has any material liability for any unfunded benefit liabilities, whether or not waived, under such plans. Neither IBG nor any of its Subsidiaries contributes or has within the last 6 years contributed to any multiemployer plan.

Section 4.15. Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Independent Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Independent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Independent Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Independent Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section.

Section 4.16. No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since March 31, 2014, nor to the Best Knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.

Section 4.17. Financing. IBG has, or at the Closing will have, sufficient cash on hand which is uncommitted as to any other use, or a credit facility with sufficient availability, to pay the Aggregate Cash Consideration.

Section 4.18. Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to HCB by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V

COVENANTS OF HCBI

HCBI covenants and agrees with IBG as follows:

Section 5.01. Commercially Reasonable Efforts. HCBI will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02. Information for Regulatory Applications and Registration Statement.

A. HCBI shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning HCBI that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or Texas regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. HCBI shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide HCBI with confidential portions of any filing with a federal or Texas regulatory or Governmental Authority. In exercising the foregoing right, HCBI agrees to act reasonably and as promptly as practicable.

B. HCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. HCBI further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, HCBI shall and shall cause HCB to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

F. Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

G. Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, the non-compliance with which would reasonably be expected to cause a Material Adverse Change;

H. Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

I. Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

K. Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically without limitation (i) maintaining the allowance for loan and lease losses account for HCB of at least $2,091,000; and (ii) paying or accruing for by the Closing Date all liabilities, obligations, costs, and expenses owed or incurred by HCBI or HCB on or before the Closing Date;

L. Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith dispute;

M. Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

N. Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04. Negative Covenants. From the date of this Agreement through the Closing, without the prior written consent of IBG, HCBI shall not and HCBI shall cause HCB to not:

A. Introduce any new material method of management or operation;

B. Intentionally take any action that would reasonably be expected to result in a Material Adverse Change;

C. Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude HCBI from making such representations and warranties (as modified by the supplemental Confidential Schedules) at the time of the Closing;

D. Declare, set aside or pay any dividend or other distribution with respect to its capital, except that (i) HCB may pay dividends to HCBI, (ii) HCBI may pay a dividend of $.50 per share to holders of its Common Stock on July 15, 2014, (iii) HCBI may pay a dividend of $.50 per share to holders of its Common Stock on October 15, 2014 if the Closing Date is not on or prior to that date, and (iv) HCBI may pay the Section 1.05(D) Distribution;

E. Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of HCBI or HCB to make payments in excess of $25,000, except for loans and extensions of credit in the ordinary course of business which are subject to the provisions of Sections 5.04(Y) and 5.04(Z);

F. Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G. Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H. Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I. Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices, except for obligations under the retention agreements set forth in Confidential Schedule 5.14 that are payable on or before the Closing;

J. Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

K. Amend or otherwise change its articles of association, charter, or bylaws;

L. Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; but any such transaction involving amounts in excess of $100,000 shall be deemed to not be in the ordinary course of business;

M. Enter into any material transaction other than in the ordinary course of business;

N. Except in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O. Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P. Except for salary increases in the ordinary course of business and consistent with past practices of HCBI or HCB, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree to or orally promise to pay, conditionally or otherwise, any bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q. Engage in any transaction with any Affiliate except in the ordinary course of business and consistent with past practices;

R. Acquire any capital or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S. Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T. Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U. Make any capital expenditures, capital additions or betterments in excess of an aggregate of $25,000;

V. Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W. Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of HCB;

X. Pay a rate on deposits at HCB materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y. Make any new loan to a single borrower and his related interests in excess of $500,000; but HCBI shall provide to IBG a weekly written report of all loans made, renewed, or modified by HCB;

Z. Renew, extend the maturity of, or alter the material terms of any loan except in compliance with HCB’s existing policies and procedures and consistent with past practices and prudent banking principles;

AA. Renew, extend the maturity of or alter any of the material terms of any classified loan or extension of credit;

BB. Sell (but payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or

CC. Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital.

Section 5.05. Access; Pre Closing Investigation. HCBI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of HCBI and HCB, and furnish to IBG during such period all such information concerning HCBI and HCB and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of HCBI and HCB, including access sufficient to verify the value of the assets and the liabilities of HCBI and HCB and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII. HCBI agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein.

Section 5.06. Invitations to and Attendance at Directors’ and Committee Meetings. HCBI shall cause HCB to give notice to one designee of IBG of, and shall invite such designee to attend, all regular and special meetings of the HCBI Board and the HCB Board and all regular and special meetings of any senior management committee (including the executive committee and the loan and discount committee of HCB) of HCBI and HCB; but such designee shall excuse himself from such meetings while this Agreement or the transactions contemplated hereby are being discussed. If the Merger is finally disapproved by any appropriate Regulatory Agency or if this Agreement is terminated pursuant to its terms, IBG’s designee will no longer be entitled to notice of and permission to attend such meetings.

Section 5.07. Additional Financial Statements. HCBI shall promptly furnish IBG with true and complete copies of each additional HCBI Regulatory Report and HCB Call Report as soon as such reports are available.

Section 5.08. Untrue Representations. HCBI shall promptly notify IBG in writing if HCBI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to IBG or any representation or warranty made in or pursuant to this Agreement or that results in HCBI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09. Litigation and Claims. HCBI shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against HCBI or HCB or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. HCBI shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of HCBI, threatened against HCBI or HCB that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by HCBI or HCB pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10. Adverse Changes. HCBI shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of HCBI, been threatened (or any development shall have occurred or, to the Best Knowledge of HCBI, been threatened involving a prospective change) in the business, financial condition or operations of HCBI and/or HCB that has resulted in or would reasonably be expected to result in a Material Adverse Change.

Section 5.11. No Negotiation with Others.

A. HCBI agrees that it shall not, and that it shall cause HCB and the respective employees, directors, officers, financial advisors and agents of HCBI and HCB (collectively, “HCBI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.11) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of HCBI or HCB in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by HCB of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, HCBI will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.

B. Notwithstanding anything to the contrary contained in this Section 5.11, if at any time after the date hereof and before obtaining Shareholder Approval, HCBI and the HCBI Representatives, having each theretofore complied with the terms of Section 5.11(A), receives a bona fide, unsolicited written Acquisition Proposal, HCBI and the HCBI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the HCBI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal and (ii) the failure of the HCBI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the HCBI shareholders; but before furnishing any material nonpublic information, HCBI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Confidentiality Agreement entered into with IBG on August 7, 2013, which confidentiality agreement shall not prohibit HCBI from complying with the terms of this Section 5.11. HCBI will promptly, and in any event within two business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to HCBI or for access to the properties, books or records of HCBI by any person that has made, or to the Best Knowledge of HCBI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. HCBI will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C. Nothing contained in this Section 5.11 shall prevent HCBI or the HCBI Board from (i) taking the actions provided in Sections 1.08(C) or 5.11(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of HCBI’s obligations pursuant to Section 5.11(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

Section 5.12. Consents and Approvals. HCBI shall use commercially reasonable efforts to obtain all consents and approvals from third parties, including the third party consents listed on Confidential Schedule 3.09, required of HCBI or HCB in connection with the consummation of the transactions contemplated by this Agreement. HCBI will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.13. Environmental Investigation; Right to Terminate Agreement.

A. IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that HCBI has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify HCBI in writing before any Environmental Inspection, and HCBI may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify HCBI in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to HCBI of the Secondary Investigation, and HCBI may place reasonable time and place restrictions on the Secondary Investigation.

B. IBG shall make available to HCBI the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give HCBI reasonable written notice of IBG’s intentions.

C. IBG shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by IBG because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) HCBI has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a material remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise HCBI in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection, Secondary Inspection or other environmental survey. Upon receipt of the Environmental Notice, HCBI shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If that HCBI fails to demonstrate its satisfactory correction of the violations or conditions to IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.

D. HCBI agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. HCBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.14. Employee Plans. Before the Closing Date, HCBI shall and shall cause HCB to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). HCBI and HCB shall terminate the retention agreements listed in Confidential Schedule 5.14 and the agreement listed in Confidential Schedule 3.18, make the payments required pursuant to such agreements, and use commercially reasonable efforts to obtain from each applicable officer a termination and release with respect to their agreement.

Section 5.15. Disclosure Schedules. At least three business days before the Closing, HCBI agrees to provide IBG with supplemental Confidential Schedules to be delivered by HCBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.16. Voting Agreement. HCBI shall execute and deliver, and shall use its best efforts to cause the directors of HCBI and HCB to execute and deliver contemporaneously with the execution of this Agreement, the Voting Agreement, in the form attached hereto as Exhibit “B”, and HCBI acknowledges that, upon the execution and delivery of the Voting Agreement, such persons shall have agreed that they will vote the HCBI Shares owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals.

Section 5.17. Releases. HCBI shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of HCBI and HCB a written release in the form attached hereto as Exhibit “C” executed by such director or executive officer and dated the Closing Date, releasing HCBI and HCB from claims arising before the Effective Time (the “Releases”).

Section 5.18. Other Agreements. HCBI will, as soon as practicable after the execution of this Agreement, enter into the Merger Agreement with Newco, and shall perform all of its obligations thereunder. HCBI shall, and shall cause HCB to, execute and deliver the Merger Agreement, the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger and the Bank Merger, and to take all actions necessary or required to consummate the transactions contemplated thereby.

Section 5.19. Support Agreements. HCBI shall use its commercially reasonable efforts to obtain from each outside director of HCBI and HCB a Support Agreement in the form attached hereto as Exhibit “D” executed by such directors (other than directors who are employees of HCB) contemporaneously with the execution of this Agreement.

Section 5.20. Shareholder Lists. After the date of this Agreement, HCBI shall from time to time make available to IBG, upon its request, a list of the HCBI shareholders and their addresses, a list showing all transfers of the HCBI Shares and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the HCBI Shares.

Section 5.21. Conforming Accounting Adjustments. HCBI shall, if requested in writing by IBG, consistent with GAAP, immediately before Closing, make such accounting entries as HCBI may reasonably request in order to conform the accounting records of HCBI to the accounting policies and practices of IBG. No such adjustment by HCBI or HCB shall of itself constitute or be deemed to be a breach, violation or failure by HCBI or HCB to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by HCBI of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Book Value under Section 8.07.

Section 5.22. D & O Liability Insurance. Contemporaneously with the Closing, HCBI and HCB shall purchase an extended reporting period for three years under HCBI’s existing directors and officers liability insurance policy, on terms approved by IBG, for purposes of covering actions occurring before the Effective Time. Notwithstanding any other provision of this Agreement, the premiums for such coverage shall be paid and accrued for by HCBI and/or HCB and shall be included (as a deduction) in the calculation of HCBI Tangible Equity.

Section 5.23. Employment Agreement. HCBI shall use its commercially reasonable efforts to cause the executive officers identified in Confidential Schedule 5.23 to execute and deliver to IBG, simultaneously with the execution of this Agreement, an employment agreement providing for their continued employment with Independent Bank after the Merger.

Section 5.24. Liquidation of Subsidiary. HCBI shall take all steps necessary to cause the liquidation and dissolution of HCB Nevada, Inc. prior to the Closing Date.

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this ARTICLE VI to HCBI.

Section 6.01. Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02. Untrue Representations. IBG shall promptly notify HCBI in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to HCBI or any representation or warranty made in or pursuant to this Agreement or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03. Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:

A. Maintain its corporate existence in good standing;

B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C. Extend credit only in accordance with existing lending policies and practices;

D. Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it; and

E. Promptly furnish or make available to HCBI true and complete copies of each additional IBG SEC Report and Independent Bank Call Report as soon as such reports are available.

Section 6.04. Registration Statement.

A. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to shareholders and at the time of the Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. IBG further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform HCBI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise HCBI, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to HCBI copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05. NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, before the Effective Date, on the NASDAQ the IBG Shares to be issued to the HCBI shareholders as part of the Merger Consideration in connection with the Merger.

Section 6.06. Litigation and Claims. IBG shall promptly notify HCBI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify HCBI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07. Regulatory and Other Approvals. With the cooperation of HCBI, IBG shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by IBG, HCB and Newco in connection with this Agreement and the transactions contemplated hereby, including to the necessary applications for the prior approval of the Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the Texas Department of Banking (the “TDB”) and the Federal Deposit Insurance Corporation (the “FDIC”). Such applications shall be filed by June 30, 2014 IBG shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep HCBI reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish HCBI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08. Formation and Organization of Newco. IBG will duly form and organize Newco as a Texas corporation.

Section 6.09. Other Agreements. IBG will, as soon as practicable after the execution of this Agreement, cause Newco to enter into the Merger Agreement with HCBI, and to perform all of its obligations thereunder. IBG shall, and shall cause Independent Bank and Newco to, take such actions and to execute and deliver the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Documents, and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect and evidence the Merger, the Bank Merger and the Subsequent Merger, and to take any and all actions necessary or required to consummate the transactions contemplated thereby.

Section 6.10. Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause IBG to offer employment to the employees of HCB. Each of the employees of HCB who becomes an employee of IBG after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to the employees of IBG. Each of the employees of HCB who becomes an employee of IBG after the Effective Time shall receive credit for their prior service at HCB for purposes of vesting, eligibility or any other purpose under the employee benefit plans of IBG; and such persons shall not have lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate in after the Closing Date. IBG shall, within 30 calendar days of the date of this Agreement, provide HCBI with a list of employees of HCB to whom IBG will not offer employment. Such list shall be kept confidential and disclosed only to the executive officers and directors of HCBI, and to the employees of IBG who need to know the information, and such information shall not be provided to or discussed with other employees of HCBI without HCBI’s prior written consent.

Section 6.11. Adverse Changes. IBG shall promptly notify HCBI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of this transaction.

Section 6.12. Disclosure Schedules. At least three business days before the Closing, IBG agrees to provide HCBI with supplemental disclosure schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.13. Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the shareholders of HCBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the shareholders of HCBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The IBG Shares to be issued to the shareholders of HCBI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBG Shares issued to any shareholder of HCBI who may be deemed to be an “affiliate” (under the Exchange Act) of IBG after completion of the Merger will be freely tradable by each HCBI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.14. Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from HCBI to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of HCBI reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that HCBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish HCBI with such additional financial and operating data and other information as to the business and properties of IBG as HCBI may, from time to time, reasonably request.

Section 6.15. Director and Officer Indemnification. For a period of three years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from HCBI and HCB (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time to the same extent and subject to the conditions set forth in the Articles of Incorporation or Association, as applicable, of HCBI and HCB, and in the Bylaws of HCBI and HCB, as in effect on the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HCBI

The obligations of HCBI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by HCBI:

Section 7.01. Representations and Warranties. All representations and warranties made by IBG in this Agreement or in any document or schedule delivered to HCBI in connection with this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date).

Section 7.02. Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or before the Closing.

Section 7.03. Government and Other Approvals. IBG shall have received approval by such Governmental Authorities as may be required by applicable law of the transactions contemplated by this Agreement, the Merger Agreement and the Subsequent Merger Documents, and all applicable waiting periods prescribed by applicable law or regulation shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings.

Section 7.04. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement, the Subsequent Merger Documents or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject HCBI or HCB, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05. Delivery of Closing Documents. HCBI shall have received all documents required to be delivered by IBG, Independent Bank and Newco on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to HCBI.

Section 7.06. Shareholder Approvals. This Agreement, the Merger, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding HCBI Shares required for approval of this Agreement, the Merger, and the Merger Agreement in accordance with the Articles of Incorporation of HCBI and the TBOC.

Section 7.07. Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 7.08. Listing of IBG Shares. The IBG Shares to be delivered to the shareholders of HCBI pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

Section 7.09. No Material Adverse Change. There shall have been no Material Adverse Change in IBG since March 31, 2014.

Section 7.10. Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the IBG Shares issuable to the holders of HCBI Share as part of the Merger Consideration and the cash portion of the Merger Consideration payable pursuant to ARTICLE I, and HCBI shall have received evidence of the same from IBG.

Section 7.11. Average Closing Price. The Average Closing Price shall be at least $37.7416.

Section 7.12. Tax Opinion. HCBI shall have received an opinion (reasonably acceptable in form and substance to HCBI) from Harris Law Firm PC, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger and the Subsequent Merger, together, will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBG and HCBI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01. Representations and Warranties. All representations and warranties made by HCBI in this Agreement or in any schedule delivered to IBG pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true as of such earlier date) or changes or updates contemplated by this Agreement.

Section 8.02. Performance of Obligations. HCBI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by HCBI before or at the Closing.

Section 8.03. Delivery of Closing Documents. IBG shall have received all documents required to be delivered by HCBI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04. Government and Other Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC and the TDB, and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Bank Merger Agreement or the Subsequent Merger Documents, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of HCBI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06. No Material Adverse Change. There shall have been no Material Adverse Change in HCBI or HCB since March 31, 2014.

Section 8.07. Minimum Tangible Book Value. As of the Closing Date, the Tangible Book Value of HCBI shall be not less than $24,000,000. For purposes of this Agreement, “Tangible Book Value” means the tangible shareholders’ equity of HCBI as determined from HCBI’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. All of the costs and expenses, of HCBI and HCB related to the transactions contemplated by this Agreement (including, without limitation, investment banking fees, legal fees, accounting fees, any director, officer, or employee bonuses or payments, (including change in control payments or other payments due under employment arrangements, and any anticipated “stay” or “retention” bonuses to be paid to HCB employees (including without limitation the payments required under the retention agreements listed on Confidential Schedule 8.07), any costs or fees (including forfeited prepaid expenses) arising from or related to the termination of the material contracts, the printing and mailing costs related to the Proxy Statement, and the premium for D&O insurance tail coverage, shall have been paid or accrued for before the Closing Date and shall be included (as a deduction) in the calculation of Tangible Book Value. The calculation of Tangible Book Value shall include accruals for all ad valorem taxes owed by HCBI on a pro-rated basis for the period ending on the Closing Date. The amount of the unrealized loss set forth in Confidential Schedule 8.07 (the “Signing Date Unrealized Loss”) on the investment securities of HCB identified in Confidential Schedule 8.07 (the “Compatible Securities”) shall be included (as a deduction) in the calculation of Tangible Book Value. However, any unrealized loss on the Compatible Securities as of the closing date in excess of the Signing Date Unrealized Loss will not be included (as a deduction) in the calculation of Tangible Book Value. Any and all unrealized gain or loss on all investment securities of HCBI other than the Compatible Securities (the “Non Compatible Securities”) as of the closing date will be included in the calculation of Tangible Book Value.

HCBI shall, at least three business days before the Closing Date, provide IBG with a preliminary calculation of Tangible Book Value. If IBG disagrees with such calculation of Tangible Book Value, HCBI and IBG shall meet to resolve any such disagreement. If HCBI and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and HCBI shall resolve any such disagreement which resolution shall be final and binding upon HCBI and IBG. A preliminary calculation of the Tangible Book Value as if the Closing was to occur on October 31, 2014 is included in Confidential Section 8.07.

If the Tangible Book Value is less than $24,000,000 at Closing, then the Aggregate Cash Consideration shall be reduced by an amount equal to $24,000,000 minus the Tangible Book Value at Closing. The adjusted amount or cash consideration amount is referred to as the “Aggregate Cash Consideration Adjustment.” The Per Share Cash Consideration or the Increased Per Share Cash Consideration, as the case may be, shall be reduced by an amount equal to the quotient of (i) the Aggregate Cash Consideration Adjustment, divided by (ii) the number of HCBI Shares outstanding on the Closing Date (the “Adjusted Per Share Cash Consideration”).

Notwithstanding the foregoing adjustments, IBG shall not be obligated to consummate the Merger if the Tangible Book Value at Closing is less than $22,000,000.

Section 8.08. Minimum ALLL. As of the Closing Date, the Allowance for Loan and Lease Losses of HCBI shall be at least $2,091,000.

Section 8.09. Shareholder Approvals. The holders of at least the minimum number of HCBI Shares necessary under applicable law to approve this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, the Merger Agreement, and all other agreements contemplated hereby, and the holders of no more than 5% of the HCBI Shares shall have exercised their statutory dissenters’ rights under the TBOC.

Section 8.10. Termination of Employee Benefit Plans. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. Each of the retention agreements between HCBI and HCB and their respective officers listed in Confidential Schedule 5.14 and the agreement listed in Confidential Schedule 3.18 shall have been terminated, and each such officer shall have executed a termination and release with respect to their respective agreement.

Section 8.11. Releases, Support Agreements, and Resignations. IBG shall have received executed Releases and Support Agreements as provided in Section 5.17 and the resignations of each of the directors of HCBI and HCB, effective as of the Closing Date. The Support Agreements entered into by the directors of HCBI and HCB contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.12. Registration Statement. The Registration Statement covering the IBG Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 8.13. Listing. The IBG Shares to be issued to the HCBI shareholders as part of the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ.

Section 8.14. Employment Agreements. The employment agreements entered into between Independent Bank and those persons listed on Confidential Schedule 5.23 contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.15. Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger and the Subsequent Merger, together, will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG and HCBI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of Independent Bank and HCB will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.13(C).

Section 8.16. Average Closing Price. The Average Closing Price shall be at least $37.7416.

Section 8.17. Liquidation of Subsidiary. HCB Nevada, Inc. shall have been liquidated and dissolved.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01. Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the HCBI shareholders as follows, and in no other manner:

A. By the mutual written consent of HCBI and IBG, duly authorized by the HCBI Board and the IBG Board, respectively.

B. By either HCBI or IBG (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before December 31, 2014; but if conditions precedent have not been satisfied because approval of this Agreement or any other agreement contemplated hereby has not been received from any Regulatory Agency whose approval is required to consummate such transactions, either HCBI or IBG can unilaterally extend such deadline by up to 30 days by providing written notice thereof to the other.

C. By either IBG or HCBI if any of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D. By IBG if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

E. By IBG if there shall have been any Material Adverse Change in HCBI or HCB; and by HCBI, if there shall have been any Material Adverse Change in IBG.

F. By IBG, if HCBI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

G. By HCBI, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from HCBI.

H. By IBG, in accordance with the provisions of Section 5.13 (Environmental Investigation).

I. By either IBG or HCBI, if the approval of this Agreement and the Merger by the shareholders of HCBI shall not have been obtained by reason of the failure to obtain the required vote at the Meeting.

J. By HCBI at any time before the Meeting in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by HCBI and the HCBI Board in accordance with all of the requirements of Section 5.10 hereof.

K. By IBG, if the HCBI Board shall have (i) recommended to the shareholders of HCBI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding HCBI Share, (ii) effected a Change in Recommendation or recommended to the HCBI shareholders acceptance or approval of any alternative Acquisition Proposal, (iii) has notified IBG in writing that HCBI is prepared to accept a Superior Proposal, or (iv) shall have resolved to do the foregoing.

Section 9.02. Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Section 9.03, 9.04, 11.02, 11.03, and 11.08 shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor HCBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04. HCB Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, HCBI and IBG agree as follows:

A. If IBG is not in material breach of any covenant or obligation under this Agreement, HCBI shall pay to IBG the sum of $1,500,000 (the “Termination Fee”) if this Agreement is terminated:

(i) by HCBI under the provisions of Section 9.01(J),

(ii) by either IBG or HCBI under the provisions of Section 9.01(I) and, if either:

(1) at the time of any failure by the shareholders of HCBI to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to HCBI that has not been withdrawn before the Meeting or

(2) within twelve months of the termination of this Agreement, HCBI enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or

(iii) by IBG under the provisions of Section 9.01(K).

HCBI’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement. HCBI shall not be obligated to pay the Termination Fee in the event this Agreement is terminated other than as referenced in subsections (A)(i) through (A)(iii) above.

B. Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement, except that any payment required by Section 9.04(A)(ii)(2) above shall become payable within two business days after execution of the definitive agreement referenced therein.

C. For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the HCBI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving HCBI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, HCBI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding HCBI Shares or the filing of a registration statement in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

D. For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the HCBI Board determines in its good faith judgment to be more favorable to HCBI’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of HCBI’s independent financial advisor that the value of the consideration to HCBI’s shareholders provided for in such Acquisition Proposal exceeds the value of the consideration to HCBI’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the HCBI Board (taking into account, in good faith, the written advice of HCBI’s independent financial advisor), is reasonably capable of being obtained by such third person.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01. Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02. Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non-public, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03. Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. Each Recipient hereby agrees that it will not use the Subject Information to solicit customers from the Disclosing Party.

Section 10.04. Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05. Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01. No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG with respect to a cause of action for fraud against the person who committed the fraud.

Section 11.02. Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03. Brokerage Fees and Commissions. IBG hereby represents to HCBI that no agent, representative or broker has represented IBG or Independent Bank in connection with the transactions described in this Agreement. HCBI shall not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank, and IBG hereby agrees to indemnify and hold harmless HCBI for any amounts owed to any agent, representative or broker of IBG or Independent Bank. Except as set forth on Confidential Schedule 11.03, HCBI hereby represents to IBG that no agent, representative or broker has represented HCBI or HCB in connection with the transactions described in this Agreement. IBG shall have no responsibility or liability for any other fees, expenses or commissions payable to any agent, representative or broker of HCBI or HCB and HCBI hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of HCBI or HCB.

Section 11.04. Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 11.05. Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 11.06. Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07. Notices. All payments (other than payments at the Closing), notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A. If given to HCBI, or to an officer thereof, in such officer’s official capacity, at HCBI’s mailing address or transmission number set forth below (or such address or transmission number as HCBI may give notice to IBG by like notice):

Mr. W. Phillip Johnson, Jr.

Chairman of the Board

Houston City Bancshares, Inc.

11390 Veterans Memorial Blvd.

Houston, TX 77267

Facsimile: 281-397-2429

Email: PJohnson@houstoncommunitybank.com

with a copy (which shall not constitute notice) to:

Mr. T. Alan Harris

Harris Law Firm PC

600 Congress Ave., Suite 200

Austin, Texas 78701

Facsimile: 877-876-8913

Email: alan.harris@harrislawusa.com

B. If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to HCBI by like notice):

Mr. David Brooks

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Lowry, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08. GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF

CONFLICTS OF LAWS. IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

Section 11.09. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10. Certain Definitions.

A. “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B. “Best Knowledge” means the actual knowledge of executive officers of IBG or HCBI, as applicable, with respect to a particular matter, after reasonable inquiry.

C. “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

D. “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E. “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Bank in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

F. “Investment Securities” means a security held by HCB and reflected as an asset of HCB in accordance with RAP.

G. “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, or (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates.

H. “Property” or “Properties” means all real property owned or leased by HCBI or HCB, including to properties that HCB has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

I. “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

J. “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11. Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12. Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13. Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15. Public Disclosure. None of IBG, Independent Bank, HCBI or HCB will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and HCBI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16. Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension of waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the HCBI shareholders; but after the approval of this Agreement by the HCBI shareholders, there shall not be, without the further approval of the HCBI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the HCBI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the HCBI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

HOUSTON CITY BANCSHARES, INC.

By:	/s/ W. Phillip Johnson, Jr.
W. Phillip Johnson, Jr.
Chairman of the Board

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made effective as of                     , 2014, by and among IBGHCB ACQUISITION CORPORATION, a Texas corporation (“Newco”), and HOUSTON CITY BANCSHARES, INC., a Texas corporation and registered bank holding company with its principal offices in Houston, Texas (“HCBI”), and joined in by INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”).

RECITALS:

WHEREAS, HCBI and IBG are parties to that certain Agreement and Plan of Reorganization dated as of June 2, 2014 (the “Reorganization Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement;

WHEREAS, IBG desires to acquire all of the issued and outstanding common shares of HCBI, par value $5.00 per share (the “HCBI Shares”), pursuant to the terms of the Reorganization Agreement;

WHEREAS, IBG and HCBI desire to effect such acquisition by merging Newco with and into HCBI (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of Texas with authorized capital consisting of 1,000 common shares, par value $1.00 per share (“Newco Shares”), of which 1,000 shares are issued and outstanding as of the date of this Merger Agreement;

WHEREAS, the majority of the respective board of directors of HCBI and Newco, pursuant to the authority given by and in accordance with the provisions of the Texas Business Organizations Code, as amended (the “TBOC”), has approved this Merger Agreement and the Merger and has authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Merger Agreement, all such action as may be necessary or appropriate shall be taken by Newco and HCBI in order to consummate the Merger.

AGREEMENT:

NOW, THEREFORE, Newco and HCBI, joined by IBG, hereby agree that Newco shall be merged with and into HCBI on the following terms and conditions:

1. Merger of Newco and HCBI. At the Effective Time (as defined in Section 16), Newco shall be merged with and into HCBI pursuant to the provisions of Chapter 10 of the TBOC.

2. Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, HCBI shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of Newco shall cease. The name of the Resulting Corporation shall be “Houston City Bancshares, Inc.” The existing offices and facilities of HCBI immediately preceding the Merger shall be the principal offices and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Newco and HCBI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Newco and HCBI shall be allocated to the Resulting

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Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either Newco or HCBI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

3. Certificate of Formation and Bylaws. As a result of the Merger, the Articles of Incorporation and Bylaws of HCBI shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

4. Directors and Officers. The directors and officers of Newco at the Effective Time shall be the directors and officers of the Resulting Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

5. Conversion of HCBI Shares. At the Effective Time, each HCBI Share issued and outstanding immediately before the Effective Time, shall, by virtue of the Merger, and without any action on the part of any holder thereof, be converted into the right to receive the consideration set forth in Section 1.05 of the Reorganization Agreement. At the Effective Time, each HCBI Share that is owned by HCBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

6. Conversion of Newco Shares. The Newco Shares outstanding at the Effective Time shall, at the Effective Time and by virtue of the Merger, be converted into a like number of common shares of the Resulting Corporation with a par value of $1.00 per share, with the effect that the number of common shares of the Resulting Corporation outstanding immediately after the Effective Time shall be equal to the aggregate number of Newco Shares outstanding immediately before the Effective Time, all of which shall continue to be owned by IBG. The authorized number of common shares of the Resulting Corporation shall be the same as the authorized number of Newco Shares immediately before the Effective Time.

7. Rights of Former HCBI Shareholders. Until surrendered for exchange in accordance with the Reorganization Agreement, each certificate and document theretofore representing HCBI Shares shall, from and after the Effective Time, represent for all purposes only the right to receive the applicable consideration therefor set forth in Section 1.05 of the Reorganization Agreement. No interest will be paid on such consideration.

8. Share Transfer Books. The share transfer books of HCBI shall be closed as of the close of business at the Effective Time, and no transfer of record of any of the HCBI Shares shall take place thereafter.

9. Shareholder Approval. This Merger Agreement and the Merger shall be submitted to the shareholders of HCBI at a meeting called to be held as promptly as practicable and to the sole shareholder of Newco by written consent of thereof. Upon approval by the requisite votes of the shareholders of HCBI and the approval of the sole shareholder of Newco, this Merger Agreement shall be made effective as soon as practicable thereafter in the manner provided in the Reorganization Agreement.

10. Dissenters’ Rights. Any shareholder of HCBI who objects to the Merger and follows the procedure for dissent as set forth in Subchapter H of Chapter 10 of the TBOC shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

11. Conditions to Consummation of the Merger. The consummation of the Merger as provided herein shall be conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

12. Termination. This Merger Agreement may be terminated and abandoned at any time before or on the Closing Date, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, pursuant to the terms and provisions of the Reorganization Agreement.

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13. Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 12, the liability by reason of this Merger Agreement or the termination thereof on the part of either HCBI, IBG or the directors, officers, employees, agents or shareholders of either of them shall be determined pursuant to the terms and provisions of the Reorganization Agreement. Such terms and provisions are hereby incorporated herein by reference for all purposes.

14. Waiver, Amendment and Modification. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of HCBI or the sole shareholder of Newco, by IBG and HCBI; but in no event may any amendment hereto be made after action by the shareholders of HCBI that affects the value of the consideration to be received by the shareholders of HCBI set forth in Section 1.05 of the Reorganization Agreement or that materially and adversely affects the rights of HCBI’s shareholders hereunder without the requisite approval of such shareholders. Any waiver, modification or amendment of this Merger Agreement shall be in writing.

15. Time and Place of the Closing and Closing Date. Subject to the terms and conditions of this Merger Agreement, a meeting (the “Closing”) will take place in accordance with the terms of the Reorganization Agreement, at which the parties to this Merger Agreement will exchange certificates, letters and other documents in order to confirm that all of the conditions set forth in Articles VII and VIII of the Reorganization Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Merger Agreement or the Reorganization Agreement to terminate this Merger Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Merger Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Merger Agreement.

16. Effective Time. The Merger and the other transactions contemplated by this Merger Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Texas (the “Effective Time”). The Certificate of Merger shall be filed as soon as practicable after the Closing.

17. Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement. A facsimile or other electronic transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

18. GOVERNING LAW; VENUE. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR DISPUTES ARISING UNDER THIS MERGER AGREEMENT SHALL BE SOLELY IN COLLIN COUNTY, TEXAS.

19. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

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20. Binding Effect. All of the terms and conditions of this Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person. Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement. No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Any assignment made or attempted in violation of this Section 20 shall be void and of no effect.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

HOUSTON CITY BANCSHARES, INC.

By:
W. Phillip Johnson, Jr.
Chairman of the Board

IBGHCB ACQUISITION CORPORATION

By:
David R. Brooks
Chairman of the Board

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IBG hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, IBG has caused this undertaking to be made in counterparts by its duly authorized officer and its corporate seal to be hereunto affixed as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks
Chairman of the Board and CEO

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EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) dated June 2, 2014, is executed by and among INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), HOUSTON CITY BANCSHARES, INC., a Texas corporation with its principal offices in Houston, Texas (“HCBI”), and the shareholders of HCBI whose names are set forth on the signature page hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

WHEREAS, HCBI and IBG are parties to that certain Agreement and Plan of Reorganization, dated as of June 2, 2014 (the “Reorganization Agreement”), which provides for the acquisition of HCBI by IBG through the merger of IBGHCB Acquisition Corporation, a wholly owned subsidiary of IBG (“Newco”), with and into HCBI (the “Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement;

WHEREAS, the Reorganization Agreement requires that HCBI deliver this Voting Agreement to IBG; and

WHEREAS, HCBI and IBG are relying on this Voting Agreement in incurring expenses in reviewing the business of HCBI, in preparing the Registration Statement and related Proxy Statement for the meeting of shareholders of HCBI, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HCBI, IBG and the Shareholders undertake, promise, covenant and agree with each other as follows:

1. As of the date hereof, the Shareholders own the common shares of HCBI (“HCBI Shares”), set forth beside their respective names on Schedule 1 attached hereto (with respect to each Shareholder, all such HCBI Shares and any HCBI Shares hereafter acquired by such Shareholder before the termination of this Voting Agreement, collectively, such Shareholder’s “Shares”).

2. Each Shareholder represents that he, she or it has the full legal capacity and authority to execute, deliver and perform this Voting Agreement, including the exclusive right to vote such Shareholder’s Shares. Each Shareholder hereby agrees to vote at the shareholders’ meeting of HCBI called to consider and act upon the Merger (the “Meeting”) such Shareholder’s Shares in favor of approval of the Reorganization Agreement, the Merger, and all of the agreements and transactions contemplated by the Reorganization Agreement.

3. If HCBI conducts a meeting of, solicits written consents from or otherwise seeks a vote of its shareholders with respect to any Acquisition Proposal (as that term is defined in the Reorganization Agreement) or any other matter which may contradict any provision of this Voting Agreement or may prevent IBG or HCBI from consummating the Merger, then each Shareholder shall vote such Shareholder’s Shares in the manner most favorable to consummation of the Merger and the transactions contemplated by the Reorganization Agreement.

Notwithstanding, the foregoing sentence, the Shareholders may vote in favor of a Superior Proposal (as that term is defined in the Reorganization Agreement).

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4. Each Shareholder hereby covenants and agrees that, until this Voting Agreement is terminated in accordance with its terms, each Shareholder will not, and will not agree to, directly or indirectly, without the prior written consent of IBG, (i) sell, assign, transfer or dispose of any of such Shareholder’s Shares, (ii) hypothecate such Shareholder’s Shares under terms that would prevent the voting thereof, (iii) deposit such Shareholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shareholder’s Shares or grant any proxy with respect thereto except as herein provided, or (iv) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any of such Shareholder’s Shares, in connection with a transaction pursuant to which 25% or more of the voting power of HCBI Shares is, or control of HCBI otherwise is, transferred to a person or entity other than a party to this Voting Agreement.

Notwithstanding any of the foregoing, any Shareholder may (i) make such gifts of such Shareholder’s Shares as such Shareholder may choose to make, (ii) transfer such Shares to trusts or other entities controlled by the Shareholder or for estate planning purposes, so long as the recipient of such Shareholder’s Shares executes and delivers an amendment to this Voting Agreement whereby such recipient becomes bound by the terms of this Voting Agreement.

5. This Voting Agreement shall continue in effect until the earlier to occur of (i) the termination of the Reorganization Agreement, as it may be amended or extended from time to time, or (ii) the consummation of the transactions contemplated by the Reorganization Agreement.

6. If that a Shareholder transfers a certificate representing any of such Shareholder’s Shares before the Meeting, HCBI shall require such certificate to bear the following endorsement, noted conspicuously thereon:

“The shares represented by this certificate are subject to the terms of a Voting Agreement dated June 2, 2014, a copy of which is on file in the principal office of Houston City Bancshares, Inc.”

7. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by HCBI, IBG and such Shareholder.

8. This Voting Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic or facsimile transmission of a signed counterpart of this Voting Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9. This Voting Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

10. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth on below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

11. THIS VOTING AGREEMENT AND THE RELATIONS AMONG THE PARTIES HERETO ARISING FROM THIS VOTING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE SOLELY IN COLLIN COUNTY, TEXAS.

[Signature Page to Follow]

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[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

HOUSTON CITY BANCSHARES, INC.

By:
W. Phillip Johnson, Jr. Chairman of the Board

INDEPENDENT BANK GROUP, INC.

By:
David R. Brooks Chairman of the Board and CEO

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[Signature Page to Voting Agreement]

SHAREHOLDER (Individual)

Signature

Printed Name

SHAREHOLDER (Entity)

Entity Name

By:

Name:

Title:

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SCHEDULE 1

VOTING AGREEMENT SHAREHOLDERS

Name of Shareholder	Number of Shares of HCBI Shares

TOTAL NO. OF SHARES:

TOTAL VOTING POWER:

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EXHIBIT C

RELEASE

(Director)

THIS RELEASE (the “Release”), effective as of                     , 2014, is made by             (the “Director”), a director of Houston City Bancshares, Inc. (“HCBI”) and Houston Community Bank, N.A. (“HCB”), Houston, Texas, in favor of HCBI and HCB.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of June 2, 2014, by and between Independent Bank Group, Inc. (“IBG”) and HCBI, it is a condition to the consummation of the transactions contemplated by the Agreement that the Director shall have executed and delivered to IBG an instrument releasing HCBI and HCB from any and all claims of such Director (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.17 and Section 8.11 of the Agreement; and

WHEREAS, the Director desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Director agrees as follows:

1. Attached hereto is a list of all loans outstanding from HCB to the Director. The Director acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against HCBI or HCB, except as a result of the Director’s capacity as a depositor with HCB or pursuant to other written contractual obligations of HCB to the Director. Effective as of the effective time of the acquisition of HCBI and HCB by IBG pursuant to the Agreement, the Director for himself and on behalf of his heirs and assigns (the “Director Releasing Parties”) releases, acquits and forever discharges HCBI and HCB and its predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the date hereof, or in respect of any event occurring or circumstances existing on or before the date hereof; but HCBI and HCB shall not be released from any obligations or liabilities to the Director (i) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI or HCB regarding the indemnification of directors, and (ii) in connection with any written contractual obligations of HCB to the Director existing on the date of this Release.

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCBI and HCB. The Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release

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is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Director may have or be entitled to against HCBI and HCB and its predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Director (i) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI and HCB regarding the indemnification of directors, and (ii) in connection with any written contractual obligations of HCB to the Director existing on the date of this Release.

3. The Director represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Director in the capacity in which executed. The Director further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Director enters into this release having had the opportunity to seek the advice of his own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Follow]

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[Signature Page to Release]

DIRECTOR:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2014, by                     , individually.

Notary Public in and for the State of Texas

My Commission Expires:

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RELEASE

(Officer)

THIS RELEASE (the “Release”), effective as of                     , 2014, is made by             (the “Officer”), an officer of Houston City Bancshares, Inc. (“HCBI”) or Houston Community Bank, N.A. (“HCB”), Houston, Texas, in favor of HCBI and HCB.

RECITALS:

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization (the “Agreement”), dated as of June 2, 2014, by and between Independent Bank Group, Inc. (“IBG”) and HCBI, it is a condition to the consummation of the transactions contemplated by the Agreement that the Officer shall have executed and delivered to IBG an instrument releasing HCBI and HCB from any and all claims of such Officer (except for certain matters described herein);

WHEREAS, the purpose of this Release is to serve as the instrument referred to in Section 5.17 and Section 8.11 of the Agreement; and

WHEREAS, the Officer desires to enter into this Release in consideration of the matters set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Officer agrees as follows:

1. Attached hereto is a list of all loans outstanding from HCB to the Officer. The Officer acknowledges that as of the date hereof there are no existing claims or defenses, personal or otherwise, or rights of set off whatsoever against HCBI or HCB, except (i) as a result of the Officer’s capacity as a depositor with HCB or pursuant to other written contractual obligations of HCB to the Officer; (ii) for salary or bonus due to such Officer from HCB in the ordinary course of business; or (iii) in connection with medical claims not yet filed. Effective as of the effective time of the acquisition of HCBI and HCB by IBG pursuant to the Agreement, the Officer for himself and on behalf of his heirs and assigns (the “Officer Releasing Parties”) releases, acquits and forever discharges HCBI, HCB and their respective predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Officer Releasing Parties, or any of them, has now, known or unknown, now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or before the date hereof, or in respect of any event occurring or circumstances existing on or before the date hereof; but HCBI and HCB shall not be released from any obligations or liabilities to the Officer (i) in connection with any written contractual obligations of HCB to the Officer existing on the date of this Release; (ii) accrued compensation and benefits; (iii) in connection with medical claims not yet filed; and (iv) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI or HCB regarding the indemnification of officers.

2. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by HCBI and HCB. The Officer hereby represents and warrants that the consideration hereby acknowledged for entering into this Release and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action

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herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Release is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that the Officer may have or be entitled to against HCBI and HCB and their respective predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to the Officer (i) in connection with any written contractual obligations of HCB to the Officer existing on the date of this Release; (ii) any accrued compensation and benefits; (iii) in connection with medical claims not yet filed; and (iv) pursuant to the provisions of the articles of incorporation or association and bylaws of HCBI and HCB regarding the indemnification of officers.

3. The Officer represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Officer in the capacity in which executed. The Officer further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Officer enters into this release having had the opportunity to seek the advice of his own legal counsel.

4. This Release shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the laws that might otherwise govern under applicable principles of conflicts of law. If any provision of this Release or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable to any extent, such provision shall be deemed severable, the remainder of this Release and the application of all other provisions shall not be affected thereby and shall be enforced to the greatest extent permitted by law. This Release is executed as of the date first above written. As used herein, the singular includes the plural, the masculine includes the feminine and neuter, and vice versa.

[Signature Page to Follow]

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[Signature Page to Release]

OFFICER:

Name:

STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me on                     , 2014, by                     , individually.

Notary Public in and for the State of Texas

My Commission Expires:

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EXHIBIT D

DIRECTOR

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (the “Support Agreement”) is made and entered into as of the     day of                     , 2014, by and between Independent Bank Group, a Texas corporation (“IBG”) and                     (the “Director”).

RECITALS:

WHEREAS, IBG and Houston Community Bancshares, Inc. (“HCBI”), have entered into that certain Agreement and Plan of Reorganization, dated as of June 2, 2014 (the “Reorganization Agreement”), which provides for the acquisition of Houston Community Bank, N.A., a wholly owned subsidiary of HCBI (“HCB”), by IBG through the merger of HCB with and into Independent Bank, IBG’s wholly owned subsidiary. Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement;

WHEREAS, the Director is a director of HCBI and HCB;

WHEREAS, in connection with consummation of the transactions contemplated by the Reorganization Agreement, IBG and the Director have agreed to enter into this Support Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, IBG and the Director agree as follows:

1. Support. The Director agrees to use reasonable efforts to refrain from harming HCB’s goodwill and their customer and client relationships.

2. Covenants. For and in consideration of consummation of the transactions contemplated by the Reorganization Agreement, the Director agrees that for a period of two years after the Closing Date (as defined in the Reorganization Agreement) (the “Support Period”), the Director will not, without the prior written consent of IBG, directly or indirectly, (i) solicit banking business of any current customers of HCB; (ii) acquire more than 2% of, charter, operate or own control of, any financial services company or institution that provides banking services similar to those provided by HCB; (iii) serve as an officer, director, employee, agent or consultant to any financial services company or institution that provides banking services similar to those provided by HCB, or (iv) establish or operate a branch or other office of a financial services company or institution that provides banking services similar to those provided by HCB, in each case set forth in clauses (ii), (iii) and (iv), that has its main office, a branch office, or other office in Houston-Sugar Land-Baytown Metropolitan Statistical Area.

Notwithstanding the provisions of this Section 2, the Director shall not be prohibited from (i) serving as an officer, director, employee, agent or consultant of the financial services company or institution set forth on Confidential Schedule 1 attached hereto (an “Excepted Company”), or (ii) establishing or operating a branch or other office of an Excepted Company; but the Director shall be subject to the prohibitions in Section 2(a)(i) even in his role with an Excepted Company.

The Director agrees that (i) this Support Agreement is entered into in connection with the sale to IBG of the goodwill of the business of HCBI and HCB, (ii) is ancillary to the Agreement and Plan of Reorganization,

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(iii) the Director is receiving valuable consideration in the Reorganization Agreement for this Support Agreement, and (iv) the limitations as to time, geographical area, and scope of activity to be restrained by this Support Agreement are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests that IBG is acquiring from HCBI and HCB.

This Support Agreement creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to IBG and Independent Bank, the successor to HCB, and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit (i) ownership of less than 2% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or (ii) ownership of mutual fund investments. The Director may not avoid the purpose and intent of this paragraph by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. The Director agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Support Agreement does not meet the criteria set forth by applicable law, this Support Agreement may be reformed by the court and enforced to the maximum extent permitted under applicable law.

3. Confidentiality, Non-Solicitation of Employees. The Director agrees that he is familiar with HCB’s confidential business information and trade secrets, including without limitation, customer lists and information, account lists, and other business plans and information, and salary, pay scale, capabilities, experiences, skill and desires of HCB’s employees (the “Confidential Information”). The Confidential Information does not include any information that (i) is generally available to and known by the public, (ii) was available on a non-confidential basis from a source other than HCB, or (iii) was independently acquired or developed without violating any laws or obligations under this Support Agreement. The Director agrees to maintain the confidentiality of the Confidential Information and not use such Confidential Information for any purpose. The Director further covenants and agrees that, during the Support Period, he shall not recruit, directly or indirectly, any employees of Independent Bank, as the successor to HCB, nor shall he contact or communicate with any employees of Independent Bank for the purpose of inducing employees to terminate their employment with Independent Bank. Notwithstanding the foregoing, the Director shall not be prohibited from hiring any employee who (i) is terminated by Independent Bank or who has voluntarily resigned from employment without direct or indirect solicitation by the Director, (ii) responds to any general advertisement appearing in a newspaper, magazine or trade publication, or (iii) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by Director to solicit from Independent Bank such employee.

4. Maintenance of Banking Relationship. During the Support Period, Director shall (i) maintain his borrowing and deposit relationships currently existing (in amounts consistent with amounts currently existing) with HCB at the date of this Support Agreement with Independent Bank as the successor to HCB, and (ii) refrain from establishing any new borrowing or deposit relationship with any other person or entity.

5. Termination. This Support Agreement shall terminate after the end of the period set forth in Section 2 above.

6. Effective Time. This Support Agreement shall become effective on the Closing Date (as defined in the Reorganization Agreement). If the Reorganization Agreement is terminated in accordance with its terms, this Support Agreement shall not become effective and shall be of no further force and effect.

7. Injunctive Relief. If that IBG and/or the Director violate any of the provisions set forth in this Support Agreement, IBG and the Director acknowledge that IBG and Independent Bank would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages if that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, IBG and the Director agree that, without the necessity of proving actual damages or posting bond or other security, IBG and Independent Bank shall be entitled to temporary or permanent injunction or injunctions

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to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which IBG and Independent Bank may be entitled, at law or in equity. In such a situation, the parties agree that IBG and Independent Bank may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Support Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

8. Assignability. Neither this Support Agreement nor any of the rights, interests or obligations under this Support Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Support Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9. GOVERNING LAW. THIS SUPPORT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS SUPPORT AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

10. Severability. If any term or other provision of this Support Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (a) such term or provision shall be fully severable and this Support Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Support Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Support Agreement; and (c) there shall be added automatically as a part of this Support Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Support Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

11. Notice. All notices, requests, consents and other communications to be given or delivered hereunder shall be given in accordance with, and the effectiveness of such communications shall be determined under, the provisions of Section 11.07 of the Reorganization Agreement and shall be delivered at the respective addresses of the parties set forth on the signature page hereto.

12. No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

13. Modification. No amendment hereof shall be effective unless contained in a written instrument signed by the parties hereto.

14. Headings. The descriptive headings of the several sections of this Support Agreement are inserted for convenience of reference only and do not constitute a part of this Support Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed this Support Agreement as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:

David R. Brooks
Chairman of the Board and CEO

Address:	Independent Bank Group, Inc.
1600 Redbud Blvd., Suite 400
McKinney, Texas 75069
Attn: Mr. David Brooks

DIRECTOR:

Name:

Address:

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APPENDIX B—FAIRNESS OPINION OF HOVDE GROUP, LLC

May 29, 2014

Board of Directors

Houston City Bancshares, Inc.

11390 Veterans Memorial Drive

Houston, TX 77067

Dear Members of the Board:

Hovde Group, LLC (“we” or “Hovde”) understand that Independent Bank Group, Inc., a Texas corporation and registered bank holding company (“IBG”) and Houston City Bancshares, Inc., a Texas corporation and registered bank holding company (“HCBI” or the “Company”), are about to enter into an Agreement and Plan of Reorganization to be dated on or about June 2, 2014 (the “Agreement”), pursuant to which IBG will acquire all of the issued and outstanding common shares of HCBI (the “HCBI Shares”) through the merger of IBGHCB Acquisition Corporation, a Texas corporation and wholly owned subsidiary of IBG (“Newco”) with and into HCBI (the “Merger”). We further understand that after the Merger, IBG will effect the merger of HCBI into IBG, with IBG continuing as the surviving corporation (the “Subsequent Merger”), and the merger of Houston Community Bank, N.A. with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”).

Pursuant to the Agreement, and except as set forth therein, at the Effective Time, by virtue of the Agreement and without any further action on the part of any holder, each HCBI Share issued and outstanding immediately before the Effective Time (excluding HCBI Shares cancelled pursuant to Section 1.05(A) of the Agreement) shall, subject to any adjustment pursuant to Section 8.07 of the Agreement, be converted into, and shall be canceled in exchange for, the right to receive the following:

•	A cash amount equal to $30.44 (the “Per Share Cash Consideration”) subject to adjustment pursuant to Section 8.07 of the Agreement; plus

•	A number of shares of IBG Stock equal to the quotient of (i) $56.52 divided by (ii) the Average Closing Price (the “Per Share Stock Consideration”).

For purposes of our opinion, the Per Share Cash Consideration together with the Per Share Stock Consideration is hereafter referred to as the “Merger Consideration.”

We note that Section 1.5(D) of the Agreement provides that, if the Tangible Book Value (as defined in Section 8.07 of the Agreement) on the fifth business day preceding the Closing Date (as defined in Section 2.01 of the Agreement) (the “Calculation Date”) is greater than $24,000,000, then on the day prior to the Closing Date, HCBI may distribute to its shareholders an amount equal to the difference between (i) the actual amount of Tangible Book Value as of the Calculation Date, less (ii) $24,000,000. Any such distribution is referred to as the “Section 1.05(D) Distribution.”

We also note that Section 8.07 of the Agreement further provides that, if the Tangible Book Value (as defined in the Agreement) is less than $24,000,000 at Closing, then the Aggregate Cash Consideration shall be reduced by an amount equal to $24,000,000 minus the Tangible Book Value at Closing (the “Aggregate Cash Consideration Adjustment”). The Per Share Cash Consideration or the Increased Per Share Cash Consideration, as the case may be, shall be reduced by an amount equal to the quotient of (i) the Aggregate Cash Consideration

Adjustment, divided by (ii) the number of HCBI Shares outstanding on the Closing Date (the reduced amount is called the “Adjusted Per Share Cash Consideration”). We note that pursuant to Section 1.05(B)(3) of the Agreement, any changes resulting from the application of that provision could result in a change in the form but not the value of the Merger Consideration.

Since the Company’s actual Book Value and Tangible Book Value as of the Closing Date, and the Average Closing Price, and related amounts derived from those figures cannot be determined until dates after the date of this opinion, potential future adjustments in the Merger Consideration attributable to adjustments due to changes in actual Book Value or Tangible Book Value, if any, cannot be predicted with precision. However, in determining estimates of the Merger Consideration to be received by holders of HCBI Shares in the Merger, you have instructed us to assume for purposes of this opinion that the Book Value and the Tangible Book Value as of the Calculation Date (as defined in the Agreement), would be in an amount not less than $24,000,000 as of the Calculation Date. We have assumed that these amounts are reasonable estimates or projections of the corresponding actual amounts as of the date the Merger Consideration will be determined.

The foregoing descriptions of the Per Share Cash Consideration, Per Share Stock Consideration Merger Consideration, and the Agreement, are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of HCBI This opinion addresses only the fairness of the Merger Consideration to be received in the Merger, and we are not opining on the individual components of the Merger Consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated May 28, 2014, as provided to Hovde by HCBI;

(ii)	reviewed certain unaudited financial statements for HCBI and IBG for the three-month period ended March 31, 2014;

(iii)	reviewed certain historical annual reports of each of HCBI and IBG, including audited annual reports for Houston Community Bank, N.A. and IBG for the year ending December 31, 2013;

(iv)	reviewed certain historical publicly available business and financial information concerning each of HCBI and IBG;

(v)	reviewed certain internal financial statements and other financial and operating data concerning each of HCBI, including, without limitation, internal financial analyses and forecasts prepared by management of HCBI, and held discussions with senior management of HCBI regarding recent developments and regulatory matters;

(vi)	analyzed financial projections prepared by certain members of senior management of HCBI;

(vii)	discussed with certain members of senior management of HCBI, the business, financial condition, results of operations and future prospects of HCBI and IBG, as well as the history and past and current operations of HCBI and IBG, HCBI and IBG’s historical financial performance and HCBI and IBG’s outlook and future prospects;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(x)	assessed the general economic, market and financial conditions;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis;

(xiii)	discussed with management of HCBI, their assessment of the rationale for the Merger; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations as well as the financial and other information provided to us by HCBI or included in the Agreement, which has formed a substantial basis for this opinion, are true and complete. Hovde has relied upon the management of HCBI as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by HCBI, and Hovde assumed such forecasts and projections have been reasonably prepared by HCBI on a basis reflecting the best currently available information and HCBI’s judgments and estimates. We have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde has relied on these forecasts without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for HCBI and IBG are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the financial condition, assets, properties, liabilities, reserves and business or results of operations, facilities, or liabilities (contingent or otherwise) of HCBI or IBG, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit flies of HCBI or IBG.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by HCBI, or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be conducted in compliance with all laws and regulations that are applicable to HCBI and IBG. HCBI has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on HCBI or on IBG that would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not constitute a recommendation to HCBI as to whether or not such entities should enter into the Agreement or to any shareholders of HCBI as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of HCBI, or class of such persons, relative to the amounts of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration to be paid in connection with the Merger is necessarily the highest or best price that could be obtained in the Merger or in a sale, merger, or combination transaction with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of HCBI.

This fairness opinion letter was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of HCBI and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent.

Our opinion is based solely upon the information available to us, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof. No assurance can be given that adjustments to the consideration to be paid in the Merger will not be required by the actual results of operations of HCBI after March 31, 2014.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by HCBI to act as their financial advisor in connection with the Merger.

We will receive compensation from HCBI in connection with our services, which may include, without limitation, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Further, Houston City Bancshares, Inc. has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and HCBI.

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of Houston City Bancshares, Inc. from a financial point of view.

Sincerely,

/s/ Hovde Group LLC

HOVDE GROUP, LLC

(End of Appendix B)

APPENDIX C—RIGHTS OF DISSENTING OWNERS: CHAPTER 10, SUBCHAPTER H OF THE TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES,

CONVERSIONS, AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Section 10.351. APPLICABILITY OF SUBCHAPTER.

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Section 10.352. DEFINITIONS.

In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Section 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Section 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) Subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or noncode organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or noncode organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Section 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Section 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Section 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Section 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Section 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Section 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Section 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Section 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Section 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Section 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Section 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Section 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Section 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Section 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

(End of Appendix C)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Independent

Article VI of Independent’s certificate of formation and Article VI of Independent’s bylaws provide that Independent shall indemnify any person made a party to or involved in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of Independent or is or was serving at the request of Independent as a director or officer of another foreign or domestic association, corporation, partnership, joint venture, trust or other entity, or employee benefit plan (whether such action, suit or proceeding is based in whole or in part on the sole or contributory gross or ordinary negligence of such person or otherwise).

Article VII of Independent’s certificate of formation provides that a director of Independent shall not be liable to Independent or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

In Article VI of Independent’s certificate of formation and Article VI of Independent’s bylaws, Independent makes mandatory for directors and officers the indemnification provided for in Section 8.101 of the Texas Business Organizations Code (“TBOC”), which provides that, subject to certain limitations, a corporation may indemnify a governing person, former governing person, or delegate who was, is, or is threatened to be made a respondent in a proceeding to the extent permitted by Section 8.102 of the TBOC if it is determined in accordance with Section 8.103 of the TBOC that:

(1) the person:

(A) acted in good faith;

(B) reasonably believed:

(i) in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

(ii) in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

(C) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful.

(2) with respect to expenses, the amount of expenses other than a judgment is reasonable; and

(3) indemnification should be paid.

Independent has entered into indemnification agreements with the members of its board of directors (each an “indemnitee”). Each indemnification agreement requires Independent to indemnify each indemnitee to the fullest extent permitted by the TBOC and any successor statute thereto when such successor statute becomes applicable to Independent. Independent will also, among other things, make the indemnitee whole for costs in any action to establish indemnitee’s right to indemnification, whether or not wholly successful.

Independent also maintains directors’ and officers’ liability insurance.

The Amended and Restated Certificate of Formation and Third Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of June 2, 2014, by and among the Registrant and Houston City Bancshares (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Form S-1 Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Form S-1 Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Form S-1 Registration Statement)

3.4	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627).

3.5	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627).

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to the Form S-1 Registration Statement)

4.2

Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Form S-1 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Form of Opinion of Andrews Kurth LLP regarding the legality of the securities being registered*

8.1	Form of Opinion of Andrews Kurth LLP as to certain tax matters*

8.2	Form of Opinion of Harris Law Firm, PC as to certain tax matters*

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.1 to the Form S-1 Registration Statement)

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $12,000,000 (incorporated herein by reference to Exhibit 10.2 to the Form S-1 Registration Statement)

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $4,500,000 (incorporated herein by reference to Exhibit 10.3 to the Form S-1 Registration Statement)

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.4 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.5 to the Form S-1 Registration Statement)

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $7,000,000 (incorporated herein by reference to Exhibit 10.6 to the Form S-1 Registration Statement)

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.7 to the Form S-1 Registration Statement)

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.8 to the Form S-1 Registration Statement)

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500 (incorporated herein by reference to Exhibit 10.9 to the Form S-1 Registration Statement)

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.10 to the Form S-1 Registration Statement)

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated July 29, 2011, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.11 to the Form S-1 Registration Statement)

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.12 to the Form S-1 Registration Statement)

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended (incorporated herein by reference to Exhibit 10.13 to the Form S-1 Registration Statement)

10.14	Real Estate Acquisition and Option Agreement, dated the December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. (incorporated herein by reference to Exhibit 10.14 to the Form S-1 Registration Statement)

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC (incorporated herein by reference to Exhibit 10.15 to the Form S-1 Registration Statement)

10.16	Real Estate Acquisition Agreements by and between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. dated December 5, 2013 (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373) (the “BOH Registration Statement”)).

10.17	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

10.18	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

10.19	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.20	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

10.21	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.22	Agreement and Plan of Reorganization, dated December 22, 2011, between Independent Bank Group, Inc. and I Bank Holding Company, Inc. (incorporated herein by reference to Exhibit 10.21 to the Form S-1 Registration Statement)

10.23	Agreement and Plan of Reorganization, dated July 2, 2012, between Independent Bank Group, Inc. and The Community Group, Inc. (incorporated herein by reference to Exhibit 10.22 to the Form S-1 Registration Statement)

10.24	Purchase and Assumption Agreement, dated January 13, 2009, between Independent Bank and First State Bank (incorporated herein by reference to Exhibit 10.23 to the Form S-1 Registration Statement)

10.25	Purchase and Assumption Agreement, dated June 29, 2012, between Independent Bank and Citizens National Bank (incorporated herein by reference to Exhibit 10.24 to the Form S-1 Registration Statement)

10.26	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Collin Bank dated as of July 18, 2013 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-190946))

10.27	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Live Oak Financial Corp. dated as of August 22, 2013 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-191670))

10.28	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the BOH Registration Statement).

10.29	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-3, dated June 25, 2014 (Registration No. 333-196627) (the “Form S-3 Registration Statement”)).

10.30	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014).

10.31	Credit Agreement, dated as of June 4, 2014, between Independent Bank Group, Inc. and U.S. Bank National Association (incorporated herein by reference to Exhibit 10.14 to the Form S-3 Registration Statement).

10.32	Amendment No. 1 to the Credit Agreement, dated July 14, 2014, between Independent Bank Group, Inc. and U.S. Bank National Association (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014).

21.1	Subsidiaries of Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 21.1 to the BOH Registration Statement).

23.1	Consent of McGladrey LLP, independent registered public accounting firm of the Registrant*

Exhibit Number	Description

23.2	Consent of Harper & Pearson Company, P.C., independent public accounting firm of BOH Holdings, Inc.*

23.3	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Hovde Group, LLC*

23.5	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.6	Consent of Harris Law Firm, PC, to be included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Opinion of Hovde Group, LLC, dated May 29, 2014 (included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.2	Form of proxy card for special meeting for shareholders of Houston City Bancshares, Inc.*

*	Filed herewith.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(g) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McKinney, Texas, on July 22, 2014.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman and Chief Executive Officer

Power of Attorney

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David R. Brooks, Daniel W. Brooks and Torry Berntsen with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints David R. Brooks, Daniel W. Brooks and Torry Berntsen with full power of substitution, attorney-in-fact to sign any and all amendments (including post-effective amendments and any related registration statement pursuant to Rule 462(b) under the Securities Act) hereto to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith and we do hereby ratify and confirm that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Brooks David R. Brooks	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2014

/s/ Michelle S. Hickox Michelle S. Hickox	Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 22, 2014

/s/ Torry Berntsen Torry Berntsen	President, Chief Operating Officer and Director	July 22, 2014

/s/ Daniel W. Brooks Daniel W. Brooks	Vice Chairman, Chief Risk Officer and Director	July 22, 2014

/s/ James D. Stein James D. Stein	Vice Chairman, Houston Region Chief Executive Officer and Director	July 22, 2014

/s/ M. Brian Aynesworth M. Brian Aynesworth	Director	July 22, 2014

Signature	Title	Date

/s/ Douglas A. Cifu Douglas A. Cifu	Director	July 22, 2014

/s/ William E. Fair William E. Fair	Director	July 22, 2014

/s/ Craig E. Holmes Craig E. Holmes	Director	July 22, 2014

/s/ J. Webb Jennings III J. Webb Jennings III	Director	July 22, 2014

/s/ Donald L. Poarch Donald L. Poarch	Director	July 22, 2014

/s/ Jack M. Radke Jack M. Radke	Director	July 22, 2014

/s/ G. Stacy Smith G. Stacy Smith	Director	July 22, 2014

/s/ Michael T. Viola Michael T. Viola	Director	July 22, 2014

EXHIBIT LIST

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization, dated as of June 2, 2014, by and among the Registrant and Houston City Bancshares (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-186354) (the “Form S-1 Registration Statement”))

3.2	Certificate of Amendment to Amended and Restated Certificate of Formation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Form S-1 Registration Statement)

3.3	Third Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Form S-1 Registration Statement)

3.4	Certificate of Merger, dated January 2, 2014, of Live Oak Financial Corp. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627).

3.5	Certificate of Merger, dated April 15, 2014, of BOH Holdings, Inc. with and into Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-196627).

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4.1 to the Form S-1 Registration Statement)

4.2	Form of Common Stock Purchase Warrant, with schedules of differences (incorporated herein by reference to Exhibit 4.2 to the Form S-1 Registration Statement)

The other instruments defining the rights of holders of the long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Registrant hereby agrees to furnish copies of these instruments to the Securities and Exchange Commission upon request.

5.1	Form of Opinion of Andrews Kurth LLP regarding the legality of the securities being registered*

8.1	Form of Opinion of Andrews Kurth LLP as to certain tax matters*

8.2	Form of Opinion of Harris Law Firm, PC as to certain tax matters*

10.1	Loan and Subordinated Debenture Purchase Agreement, dated December 23, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.1 to the Form S-1 Registration Statement)

10.2	Term Promissory Note, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $12,000,000 (incorporated herein by reference to Exhibit 10.2 to the Form S-1 Registration Statement)

10.3	Subordinated Debenture, dated December 24, 2008, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $4,500,000 (incorporated herein by reference to Exhibit 10.3 to the Form S-1 Registration Statement)

10.4	Pledge and Security Agreement, dated December 24, 2008, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.4 to the Form S-1 Registration Statement)

10.5	Letter Loan Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.5 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.6	Promissory Note, dated March 15, 2012, by Independent Bank Group, Inc. payable to TIB The Independent BankersBank in the original principal amount of $7,000,000 (incorporated herein by reference to Exhibit 10.6 to the Form S-1 Registration Statement)

10.7	Pledge Agreement, dated March 15, 2012, between Independent Bank Group, Inc. and TIB The Independent BankersBank (incorporated herein by reference to Exhibit 10.7 to the Form S-1 Registration Statement)

10.8	Loan Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.8 to the Form S-1 Registration Statement)

10.9	Commercial Promissory Note, dated June 28, 2011, by IBG Adriatica Holdings, Inc. payable to First United Bank and Trust Company in the original principal amount of $12,187,500 (incorporated herein by reference to Exhibit 10.9 to the Form S-1 Registration Statement)

10.10	Security Agreement, dated June 28, 2011, between IBG Adriatica Holdings, Inc. and First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.10 to the Form S-1 Registration Statement)

10.11	Commercial Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents, dated July 29, 2011, by IBG Adriatica Holdings, Inc. for the benefit of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.11 to the Form S-1 Registration Statement)

10.12	Commercial Guaranty Agreement, dated June 28, 2011, by Independent Bank Group, Inc. in favor of First United Bank and Trust Company (incorporated herein by reference to Exhibit 10.12 to the Form S-1 Registration Statement)

10.13	Loan Purchase and Sale Agreement between IBG Adriatica Holdings, Inc., as assignee of Independent Bank Group, Inc., and First United Bank and Trust Company, as amended (incorporated herein by reference to Exhibit 10.13 to the Form S-1 Registration Statement)

10.14	Real Estate Acquisition and Option Agreement, dated the December 22, 2011, between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. (incorporated herein by reference to Exhibit 10.14 to the Form S-1 Registration Statement)

10.15	Real Estate Acquisition Agreement, dated November 15, 2012, between IBG Adriatica Holdings, Inc. and Himalayan St. Paul’s Square Holdings, LLC (incorporated herein by reference to Exhibit 10.15 to the Form S-1 Registration Statement)

10.16	Real Estate Acquisition Agreements by and between IBG Adriatica Holdings, Inc. and Himalayan Ventures, L.P. dated December 5, 2013 (incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-193373) (the “BOH Registration Statement”)).

10.17	Form of Indemnification Agreement for directors and officers (incorporated herein by reference to Exhibit 10.16 to the Form S-1 Registration Statement)

10.18	Form of S-Corporation Revocation, Tax Allocation and Indemnification Agreement (incorporated herein by reference to Exhibit 10.17 to the Form S-1 Registration Statement)

10.19	2005 Stock Grant Plan, with form of Notice of Grant Letter Agreement, as amended, and related Form of Notice of Grant Letter Agreement relating to the written compensation contracts (incorporated herein by reference to Exhibit 10.18 to the Form S-1 Registration Statement)

10.20	2012 Stock Grant Plan, with form of Notice of Grant Letter Agreement (incorporated herein by reference to Exhibit 10.19 to the Form S-1 Registration Statement)

Exhibit Number	Description

10.21	2013 Equity Incentive Plan, with form of Restricted Stock Award Agreement (incorporated herein by reference to Exhibit 10.20 to the Form S-1 Registration Statement)

10.22	Agreement and Plan of Reorganization, dated December 22, 2011, between Independent Bank Group, Inc. and I Bank Holding Company, Inc. (incorporated herein by reference to Exhibit 10.21 to the Form S-1 Registration Statement)

10.23	Agreement and Plan of Reorganization, dated July 2, 2012, between Independent Bank Group, Inc. and The Community Group, Inc. (incorporated herein by reference to Exhibit 10.22 to the Form S-1 Registration Statement)

10.24	Purchase and Assumption Agreement, dated January 13, 2009, between Independent Bank and First State Bank (incorporated herein by reference to Exhibit 10.23 to the Form S-1 Registration Statement)

10.25	Purchase and Assumption Agreement, dated June 29, 2012, between Independent Bank and Citizens National Bank (incorporated herein by reference to Exhibit 10.24 to the Form S-1 Registration Statement)

10.26	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Collin Bank dated as of July 18, 2013 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-190946))

10.27	Agreement and Plan of Reorganization by and between Independent Bank Group, Inc. and Live Oak Financial Corp. dated as of August 22, 2013 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-191670))

10.28	Employment Agreement, dated November 21, 2013, between Independent Bank Group, Inc. and James D. Stein, including related Restricted Stock Grant (incorporated herein by reference to Exhibit 10.28 to the BOH Registration Statement).

10.29	Subordinated Debt Indenture, dated as of June 25, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Amendment No. 1 to the Registration Statement on Form S-3, dated June 25, 2014 (Registration No. 333-196627) (the “Form S-3 Registration Statement”)).

10.30	First Supplemental Indenture, dated as of July 17, 2014, between Independent Bank Group, Inc. and Wells Fargo Bank Shareowner Services, in its capacity as Indenture Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014).

10.31	Credit Agreement, dated as of June 4, 2014, between Independent Bank Group, Inc. and U.S. Bank National Association (incorporated herein by reference to Exhibit 10.14 to the Form S-3 Registration Statement).

10.32	Amendment No. 1 to the Credit Agreement, dated July 14, 2014, between Independent Bank Group, Inc. and U.S. Bank National Association (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, dated July 17, 2014).

21.1	Subsidiaries of Independent Bank Group, Inc. (incorporated herein by reference to Exhibit 21.1 to the BOH Registration Statement).

23.1	Consent of McGladrey LLP, independent registered public accounting firm of the Registrant*

23.2	Consent of Harper & Pearson Company, P.C., independent public accounting firm of BOH Holdings, Inc.*

23.3	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

Exhibit Number	Description

23.4	Consent of Hovde Group, LLC*

23.5	Consent of Andrews Kurth LLP, to be included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.6	Consent of Harris Law Firm, PC, to be included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Opinion of Hovde Group, LLC, dated May 29, 2014 (included as Appendix B to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

99.2	Form of proxy card for special meeting for shareholders of Houston City Bancshares, Inc.*

*	Filed herewith